As filed with the Securities and Exchange Commission on August 24, 1995
                                                       Registration No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        FEDERATED DEPARTMENT STORES, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                   5311                    13-3324058
          (State or            (Primary Standard                (I.R.S.
          other jurisdiction   Industrial Classification        Employer
          of incorporation     Code Number)                     Identification
          or organization)                                      Number)

                              151 West 34th Street
                            New York, New York  10001
                                 (212) 494-3956
                                       and
                              7 West Seventh Street
                             Cincinnati, Ohio  45202
                                 (513) 579-7000
   (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                            Dennis J. Broderick, Esq.
              Senior Vice President, General Counsel and Secretary
                        Federated Department Stores, Inc.
                              7 West Seventh Street
                             Cincinnati, Ohio  45202
                                 (513) 579-7000
 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                               __________________
                                   Copies to:
           Robert A. Profusek,               William A. Groll, Esq.
                  Esq.                      James E. Millstein, Esq.
          Mark E. Betzen, Esq.              Cleary, Gottlieb, Steen
          Jones, Day, Reavis &                     & Hamilton
                  Pogue                        One Liberty Plaza
          599 Lexington Avenue                 New York, New York
           New York, New York                        10006
                  10022                          (212) 225-2000
             (212) 326-3939

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger of a wholly owned subsidiary of Federated Department Stores, Inc. ("Federated") with and into Broadway Stores, Inc. ("Broadway") pursuant to the Agreement and Plan of Merger filed as Exhibit 2.1 hereto (the "Merger Agreement") have been satisfied or waived.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                             CALCULATION OF REGISTRATION FEE

                                       Proposed      Proposed
                                        Maximum       Maximum
 Title of each Class of                Offering      Aggregate    Amount of
    Securities to be     Amount to be    Price       Offering    Registration
       Registered         Registered   Per Share       Price         Fee

Common Stock, par value   18,166,082  $26.74(3)   $485,761,033(3) $167,503.81(4)
$.01 per share (1)  . .   shares (2)

(1)Includes associated share purchase rights to be issued pursuant to the Rights Agreement filed as Exhibit 4.1 hereto.
(2)The number of shares of Common Stock, par value $.01 per share, of Federated ("Federated Common Stock") to be registered has been determined based on the estimated maximum number of shares of Federated Common Stock to be issued in exchange for shares of Common Stock, par value $.01 per share, of Broadway ("Broadway Common Stock"), in the merger of a wholly owned subsidiary of Federated with and into Broadway (the "Merger"), upon exercise or conversion of certain options, warrants, and convertible debt securities of Broadway following the Merger, and pursuant to Broadway's plan of reorganization following the Merger, all as contemplated by the Merger Agreement.
(3)Estimated pursuant to 457(f) under the Securities Act of 1933, as amended (the "Securities Act"), based on the market value of shares of Broadway Common Stock ($7.21875, which is the average of the high and low sale prices of shares of Broadway Common Stock on the Composite Tape of the New York Stock Exchange, Inc. on August 23, 1995) and the conversion ratio of 0.27 shares of Federated Common Stock for each share of Broadway Common Stock provided for in the Merger Agreement.
(4)The registration fee for all securities registered hereby, $167,503.81 has been calculated pursuant to Section 6(b) of the Securities Act and Rule 457 thereunder as follows: 1/29th of one percent of the product of $26.74 (the proposed maximum offering price per share estimated pursuant to Section 457(f) under the Securities Act as described in Note 3 above) multiplied by 18,166,082 (the estimated maximum number of shares of Federated Common Stock to be issued as contemplated by the Merger Agreement).
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.
================================================================================

                              CROSS-REFERENCE SHEET
                     Pursuant to Item 501 of Regulation S-K

Item Number and Caption                 Location in Prospectus
-----------------------                 ----------------------

                     A.   Information About the Transaction

1. Forepart of Registration Statement
   and Outside Front Cover Page of
   Prospectus....................   Outside Front Cover Page of Proxy
                                    Statement/Prospectus

2. Inside Front and Outside Back
   Cover Pages of Prospectus  . .   Inside Front Cover Page of Proxy
                                    Statement/Prospectus; Table of Contents

3. Risk Factors, Ratio of Earnings
   to Fixed Charges, and Other
   Information. . . . . . . . ..    "Summary"; "Risk Factors"

4. Terms of the Transaction   . .   "Summary"; "The  Merger"; "Capital Stock  of
                                    Federated";  "Certain  Federal   Income  Tax
                                    Consequences"

5. Pro Forma Financial Information "Summary"; "Unaudited Pro Forma Financial
                                    Information of Federated"

6. Material Contacts with the
   Company Being Acquired. . . .   "The Merger -- Negotiations Relating to  the
                                    Merger"

7. Additional Information Required
   for Reoffering by Persons and
   Parties Deemed to Be
   Underwriters . .  . . .  . . .   Not Applicable

8. Interests of Named Experts and
   Counsel . . . . . . . . . . .    Not Applicable

9. Disclosure of Commission
   Position on Indemnification for
   Securities Act Liabilities . .   Not Applicable

                      B.   Information About the Registrant

10.Information with Respect to
   S-3 Registrants  . .  . . .       "Available Information"; "Incorporation
                                     of Certain Documents by Reference"
11.Incorporation of Certain
   Information by Reference . . .   "Available  Information"; "Incorporation  of
                                    Certain Documents by Reference"

12.Information with Respect to
    S-2 or S-3 Registrants. . . .   Not Applicable

13.Incorporation of Certain
   Information by Reference . . .   Not Applicable

14.Information With Respect to
   Registrants Other Than S-3 or
   S-2 Registrants. .  . . .  . .   Not Applicable

                C.   Information About the Company Being Acquired

15.Information with Respect to S-3
   Companies. .  . .  . . . .  .   "Available Information"; "Incorporation of
                                    Certain Documents by Reference"

16. Information with Respect to S-2
   or S-3 Companies   . . . . . .   Not Applicable

                              CROSS-REFERENCE SHEET
                     Pursuant to Item 501 of Regulation S-K

Item Number and Caption                 Location in Prospectus
-----------------------                 ----------------------

17.Information with Respect to
   Companies Other Than S-3 or
   S-2 Companies.  . . .  . .  .    Not Applicable


                     D.   Voting and Management Information

18.Information if Proxies,
   Consents, or
   Authorizations are
   to be Solicited . . . . . . . . "Summary"; "The Special Meeting"; "The
                                    Merger -- Appraisal Rights"

19.Information if Proxies, Consents,
   or Authorizations are not to be
   Solicited, or in an Exchange
   Offer. . . . . . . . . . . . .   Not Applicable

     Preliminary Copy -- For the Information of the Securities and Exchange
                                 Commission Only

                              BROADWAY STORES, INC.
                             3880 North Mission Road
                         Los Angeles, California  90031
                                                             __________ __, 1995
To the Stockholders:

     You are invited to attend the Special Meeting of the Stockholders of Broadway Stores, Inc. ("Broadway") to be held on __________, ____________ __, 1995, at 9:00 a.m., Eastern Time, at ______________________, New York, New York
(including any postponement or adjournment thereof, the "Special Meeting").

     At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of August 14, 1995 (the "Merger Agreement"), by and among Broadway, Federated Department Stores, Inc. ("Federated"), and a wholly owned subsidiary of Federated. Subject to the provisions of the Merger Agreement, the Federated subsidiary will be merged with and into Broadway (the "Merger"), with Broadway being the surviving corporation in the Merger (as such, the "Surviving Company"). Following the Merger, the Surviving Company will be a subsidiary of Federated. At the effective time of the Merger (the "Effective Time"), among other things, (i) each then-outstanding share of Common Stock of Broadway ("Broadway Common Stock") not owned directly or indirectly by Federated will be converted into the right to receive 0.27 shares (the "Conversion Rate") of Common Stock of Federated ("Federated Common Stock") and (ii) each then-outstanding share of Series A Preferred Stock of Broadway ("Broadway Preferred Stock") will be converted into the right to receive Series A Preferred Stock of the Surviving Company ("Surviving Company Preferred Stock") having rights and preferences substantially identical to the rights and preferences of the Broadway Preferred Stock (except that the warrants for which the Surviving Company Preferred Stock will be exchangeable will be exercisable to purchase Federated Common Stock rather than Broadway Common Stock).

     Each warrant or option to purchase shares of Broadway Common Stock that is outstanding immediately prior to the Effective Time will become a warrant or an option, as the case may be, to purchase, at an aggregate purchase price equal to the aggregate price that would have been payable upon the exercise thereof immediately prior to the Effective Time, a number of shares of Federated Common Stock equal to the product of (i) the number of shares subject to such warrant or option immediately prior to the Effective Time and (ii) the Conversion Rate. For example, a warrant that is exercisable immediately prior to the Effective Time to purchase 100 shares of Broadway Common Stock at a purchase price of $17.00 per share will be exercisable immediately after the Effective Time to purchase 27 shares of Federated Common Stock at an aggregate purchase price of $1,700.00 (or $62.96 per share). The conversion rights under Broadway's 6-1/4% Convertible Senior Subordinated Notes due 2000 will be similarly adjusted.

     Please read carefully the accompanying Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus for additional information regarding the Merger and related matters.

     The affirmative vote of the holders representing a majority of the combined voting power of the outstanding shares of Broadway Common Stock and Broadway Preferred Stock entitled to vote thereon, voting together as a single class, is required to adopt the Merger Agreement. BROADWAY'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF BROADWAY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

     Pursuant to the Stock Agreement described in the accompanying Proxy Statement/Prospectus, Zell/Chilmark Fund, L.P., which owns beneficially shares of Broadway Common Stock having a majority of the combined voting power of the outstanding Broadway Common Stock and Broadway Preferred Stock, has agreed to vote such shares in favor of the adoption of the Merger Agreement and has granted to Federated an option to purchase such shares. Accordingly, the adoption of the Merger Agreement by the requisite vote of the Broadway stockholders is expected to occur irrespective of whether or the manner in which other Broadway stockholders vote their shares.

     Whether or not you plan to attend the Special Meeting, please complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

     Please do not send your stock certificates with your proxy card. Following the adoption of the Merger Agreement by Broadway stockholders and the satisfaction or waiver of all other conditions to the Merger, you will receive a transmittal form and instructions for the surrender and exchange of your shares.

                              Sincerely,


                              David L. Dworkin
                              President and Chief Executive Officer

   Preliminary Copy -- For the Information of the Securities and Exchange
                               Commission Only


                                BROADWAY STORES, INC.
                               3880 North Mission Road
                            Los Angeles, California  90031



                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON           , 1995
                                          ----------



          To the Stockholders:

               Notice is hereby given that a Special Meeting of the Stockholders of Broadway Stores, Inc. ("Broadway") is to be held on ____________, __________ __, 1995, at 9:00 a.m., Eastern Time,
          at ___________________, New York, New York (including any postponement or adjournment thereof, the "Special Meeting") for the following purposes:

                    1. To consider and vote upon the adoption of an Agreement and Plan of Merger, dated as of August 14, 1995 (the "Merger Agreement"), among Broadway, Federated Department Stores, Inc. ("Federated"), and a wholly owned subsidiary of Federated. The Merger Agreement and the terms of the merger of the Federated subsidiary with and into Broadway provided for therein are described in detail in the accompanying materials. (See "The Merger" in the accompanying Proxy Statement/Prospectus.)

                    2. To act upon such other matters as may properly come before the Special Meeting.

          Please read carefully the accompanying Proxy Statement/ Prospectus. A copy of the Merger Agreement is attached as Appendix A thereto. The Proxy Statement/Prospectus and the Appendices thereto form a part of this Notice.

               Only stockholders of record at the close of business on __________ __, 1995 (the "Record Date") are entitled to notice of and to vote at the Special Meeting.

               Under  Delaware  law, appraisal  rights  are unavailable  to holders of common stock of Broadway. See "The Merger--Appraisal Rights--Absence of Appraisal Rights for Broadway Common Stock" in the accompanying Proxy Statement/Prospectus. Under Delaware law, appraisal rights will be available to holders of preferred stock of Broadway. In order for holders of preferred stock of Broadway to exercise such appraisal rights, they must follow the procedures prescribed by Delaware law, which are summarized in "The Merger--Appraisal Rights--Appraisal Rights for Broadway Preferred Stock" in the accompanying Proxy Statement/Prospectus.


                                         By Order of the Board of Directors


                                         George C. Touras
                                         Secretary
          Los Angeles, California
          __________ __, 1995

        Preliminary Copy -- For the Information of the Securities and Exchange
                                    Commission Only

                     Subject to Completion, Dated August 24, 1995


                                   PROXY STATEMENT
                                          of
                                BROADWAY STORES, INC.

                                         and

                                      PROSPECTUS
                                          of
                          FEDERATED DEPARTMENT STORES, INC.



           This Proxy Statement/Prospectus is furnished in connection with the solicitation, by and on behalf of the Board of Directors of Broadway Stores, Inc. ("Broadway") of proxies for use at the Special Meeting of Stockholders of Broadway to be held at __________________, New York, New York, at 9:00 a.m., Eastern Time, on _________, ___________ __, 1995
      (including any postponements or adjournments thereof, the "Special Meeting"). This Proxy Statement/Prospectus, the Notice of Special Meeting of Stockholders, and the accompanying proxy card are first being sent to holders of shares of Common Stock, par value $.01 per share ("Broadway Common Stock"), and shares of Series A Preferred Stock, par value $.01 per share ("Broadway Preferred Stock"), of Broadway on or about ___________ __, 1995.


           At the Special Meeting, holders of record of shares of Broadway Common Stock and Broadway Preferred Stock as of the close of business on ___________ __, 1995 (the "Record Date") will consider and vote upon the adoption of an Agreement and Plan of Merger, dated as of August 14, 1995 (the "Merger Agreement"), by and among Broadway, Federated Department Stores, Inc. ("Federated"), and a wholly owned subsidiary of Federated ("Newco"). See "The Merger" for a description of the Merger Agreement and the merger of Newco with and into Broadway provided for therein (the "Merger").


           This Proxy Statement/Prospectus also constitutes the Prospectus of Federated included in a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of shares of Common Stock, par value $.01 per share, of Federated ("Federated Common Stock") in connection with the Merger. All information concerning Broadway contained in this Proxy Statement/ Prospectus has been furnished by Broadway and all information concerning Federated contained in this Proxy Statement/Prospectus has been furnished by Federated.


           See "Risk Factors" for a discussion of certain risks of ownership of Federated Common Stock or Surviving Company Preferred Stock (as hereinafter defined) that you should consider in determining whether to vote to adopt the Merger Agreement.

      THE SHARES OF FEDERATED COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED
         BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
             PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




         The date of this Proxy Statement/Prospectus is ___________ __, 1995.

               No persons have  been authorized to give  any information or to make any representations other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by Federated, Broadway, or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Federated or Broadway since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                                AVAILABLE INFORMATION

               Each of Federated and Broadway is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports, proxy statements, and other information also can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements, and other information relating to Federated and Broadway may also be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE") at 20 Broad Street, New York, New York 10005 and, with respect to Broadway only, at the offices of the Pacific Stock Exchange (the "PSE"), 301 Pine Street, San Francisco, California 94104.

               As permitted under the Securities Act and the Exchange Act, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information can be inspected and copied or obtained from the SEC in the manner described above. Statements contained in this Proxy Statement/Prospectus as to the contents of any other document referred to herein are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of such other document filed as an exhibit to the Registration Statement.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The  following documents which have  been filed by Federated with the SEC are hereby incorporated by reference in this Proxy Statement/Prospectus: (i) Annual Report on Form 10-K for the year ended January 28, 1995, (ii) Quarterly Report on Form 10-Q for the quarter ended April 29, 1995, and (iii) the description of the Federated Common Stock contained in Federated's Registration Statement on Form 8-A, dated December 9, 1994 (SEC File No. 1-13536) (collectively, together with all other documents and reports of Federated incorporated herein by reference, the "Federated Reports"). The following documents which have been filed by Broadway with the SEC are hereby incorporated by reference in this Proxy Statement/Prospectus:
          (i) Annual Report on Form 10-K for the year ended January 28, 1995, (ii) Quarterly Report on Form 10-Q for the quarter ended April 29, 1995, and (iii) Current Reports on Form 8-K, dated March 6, 1995 and June 29, 1995 (collectively, together with all other documents and reports of Broadway incorporated herein by reference, the "Broadway Reports").

               All documents and reports filed by either Federated or Broadway pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting are deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes of this Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

               This Proxy Statement/Prospectus incorporates by reference documents which are not presented herein or delivered herewith. These documents, other than exhibits to such documents, are available, without charge, to any person, including any beneficial owner of Broadway Common Stock or Broadway Preferred Stock, to whom this Proxy Statement/Prospectus is delivered, on written or oral request, to: in the case of documents relating to Federated, Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202: Attention: Susan Robinson (telephone number (513) 579-7780); and, in the case of documents relating to Broadway, Broadway Stores, Inc., 3880 North Mission Road, Los Angeles, California 90031: Attention: George C. Touras (telephone number (213) 227-2000). In order to ensure timely delivery of the documents, any request should be made by _________________ __, 1995.

                                  TABLE OF CONTENTS


                                                                       Page
                                                                       ----

          AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . .  ii
          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . .  ii
          SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
          THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . .  16
             General  . . . . . . . . . . . . . . . . . . . . . . . . .  16
             Voting at the Special Meeting  . . . . . . . . . . . . . .  16
             Proxies  . . . . . . . . . . . . . . . . . . . . . . . . .  17
          RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . .  17
             Business Factors and Competitive Conditions  . . . . . . .  17
             Seasonal Nature of the Department Store Business . . . . .  18
             Leverage; Restrictive Covenants  . . . . . . . . . . . . .  18
             Security Interests . . . . . . . . . . . . . . . . . . . .  18
             Dividend Policies; Restrictions on Payment of Dividends . 18 Noncomparability of Historical Financial Information;
               Consolidation of Businesses  . . . . . . . . . . . . . .  18
             Assumptions Regarding Value of Broadway's Assets . . . . .  19
             Market Risk; Certain Investment Limitations  . . . . . . .  19
             Certain Taxation Matters . . . . . . . . . . . . . . . . .  19
             Certain Provisions of Federated's Certificate of
               Incorporation, By-Laws, and other Agreements . . . . . .  20
          THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . .  20
             Broadway . . . . . . . . . . . . . . . . . . . . . . . . .  20
             Federated  . . . . . . . . . . . . . . . . . . . . . . . .  20
          RECENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . .  20
          THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . .  21
             Negotiations Relating to the Merger  . . . . . . . . . . .  21
             Broadway's Reasons for the Merger  . . . . . . . . . . . .  23
             Federated's Reasons for the Merger . . . . . . . . . . . .  24
             Opinions of Broadway's Financial Advisors  . . . . . . . .  25
             The Merger Agreement . . . . . . . . . . . . . . . . . . .  32
             Conditions . . . . . . . . . . . . . . . . . . . . . . . .  40
             Termination  . . . . . . . . . . . . . . . . . . . . . . .  41
             Registration Rights Agreement  . . . . . . . . . . . . . .  44
             Certain Federal Income Tax Consequences  . . . . . . . . .  47
             Interests of Certain Persons in the Merger . . . . . . . .  48
             Regulatory Approvals . . . . . . . . . . . . . . . . . . .  50
             Appraisal Rights . . . . . . . . . . . . . . . . . . . . .  50
          OTHER AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . .  52
             The Stock Agreement  . . . . . . . . . . . . . . . . . . .  52
             The Prudential Agreement . . . . . . . . . . . . . . . . .  54
             The Broadway Working Capital Amendment . . . . . . . . . .  55
          PRO FORMA CAPITALIZATION OF FEDERATED . . . . . . . . . . . .  56
          UNAUDITED PRO FORMA FINANCIAL INFORMATION OF FEDERATED  . . .  59
          DESCRIPTION OF BROADWAY CAPITAL STOCK . . . . . . . . . . . .  69
             Authorized Capital Stock . . . . . . . . . . . . . . . . .  69
             Common Stock . . . . . . . . . . . . . . . . . . . . . . .  69
             Preferred Stock  . . . . . . . . . . . . . . . . . . . . .  69
             Broadway Preferred Stock . . . . . . . . . . . . . . . . .  69

                              TABLE OF CONTENTS (CONT'D)

                                                                       Page
                                                                       ----


          DESCRIPTION OF FEDERATED CAPITAL STOCK  . . . . . . . . . . .  71
             Authorized Capital Stock . . . . . . . . . . . . . . . . .  71
             Common Stock . . . . . . . . . . . . . . . . . . . . . . .  71
             Preferred Stock  . . . . . . . . . . . . . . . . . . . . .  71
             Preferred Share Purchase Rights  . . . . . . . . . . . . .  72
             Certain Corporate Governance Matters . . . . . . . . . . .  76
          DESCRIPTION OF SURVIVING COMPANY CAPITAL STOCK  . . . . . . .  79
             Authorized Capital Stock . . . . . . . . . . . . . . . . .  79
             Common Stock . . . . . . . . . . . . . . . . . . . . . . .  79
             Preferred Stock  . . . . . . . . . . . . . . . . . . . . .  79
          COMPARISON OF STOCKHOLDERS' RIGHTS  . . . . . . . . . . . . .  81
             Certain  Differences in Rights of Holders of Broadway Common
               Stock and Federated Common Stock . . . . . . . . . . . .  81
             Certain Differences in Rights of Holders of Broadway
               Preferred Stock and Surviving Company Preferred Stock  .  84
          LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . .  85
          EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
          PROPOSALS BY BROADWAY STOCKHOLDERS  . . . . . . . . . . . . .  85
          OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . .  85



          APPENDIX A -- Merger Agreement . . . . . . . . . . . . . . . . A-1
          APPENDIX B -- Merrill Lynch Opinion  . . . . . . . . . . . . . B-1
          APPENDIX C -- Salomon Brothers Opinion . . . . . . . . . . . . C-1
          APPENDIX D -- Form of Surviving Company Certificate of
           Incorporation . . . . . . . . . . . . . . . . . . . . . . . . D-1
          APPENDIX E -- Form of Surviving Company By-Laws  . . . . . . . E-1
          APPENDIX F -- Text  of Delaware General Corporation Law Section
           262 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

                                       SUMMARY

               The following is a summary of certain information contained in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/ Prospectus and the attached Appendices, all of which should be reviewed carefully. As required by the context, references in this Proxy Statement/Prospectus to "Federated," "Broadway," or the "Surviving Company" should be construed as references to Federated, Broadway, or the Surviving Company, as the case may be, together with their respective predecessors and subsidiaries, and references to "fiscal" years are references to fiscal years of Broadway or Federated, as the case may be, which (except as otherwise indicated) end on the Saturday nearest January 31 of the next following calendar year.


                                     The Parties

               Broadway. Broadway is an operator of department stores in a competitive retail market, with consolidated net sales (including licensed department sales) of $2.1 billion for fiscal year 1994. As of April 29, 1995, Broadway operated 83 stores in five states under the names The Broadway, Emporium, and Weinstocks. See "The Parties--Broadway." The mailing address of Broadway's principal executive offices is 3880 North Mission Road, Los Angeles, California 90031, and its telephone number is (213) 227-2000.

               Federated. Federated is an operator of department stores in a competitive retail market, with consolidated net sales (including leased department sales) of $8.3 billion for fiscal year 1994 ($13.9 billion, giving pro forma effect for all of fiscal year 1994 to Federated's acquisition on December 19, 1994 of R.H. Macy & Co., Inc. ("Macy's")). As of April 29, 1995, Federated operated 354 department stores in 31 states under the names Bloomingdale's, The Bon Marche, Bullock's, Burdines, Goldsmith's, Jordan Marsh, Lazarus, Macy's, Rich's, and Stern's, and also conducted certain other operations. See "The Parties-- Federated." The mailing addresses of Federated's principal executive offices are 151 West 34th Street, New York, New York 10001, telephone number (212) 494-4356, and 7 West Seventh Street, Cincinnati, Ohio 45202, telephone number (513) 579-7000. Newco is a wholly owned subsidiary of Federated formed by Federated solely for the purpose of effecting the Merger.

                                 The Special Meeting

               Time, Date, and Place. The Special Meeting will be held on __________, __________ __, 1995, at 9:00 a.m., Eastern Time, at
          ____________________, New York, New York.

               Purpose. The purpose of the Special Meeting is for Broadway's stockholders to consider and vote upon the adoption of the Merger Agreement and such other matters as may properly come before the Special Meeting. See "The Special Meeting -- General."

               Record Date; Shares Entitled to Vote. At the Special Meeting, Broadway's stockholders will be entitled to one vote for each outstanding share of Broadway Common Stock or Broadway Preferred Stock held of record as of the close of business on the Record Date. As of the Record Date, there were ___________
          shares of Broadway Common Stock and ___________ shares of Broadway Preferred Stock outstanding and entitled to vote at the Special Meeting, and there were approximately ______ holders of record of Broadway Common Stock and approximately ______ holders of record of Broadway Preferred Stock. See "The Special Meeting -- Voting at the Special Meeting."

               Required Vote. The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Broadway Common Stock and Broadway Preferred Stock entitled to vote thereon, voting together as a single class, is required for the adoption of the Merger Agreement. As of the Record Date, directors and executive officers of Broadway and their affiliates owned beneficially, in the aggregate, approximately _____% of the combined voting power of the outstanding shares of Broadway
          Common Stock and Broadway Preferred Stock. Zell/Chilmark Fund, L.P. ("Zell/Chilmark"), the beneficial owner of approximately 53._% of the combined voting power of the shares entitled to vote at the Special Meeting, has entered into an agreement with Federated pursuant to which Zell/Chilmark agreed to vote such shares for the adoption of the Merger Agreement and granted to Federated the right to purchase those shares at the Conversion Rate provided in the Merger Agreement. See "Other Agreements -- The Stock Agreement." Accordingly, the adoption of the Merger Agreement by the requisite vote of Broadway stockholders is expected to occur irrespective of whether or the manner in which other Broadway stockholders vote their shares.

               Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Special Meeting. A proxy may be revoked by filing with the Secretary of Broadway prior to the voting of the proxy either a written instrument revoking the proxy or an executed later dated proxy, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not, in itself, constitute the revocation of a proxy. See "The Special Meeting -
          - Proxies."

                                      The Merger

               General. On the terms and subject to the conditions set forth in the Merger Agreement, Newco will be merged with and into Broadway, with Broadway being the surviving corporation in the Merger (as such, the "Surviving Company"). At the effective time of the Merger (the "Effective Time"): (i) each then-outstanding share of Broadway Common Stock (other than any shares held in the treasury of Broadway, by any of its subsidiaries, or directly or indirectly by Federated, which shares will be cancelled) will be converted into the right to receive 0.27 shares of Federated Common Stock (the "Conversion Rate"), (ii) each then-outstanding share of Broadway Preferred Stock (other than any shares held in the treasury of Broadway, by any of its subsidiaries, or directly or indirectly by Federated, which shares will be cancelled) will be converted into the right to receive one one-thousandth of a share of Series A Preferred Stock of the Surviving Company ("Surviving Company Preferred Stock"), which fractional share will have rights and preferences designed to be substantially identical to the rights and preferences of one full share of Broadway Preferred Stock (except that each of the 1,000 warrants for which each share of Surviving Company Preferred Stock will be exchangeable will be exercisable to purchase 0.27 shares of Federated Common Stock rather than one share of Broadway Common Stock), and (iii) each then-outstanding share of Common Stock of Newco will be converted into 370.44 shares of Common Stock of the Surviving Company ("Surviving Company Common Stock"). For a description of the principal differences between the rights of holders of Broadway Common Stock and Broadway Preferred Stock, on the one hand, and Federated Common Stock and Surviving Company Preferred Stock, respectively, on the other, see "Comparison of Stockholders' Rights." Following the Merger, Federated will own all of the outstanding shares of Surviving Company Common Stock.

               Each warrant or option to purchase shares of Broadway Common Stock that is outstanding immediately prior to the Effective Time will become a warrant or an option, as the case may be, to purchase, at an aggregate purchase price equal to the aggregate price that would have been payable upon the exercise thereof immediately prior to the Effective Time, a number of shares of Federated Common Stock equal to the product of (i) the number of shares of Broadway Common Stock subject to such warrant or option immediately prior to the Effective Time and (ii) the Conversion Rate. The conversion rights under Broadway's 6-1/4% Convertible Senior Subordinated Notes due 2000 will be similarly adjusted.

               Each share of Federated Common Stock issued in connection with the Merger (including, unless the rights are earlier redeemed, shares issued upon any subsequent exercise of options or warrants or conversion of convertible notes) will be accompanied by one right to purchase additional shares of capital stock of Federated in certain circumstances involving an effort by a third party to acquire Federated or a substantial equity interest therein. See "Description of Federated Capital Stock -- Preferred Share Purchase Rights."

               Fractional Shares. No fractional shares of Federated Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of Broadway Common Stock who otherwise would be entitled to receive a fractional share of Federated Common Stock pursuant to the Merger will be paid an amount in cash (without interest), rounded to the nearest cent, equal to the product of (i) the fraction of a share of Federated Common Stock to which such holder would otherwise be entitled and
          (ii) the closing price of shares of Federated Common Stock on the NYSE on the date on which the Merger is consummated (the "Closing Date"). No fractional shares of Federated Common Stock will be issued upon the exercise of any warrants or options or upon the conversion of any convertible notes. In lieu of fractional shares otherwise issuable upon the exercise of warrants or the conversion of convertible notes, each holder thereof who would otherwise be entitled to receive a fractional share of Federated Common Stock will be paid an amount in cash based upon the current market price of Federated Common Stock on the trading day prior to the date of such exercise or conversion. No consideration will be paid on account of fractional shares otherwise issuable upon the exercise of options.

               Recommendation of Broadway's Board of Directors. Broadway's Board of Directors unanimously approved the Merger Agreement at a meeting held on August 14, 1995. Broadway's Board of Directors believes that the Merger is in the best interests of Broadway and its stockholders and unanimously recommends that stockholders vote FOR the adoption of the Merger Agreement.

               Opinions of Broadway's Financial Advisors. Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Salomon Brothers Inc ("Salomon Brothers") has delivered an opinion to the Board of Directors of Broadway stating that, as of the date of the Merger Agreement, the Conversion Rate was fair, from a financial point of view, to the holders of Broadway Common Stock (other than Federated and its affiliates). Copies of these opinions, which set forth certain assumptions, qualifications, and limitations, are attached as Appendices B and C, respectively, hereto and should be read in their entirety. See "The Merger -- Opinions of Broadway's Financial Advisors."

               Effective  Time of  the  Merger.    The Merger  will  become
          effective at the time that a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware. Subject to the provisions of the Merger Agreement, the parties will file the Certificate of Merger as soon as practicable after the requisite vote of the stockholders of Broadway is obtained and the various conditions to the Merger are satisfied or waived.

               Conditions to the Merger. The obligations of Federated and Broadway to consummate the Merger are conditioned upon, among other things, (i) adoption of the Merger Agreement by Broadway's stockholders; (ii) the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated; (iii) the absence of any order or injunction that prohibits the consummation of the transactions contemplated by the Merger Agreement; (iv) the Registration Statement having been declared effective by the SEC and not being subject to any stop order or proceeding seeking the same; (v) all consents, authorizations, orders, and approvals of any governmental authority required in connection with the Merger Agreement having been obtained, other than any such consents, authorizations, orders, or approvals which, if not obtained, would not have a material adverse effect on the business, financial condition, or results of operations of the Surviving Company; and (vi) the shares of Federated Common Stock to be issued in connection with the Merger having been authorized for listing on the NYSE upon official notice of issuance. See "The Merger -- Conditions."

               Governmental and Regulatory Matters.  In connection with the transactions contemplated by the Merger Agreement and the Stock Agreement, Broadway and Federated have made filings or applications with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act. Consummation of the Merger is conditioned upon, among other things, the expiration or termination of the waiting periods under the HSR Act. See "The Merger -- Regulatory Approvals" and "-- Conditions."

               Appraisal Rights. Under the Delaware General Corporation Law (the "DGCL"), appraisal rights are unavailable to holders of Broadway Common Stock. See "The Merger -- Appraisal Rights -- Absence of Appraisal Rights for Broadway Common Stock." Under the DGCL, appraisal rights are available to holders of Broadway Preferred Stock. In order for holders of Broadway Preferred Stock to exercise their appraisal rights, they must carefully follow the procedures prescribed by the DGCL, which procedures are summarized in "The Merger -- Appraisal Rights -- Appraisal Rights for Broadway Preferred Stock."

               Certain Federal Income Tax Consequences. For U.S. federal income tax purposes, it is anticipated that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, no gain or loss would be recognized by holders of Broadway Common Stock upon the conversion of their shares of Broadway Common Stock into shares of Federated Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Federated Common Stock. If the Merger does not so qualify, holders of Broadway Common Stock generally would recognize gain or loss in connection with the Merger. Whether or not the Merger qualifies as a reorganization under the Code, holders of Broadway Preferred Stock may recognize gain or loss upon the conversion of their Broadway Preferred Stock into Surviving Company Preferred Stock pursuant to the Merger. Special rules may apply to stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are tax exempt, who are foreign persons, who do not hold their Broadway stock as capital assets, or who acquired Broadway stock or options in connection with stock option or stock purchase plans or in other compensatory transactions. No ruling from the Internal Revenue Service (the "IRS") or opinion of tax counsel has been or will be sought concerning any of the federal income tax consequences of the Merger. For a discussion of these and other federal income tax considerations in connection with the

          Merger, see "The Merger -- Certain Federal Income Tax Consequences." Each holder of Broadway Common Stock or Broadway Preferred Stock should consult his or her own tax advisor regarding the tax consequences of the Merger in light of such holder's own situation, including the application and effect of any state, local, or foreign income and other tax laws.

               Accounting Treatment.   It is expected that  the Merger will
          be accounted for as an acquisition of Broadway by Federated, using the purchase method of accounting.

                                   Other Agreements

               The Stock Agreement. As a condition to its willingness to enter into the Merger Agreement, Federated required that, simultaneously with the execution thereof, Zell/Chilmark enter into an agreement (the "Stock Agreement") pursuant to which, among other things, Zell/Chilmark agreed to vote all of the shares of Broadway Common Stock owned by Zell/Chilmark (the "Z/C Shares") in favor of the adoption of the Merger Agreement and granted to Federated the right to purchase the Z/C Shares at the Conversion Rate provided in the Merger Agreement (the "Option"). See "Other Agreements -- The Stock Agreement."

               The Prudential Agreement. Federated, Federated Noteholding Corporation II ("FNC"), a wholly owned subsidiary of Federated, and The Prudential Insurance Company of America ("Prudential") have entered into an agreement (the "Prudential Agreement") providing for the purchase by FNC from Prudential of certain mortgage indebtedness of Broadway for consideration consisting of a promissory note of FNC in the principal amount of $221.1 million (subject to adjustment) and, at FNC's option, either $200.0 million in cash or a number of shares of Federated Common Stock determined in accordance with the Prudential Agreement. See "Other Agreements -- The Prudential Agreement."

               The Broadway Working Capital Amendment. Broadway and General Electric Capital Corporation ("GE Capital") entered into an amendment (the "Broadway Working Capital Amendment") to Broadway's working capital credit facility (the "Broadway Working Capital Facility") providing for, among other things, GE Capital's consent to the consummation of the Merger, an increase in Broadway's borrowing capacity under the Broadway Working Capital Facility, and the elimination or modification of certain financial covenants contained in the Broadway Working Capital Facility. In connection with the Broadway Working Capital
          Amendment, Federated and GE Capital entered into certain agreements pursuant to which Federated would be required in certain circumstances to purchase from GE Capital a last-out participation in the Broadway Working Capital Facility. See "Other Agreements -- The Broadway Working Capital Amendment."

               The Bank  of America  Agreement.   Broadway, Federated,  and
          Bank of America National Trust and Savings Association ("Bank of America") entered into a letter agreement (the "Bank of America Agreement") relating to certain mortgage indebtedness of Broadway (the "Bank of America Loan"), pursuant to which Bank of America consented, subject to certain conditions, to the consummation of the Merger. See "Other Agreements -- The Bank of America Agreement."

                       SUMMARY HISTORICAL FINANCIAL INFORMATION

             The following summary historical financial information of Federated and Broadway has been derived from the historical consolidated financial statements of Federated and Broadway
          incorporated  by  reference   herein,  and  should  be   read  in
          conjunction with such financial statements and the notes thereto.
          See  "Available   Information"  and  "Incorporation   of  Certain
          Documents by Reference."   The historical  financial data at  and
          for each fiscal year in the five-year period ended January 28, 1995 with respect to Federated and Broadway have been extracted from audited financial statements filed with the SEC. Historical financial data at and for the 13-week periods ended April 29, 1995 and April 30, 1994 with respect to Federated and Broadway have been extracted from unaudited financial statements filed with the SEC and, in the opinion of Federated's and Broadway's respective managements, include all adjustments, consisting only
          of   normal   recurring  adjustments,   necessary   for  a   fair
          presentation, in all material respects, of the results of operations and financial position at and for each of the interim periods presented.


                                                              SUMMARY HISTORICAL FINANCIAL INFORMATION OF FEDERATED

                                           13 Weeks   13 Weeks   Fiscal Year  Fiscal Year  Fiscal Year  Fiscal Year  Fiscal Year
                                             Ended      Ended       Ended        Ended        Ended       Ended         Ended
                                           April 29,  April 30,  January 28,  January 29,  January 30,  February 1,  February 2,
                                              1995      1994        1995        1994         1993         1992          1991
                                           ---------  ---------  -----------  -----------  -----------  -----------  -----------
(thousands, except per share data)
Statement of Operations Data (a):
  Net sales, including leased
        department sales..............    $2,988,006  $1,653,631  $8,315,877   $7,229,406   $7,079,941   $6,932,323   $7,141,983
                                          ----------  ----------  ----------   ----------   ----------   ----------   ----------
  Cost of Sales ......................     1,823,921   1,008,136   5,131,363    4,373,941    4,229,396    4,202,223    4,394,976
  Selling, general and
        administrative expenses.......     1,069,959     542,088   2,549,122    2,323,546    2,420,684    2,463,128    2,611,834
  Business integration and consultation
        expenses......................        83,322          --      85,867           --           --           --           --
                                          ----------  ----------  ----------   ----------   ----------   ----------   ----------
  Operating income....................        10,804     103,407     549,525      531,919      429,861      266,972      135,173
  lnterest expense (b)................      (109,501)    (56,363)   (262,115)    (213,544)    (258,211)    (504,257)    (639,527)
  Interest income.....................        11,949      11,024      43,874       49,405       60,357       67,260       83,585
                                          ----------  ----------  ----------   ----------   ----------   ----------   ----------
  Income (loss) before reorganization
        items, income taxes, extraordinary
        items and cumulative effect of
        change in accounting principle.      (86,748)     58,068     331,284      367,780      232,007     (170,025)    (420,769)
  Reorganization items (c)............            --          --          --           --           --   (1,679,936)    (127,032)
  Federal, state and local income tax
        (expense) benefit.............        29,749     (25,846)   (143,668)    (170,987)     (99,299)     613,989      276,355
  Extraordinary items (d).............            --          --          --       (3,545)     (19,699)   2,165,515           --
  Cumulative effect of change in
        accounting principle (e)......            --          --          --           --           --      (93,151)          --
                                          ----------  ----------  ----------   ----------   ----------   ----------   ----------
  Net income(loss)....................    $  (56,999) $   32,222  $  187,616   $  193,248   $  113,009   $  836,392   $ (271,446)
                                          ==========  ==========  ==========   ==========   ==========   ==========   ==========
Earnings (loss) per Share of
  Common Stock (f):

  Income (loss) before extraordinary
      items..........................     $     (.31) $      .25  $     1.41   $     1.56   $     1.19   $       --   $       --

  Net income (loss)..................           (.31)        .25        1.41         1.53         1.01           --           --

Average number of shares
  outstanding (f)....................        182,682     126,464     132,862      126,293      111,350           --           --
Balance Sheet Data (at period end)(a):
  Cash...............................     $  150,242  $  102,907  $  206,490   $  222,428  $   566,984   $1,002,482   $  453,560
  Working capital....................      2,521,597   1,935,626   2,478,376    1,967,569    2,227,336    1,923,812    1,957,037
  Total assets.......................     12,365,431   7,371,369  12,379,712    7,419,427    7,019,770    7,501,145    9,150,056
  Short-term debt....................        671,741     125,847     463,042       10,099       12,944      771,605      309,168
  Liabilities subject to settlement
    under reorganization proceedings.             --          --          --           --           --           --    6,475,129
  Long-term debt (including
          preferred shares)..........      4,526,191   2,683,233   4,529,220    2,786,724    2,809,757    3,176,687    1,361,778
  Shareholders' equity (deficit).....      3,584,869   2,313,693   3,639,610    2,278,244    2,074,980    1,454,132   (1,398,528)

-----------------------

(a)     As a result of Federated's emergence from bankruptcy and its adoption of fresh-start reporting as of February 1,
        1992, Federated's Consolidated Balance Sheets at and after February 1, 1992 and its Consolidated Statements of Operations for periods ended after February 1, 1992 are not comparable to the Consolidated  Financial Statements for prior periods and therefore are separated by a black line.

(b)     Excludes interest on unsecured prepetition indebtedness of $301,576,000 and $290,979,000, respectively, for fiscal years 1991 and 1990.
                                                                                    7

(c) Reflects the net expense incurred in connection with the chapter 11 reorganization of Federated and affiliated companies.

(d) The extraordinary items for fiscal years 1993 and 1992 were costs associated with the prepayment of certain Federated debt. The extraordinary item for fiscal year 1991 was a gain resulting from the discharge of prepetition claims pursuant to Federated's plan of reorganization.

(e) Reflects the cumulative effect of the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions," as of February 1, 1992.

(f) Per share and share data are not presented for periods during which there were no publicly held shares of Federated Common Stock.

                                                              SUMMARY HISTORICAL FINANCIAL INFORMATION OF BROADWAY


                                           13 Weeks   13 Weeks   Fiscal Year  Fiscal Year  Fiscal Year  Fiscal Year  Fiscal Year
                                             Ended      Ended       Ended        Ended        Ended       Ended         Ended
                                           April 29,  April 30,  January 28,  January 29,  January 30,  February 1,  February 2,
                                              1995      1994        1995         1994         1993          1992       1991 (1)
                                           ---------  ---------  -----------  -----------  -----------  -----------  -----------
(thousands, except per share data)
Statement of Operations Data:
Sales..............................       $ 423,911  $ 431,077   $2,086,804   $2,092,681  $2,137,847    $2,127,917   $1,318,565
Finance charge revenue.............          24,594     22,537       91,330       81,438      82,642        93,992       49,262
Cost of goods sold, including
 occupancy & buying costs..........         324,753    319,366    1,560,035    1,589,077   1,587,979     1,591,770      991,140
Selling, general and
 administrative expenses...........         135,915    129,695      554,405      551,098     561,610       559,886      335,381
Charge for non-recurring costs.....              --         --           --       45,000          --            --           --
Provision for consolidation
 program...........................              --         __           --           --          --            --       47,000
Gain on sale of Thalhimers.........              --         --           --           --          --            --      (30,000)
Other expenses (2).................              --         --           --           --          --            --           --
Interest expense, net..............          31,135     22,513      100,904       84,864      89,808       102,288       71,046
                                          ---------- ----------  -----------  ----------- -----------   -----------  -----------
Loss from continuing operations
 before reorganization costs
 and income taxes..................         (43,298)   (17,960)     (37,210)     (95,920)    (18,908)      (32,035)     (46,740)
Reorganization income (costs)......              --         --           --            --    884,131      (138,057)     (40,000)
                                          ---------- ----------  -----------  ----------- -----------   -----------  -----------
Pretax earnings (loss) from
 continuing operations.............         (43,298)   (17,960)     (37,210)     (95,920)    865,223      (170,092)     (86,740)
Income tax benefit (expenses)......              --         --         (150)          --      (9,800)           --       13,200
                                          ---------- ----------  -----------  ----------- -----------   -----------  -----------
Earnings (loss) from
 continuing operations.............         (43,298)   (17,960)     (37,360)     (95,920)    855,423      (170,092)     (73,540)
Extraordinary income (costs)
 and changes in accounting (3).....              --         --           --           --     323,220       (46,894)     (14,070)
                                          ---------- ----------  -----------  ----------- -----------   -----------  -----------
Net earnings (loss)................       $ (43,298) $ (17,960)  $  (37,360)   $ (95,920) $1,178,643    $ (216,986)  $  (87,610)
                                          ---------- ----------  -----------  ----------- -----------   -----------  -----------
                                          ---------- ----------  -----------  ----------- -----------   -----------  -----------
Loss per common share (4)..........       $    (.92) $    (.38)  $     (.80)   $   (2.30)         --            --           --
                                          ---------- ----------  -----------  -----------
                                          ---------- ----------  -----------  -----------
Balance Sheet Data
(at period end):
 Working capital...................         763,271    732,463      863,137      739,810     701,478       628,270      978,082
 Total assets......................       1,991,993  1,865,461    2,127,076    1,934,147   1,912,902     1,667,662    1,755,421
 Liabilities subject to settlement
  under reorganization proceedings.              --         --           --           --          --       598,321      598,650
 Receivables based financing.......         515,443    339,561      573,138      332,182     467,577       489,254      633,798
 Other secured long-term debt
  and capital lease obligations....         562,845    564,299      564,041      561,954     563,216       508,429      515,290
 Convertible subordinated notes....         143,750    143,750      143,750      143,750          --            --           --
 Common stock and other
  shareholders' equity (deficit)...         342,354    395,972      385,652      413,717     374,761      (508,476)    (272,627)
 Common shares outstanding.........          46,941 (5) 46,836 (5)   46,941 (5)   46,814 (5)  35,200 (5)    30,349       30,369

(Table continued on following page.)
                                                                                    9

                                         Fiscal Year
                                           Ended
                                          August 4,
                                            1990
                                         ------------
Statement of Operations Data:
Sales...............................   $ 2,857,819
Finance charge revenue..............       125,036
Cost of goods sold, including
 occupancy & buying costs...........     2,098,382
Selling, general and
 administrative expenses............       729,578
Charge for non-recurring costs......            --
Provision for consolidation
 program............................            --
Gain on sale of Thalhimers..........            --
Other expenses (2)..................         4,831
Interest expense, net...............       161,534
                                       ------------
Loss from continuing operations
 before reorganization costs
 and income taxes...................       (11,470)
Reorganization income (costs).......            --
                                       ------------
Pretax earnings (loss) from
 continuing operations..............       (11,4700)
Income tax benefit (expenses).......          2,000
                                       ------------
Earnings (loss) from
 continuing operations..............         (9,470)
Extraordinary income (costs)
 and changes in accounting (3)......        (16,500)
                                       ------------
Net earnings (loss).................   $    (25,970)
                                       ------------
                                       ------------
Loss per common share (4)...........             --
Balance Sheet Data
(at period end):
Working capital.....................        843,414
Total assets........................      2,045,194
Liabilities subject to settlement
 under reorganization proceedings...             --
Receivables based financing.........        678,646
Other secured long-term debt
 and capital lease obligations......        939,797
Convertible subordinated notes
Common stock and other
 shareholders' equity (deficit).....       (193,820)
Common shares outstanding...........         29,848

          ___________

          (1) Effective as of February 2, 1991, Broadway changed its fiscal year end from the Saturday closest to July 31 of each year to the Saturday closest to January 31 of each year.

          (2) Includes gains on asset sales of $7.3 million and costs of the buying office closure of $12.1 million.

          (3) Fiscal year 1992 includes a $304.4 million gain on debt discharge and $18.8 million of income from a change in accounting for income taxes. Fiscal year 1991 includes a $30.0 million charge for a change in accounting for post-retirement medical benefits and $16.9 million of costs relating to early retirements of debt. The 26-week transition period ended February 2, 1991 includes $14.1 million of costs relating to the early retirement of debt. Fiscal year 1990 includes a $16.5 million extraordinary charge for the uninsured loss associated with the October 1989 San Francisco earthquake.

          (4) Earnings per common share were $.65 for the 17 weeks ended January 30, 1993. Per share data for periods prior to the date Broadway emerged from bankruptcy (October 8, 1992) have been omitted as these amounts do not reflect Broadway's current capital structure.

          (5) Includes 35.0 million shares of Broadway Common Stock expected to be issued in accordance with Broadway's plan of reorganization. As of April 29, 1995, 34.0 million of these shares of Broadway Common Stock had been issued and
               1.0 million of these shares remained reserved for issuance.

                 SUMMARY PRO FORMA FINANCIAL INFORMATION OF FEDERATED

             The following pro forma financial information of Federated gives effect to (i) the consummation of the Merger and (ii) the purchase by FNC from Prudential of certain mortgage indebtedness of Broadway for consideration assumed to consist of a $221,149,531 promissory note of FNC, 6,751,055 shares of Federated Common Stock, and $843,877 in cash, in each case as if the foregoing transactions had been consummated on April 29, 1995, in case of the Unaudited Pro Forma Condensed Balance Sheet of Federated, and on January 30, 1994, in the case of the Unaudited Pro Forma Condensed Statements of Operations of Federated. As discussed in "Other Agreements--The Prudential Agreement," if FNC elects to pay a portion of the purchase price under the Prudential Agreement in the form of Federated Common Stock, such purchase price will be determined with reference to actual market prices for shares of Federated Common Stock (which prices may be higher or lower than the $29.50 per share price assumed for purposes of the following pro forma financial information). Because Federated's acquisition of Macy's on December 19, 1994 was accounted for under the purchase method of accounting, Federated's historical statements of operations give effect to the results of operations of the Macy's business only from and after such date. The Unaudited Condensed Pro Forma Statement of Operations of Federated for the 52 weeks ended January 28, 1995 also gives effect to Federated's acquisition of Macy's as if such acquisition had been consummated on January 30, 1994 rather than December 19, 1994. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what Federated's actual financial position or results of operations would have been had the above-referenced transactions been consummated as of the above-referenced dates or of the financial position or results of operations that may be reported by Federated in the future. The pro forma financial information should be read in conjunction with the historical financial statements of Federated, the related notes, and the other information contained elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein. See "Available Information," "Incorporation of Certain Documents by Reference," and "Unaudited Pro Forma Financial Information of Federated." Certain items derived from Broadway's historical financial statements have been reclassified to conform to the pro forma combined presentation.


               UNAUDITED PRO FORMA CONDENSED BALANCE SHEET OF FEDERATED
                                    April 29, 1995
                                    (in thousands)

                                                          Pro Forma
                                                          ---------

                Total current assets                 $ 6,306,616
                Property and equipment - net           6,132,699
                Intangible assets - net                1,142,654
                Notes receivable                         407,293
                Other assets                             400,216
                                                     -----------
                      Total assets                   $14,389,478
                                                     ===========

                Total current liabilities            $ 3,070,702
                Long-term debt                         5,548,229
                Deferred income taxes                  1,004,078
                Other liabilities                        608,560
                Shareholders' equity                   4,157,909
                                                     -----------
                 Total liabilities and               $14,389,478
                  shareholders' equity               ===========

                                   UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS OF FEDERATED
                                                             (in thousands)

                                                                                            Pro Forma
                                                                              -------------------------------------
                                                                                   For the             For the
                                                                                  13 Weeks             52 Weeks
                                                                                    Ended               Ended
                                                                               April 29, 1995      January 28, 1995
                                                                               --------------      ----------------
                 Net sales, including leased department sales                    $ 3,411,917         $16,033,858
                                                                                   ----------         ----------
                 Cost of Sales                                                     2,105,320           9,896,275
                 Selling, general and administrative expenses                      1,233,829           5,244,908
                 Unusual items                                                        83,322             281,586
                                                                                   ----------          ----------
                 Operating income                                                    (10,554)            611,089
                 Interest expense                                                   (130,607)           (527,494)
                 Interest income                                                      11,949              44,129
                 Earthquake loss                                                           --            (15,000)
                 Reorganization items                                                      --             50,914
                                                                                    ----------         ----------
                 Income (loss) before income taxes                                  (129,212)            163,638
                 Federal, state, and local income tax benefit (expense)               46,622             (86,771)
                                                                                  -----------         -----------
                 Income (loss) from continuing operations                         $  (82,590)         $   76,867
                                                                                  ===========         ===========

                       Selected Per Share Financial Information

            The following table sets forth selected historical per share financial information for each of Federated and Broadway and unaudited pro forma per share financial information for Federated giving effect to (i) the Merger and (ii) the purchase by FNC from Prudential of certain mortgage indebtedness of Broadway for consideration assumed to consist of a $221,149,531 promissory note of FNC, 6,751,055 shares of Federated Common Stock, and $843,877 in cash, in each case as if the foregoing transactions had been consummated as of April 29, 1995, in the case of book value information, and January 30, 1994, in the case of earnings and loss information. As discussed in "Other Agreements--The Prudential Agreement," if FNC elects to pay a portion of the purchase price under the Prudential Agreement in the form of Federated Common Stock, such purchase price will be determined with reference to actual market prices for shares of Federated Common Stock (which prices may be higher or lower than the $29.50 per share price assumed for purposes of the following pro forma financial information). The pro forma earnings and loss information also gives effect to Federated's acquisition of Macy's as if such acquisition had been consummated as of January 30, 1994. The information presented below is derived from (i) the consolidated historical financial statements of Federated and Broadway, including the related notes thereto, incorporated by reference into this Proxy Statement/Prospectus and (ii) the pro forma financial information, including the notes thereto, appearing elsewhere herein, and should be read in conjunction therewith. See "Available Information," "Incorporation of Certain Documents by Reference," and "Unaudited Pro Forma Financial Information of Federated." The pro forma information set forth below is not necessarily indicative of what Federated's actual financial position or results of operations would have been had the above-referenced transactions been consummated as of the above-referenced dates or of the financial position or results of operations that may be reported by Federated in the future.

                                              13 Weeks     Fiscal
                                              Ended         Year
                                              April 29,    Ended
                                              1995        January 28, 1995
                                              -----       ----------------

           FEDERATED -- HISTORICAL
           Earnings (loss) from continuing
           operations per common share . . .  $(0.31)     $ 1.41

           Book value per common share . . .   19.62       19.93

           BROADWAY -- HISTORICAL
           Earnings (loss) from continuing
           operations per common share . . .   (0.92)      (0.80)
           Book value per common share . . .    7.29        8.22

           FEDERATED PRO FORMA
           Earnings (loss) from continuing
           operations per common share . . .   (0.41)       0.38
           Book value per common share . . .   20.57       20.99

           BROADWAY PRO FORMA EQUIVALENTS
           Earnings (loss) from continuing
           operations per common share . . .   (0.11)       0.10

           Book value per common share . . .    5.55        5.67

            Neither Federated nor Broadway has declared any dividend on its respective capital stock during the periods indicated above. See "Risk Factors--Dividend Policies; Restrictions on Payments of Dividends."

                               Market Price Information

            Shares of Federated Common Stock and Broadway Common Stock are listed and primarily traded on the NYSE. Shares of Broadway Common Stock are also listed and traded on the PSE. On August 14, 1995, the last full trading day prior to the announcement by Federated and Broadway of the execution of the Merger Agreement, the closing price per share of Federated Common Stock as reported on the NYSE Composite Tape was $29.50 and the closing price per share of Broadway Common Stock as so reported was $2.875. Based upon that information, the Equivalent Per Share Price (as defined below) of the Broadway Common Stock was $7.965 on August 14, 1995. The "Equivalent Per Share Price" of the Broadway Common Stock as of a particular date equals the closing price per share of the Federated Common Stock on such date multiplied by 0.27, which is the number of shares of Federated Common Stock into which each share of Broadway Common Stock will be converted in the Merger.

            On _______, 1995, the last full trading day prior to the date of this Proxy Statement/Prospectus, the closing price per share of Federated Common Stock as reported on the NYSE Composite Tape was $_____, and the closing price per share of Broadway Common Stock as so reported was $_____. Based upon those prices, the Equivalent Per Share Price of the Broadway Common Stock was
          $______ on __________, 1995. Broadway stockholders are encouraged to obtain current market quotations.

            There  is  no  established  market   for  shares  of   Broadway
          Preferred Stock and price quotations therefor are not available.

                                     Risk Factors

            See "Risk Factors" for a discussion of certain risks of ownership of Federated Common Stock and Surviving Company Preferred Stock that should be considered in determining whether to vote to adopt the Merger Agreement.

                                 THE SPECIAL MEETING

          General

            This Proxy Statement/Prospectus is being furnished by Broadway to its stockholders in connection with the solicitation of proxies, by and on behalf of Broadway's Board of Directors, for use at the Special Meeting. The Special Meeting will be held on ________, _________ __, 1995 at 9:00 a.m., Eastern Time, at
          ________________, New York, New York. The purpose of the Special Meeting is for Broadway stockholders to consider and vote upon the adoption of the Merger Agreement and such other matters as may properly come before the Special Meeting.

            BROADWAY'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF BROADWAY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

          Voting at the Special Meeting

            The holders of record of shares of Broadway Common Stock and Broadway Preferred Stock as of the close of business on ___________ __, 1995 (the Record Date) are entitled to vote such shares, voting together as a single class, at the Special Meeting. As of the Record Date, there were outstanding __________ shares of Broadway Common Stock and __________ shares of Broadway Preferred Stock, and there were approximately ____ holders of record of Broadway Common Stock and approximately _____ holders of record of Broadway Preferred Stock. Each outstanding share of Broadway Common Stock or Broadway Preferred Stock is entitled to one vote at the Special Meeting. Shares of Broadway Common Stock or Broadway Preferred Stock held in the treasury of Broadway or by any of its subsidiaries are not considered to be outstanding.

            The holders of shares representing a majority of the combined voting power of the shares of Broadway Common Stock and Broadway Preferred Stock outstanding as of the Record Date will constitute a quorum for the transaction of business at the Special Meeting. If the persons present or represented by proxy at the Special Meeting constitute the holders of shares representing less than a majority of such combined voting power, the Special Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

            Abstentions and broker non-votes will be included in determining the number of shares held by persons present or represented by proxy at the Special Meeting for purposes of determining whether a quorum exists. However, because approval of the proposal to adopt the Merger Agreement will require the affirmative vote of shares representing a majority of the combined voting power of the outstanding shares of Broadway Common Stock and Broadway Preferred Stock entitled to vote thereon, abstentions and broker non-votes will have the effect of negative votes thereon. With respect to the vote on any other matters brought before the Special Meeting, which will require the affirmative vote of the holders of a majority of the combined voting power of the shares represented at the Special Meeting and entitled to vote thereon, abstentions and broker non-votes will also have the effect of negative votes thereon.

            Pursuant to the Merger Agreement, the consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the affirmative vote of the holders of shares representing a majority of the combined voting power of the outstanding shares of Broadway Common Stock and Broadway Preferred Stock entitled to vote thereon. Pursuant to the Stock Agreement described in "Other Agreements-- The Stock Agreement," Zell/Chilmark, which owns beneficially shares of Broadway Common Stock having approximately 53._% of the combined voting power of the Broadway Common Stock and Broadway Preferred Stock as of the Record Date, has agreed to vote such shares in favor of the adoption of the Merger Agreement and has granted to Federated an option to purchase such shares. Accordingly, adoption of the Merger Agreement by the requisite vote of the Broadway stockholders is expected to occur irrespective of whether or the manner in which other Broadway stockholders vote their shares.

          Proxies

            All shares of Broadway Common Stock and Broadway Preferred Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless such proxies shall have been revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. If no instructions are indicated, such proxies will be voted for the adoption of the Merger Agreement.

            A proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Special Meeting. A proxy may be revoked by filing with the Secretary of Broadway prior to the voting of the proxy either a written instrument revoking the proxy or an executed later dated proxy, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not, in itself, constitute the revocation of a proxy.

            Broadway and Federated will share the cost of the preparation of this Proxy Statement/Prospectus and the solicitation of proxies for voting at the Special Meeting. Broadway may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of Broadway, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Broadway will also request persons and entities holding shares in their names, or in the name of their nominees, that are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.


                                     RISK FACTORS

            Set forth below is a discussion of certain material risks relating to ownership of the Federated Common Stock and Surviving Company Preferred Stock to be issued in connection with the Merger. Certain of such risks (such as those discussed below under the captions "-- Business Factors and Competitive Conditions" and "-- Seasonal Nature of the Department Store Business") are common to ownership of either Federated Common Stock or Surviving Company Preferred Stock (as well as to ownership of Broadway Common Stock and Broadway Preferred Stock). However, because shares of Federated Common Stock and shares of Surviving Company Preferred Stock represent equity interests in separate legal entities and have different market characteristics, certain of such risks are unique to, or apply in differing ways to, ownership of Federated Common Stock, on the one hand, and Surviving Company Preferred Stock, on the other (e.g., Federated will have no obligation to make its resources available to the Surviving Company and matters directly affecting the financial condition or results of operations of the Surviving Company will indirectly affect the financial condition and results of operations of Federated). Prior to voting on the proposed adoption of the Merger Agreement, Broadway stockholders should carefully consider the risk factors discussed below as well as all of the information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto.

          Business Factors and Competitive Conditions

            The retailing industry is and will continue to be intensely competitive. Federated's and Broadway's stores will face increasing competition not only with other department stores in the  geographic  areas  in  which  they  operate,  but  also with numerous other types of retail outlets, including specialty stores, general merchandise stores, off-price and discount stores, new and established forms of home shopping (including mail order catalogs, television, and computer services), and manufacturer outlets.

          Seasonal Nature of the Department Store Business

            The department store business is seasonal in nature, with a high proportion of sales and operating income generated in November and December. Working capital requirements fluctuate during the year, increasing somewhat in mid-Summer in anticipation of the Fall merchandising season and increasing substantially prior to the Christmas season as significantly higher inventory levels are necessary.

          Leverage; Restrictive Covenants

            Federated's consolidated indebtedness is and following the Merger will be greater than its shareholders' equity. See "Pro Forma Capitalization of Federated." Certain of the debt instruments to which Federated is a party contain a number of restrictive covenants and events of default, including covenants limiting capital expenditures, incurrence of debt, and sales of assets. In addition, under certain of its debt instruments, Federated is required to achieve certain financial ratios, some of which become more restrictive over time, and a substantial portion of Federated's indebtedness is secured by the capital stock or assets of various subsidiaries of Federated or has been incurred by Federated's subsidiaries. Among other consequences, the leverage of Federated and such restrictive covenants and other terms of Federated's debt instruments could impair the company's ability to obtain additional financing in the future, to make acquisitions, and to take advantage of significant business opportunities that may arise. In addition, Federated's leverage may increase its vulnerability to adverse general economic and retailing industry conditions and to increased competitive pressures.

          Security Interests

            The capital stock of Federated's principal subsidiaries (including, after the Effective Time, the Surviving Company) and substantially all of the receivables and certain real estate of Federated and its subsidiaries are subject to various liens and security interests. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral would be correspondingly unavailable to Federated or the subsidiary owning such collateral and to other creditors of Federated or such subsidiary, except to the extent, if any, that the value of the affected collateral exceeds the amount of the indebtedness in respect of which such foreclosure rights are exercised.

          Dividend Policies; Restrictions on Payment of Dividends

            Federated does not anticipate that it will pay any dividends on the Federated Common Stock in the foreseeable future. Federated's bank credit agreement includes covenants restricting Federated's ability to pay dividends or make other distributions to stockholders.

          Noncomparability    of    Historical    Financial    Information;
          Consolidation of Businesses

            Federated acquired Macy's on December 19, 1994 and effected other acquisitions (and dispositions) during fiscal year 1994. Under the purchase method of accounting, the assets, liabilities, and results of operations associated with such acquisitions have been included in Federated's financial position and results of operations since the respective dates thereof. Accordingly, the financial position and results of operations of Federated as of the end of and for fiscal year 1994 and subsequent dates and periods are not directly comparable to the financial position and results of operations of Federated as of and for prior dates and

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






          periods. Similar effects will result from the acquisition of Broadway pursuant to the Merger. Accordingly, the financial position and results of operations of Federated following the Merger will not be directly comparable to the financial position and results of operations of Federated prior thereto.

            For the 26 weeks ended July 29, 1995, Federated incurred $172.3 million of non-recurring charges in connection with the consolidation of the Macy's business with Federated's other businesses and other divisional consolidations. Federated anticipates that it will incur additional non-recurring charges in connection with the Merger and the consolidation of Broadway's business with Federated's other businesses, as well as the ongoing consolidations of the Macy's business and Federated's other businesses. In addition, Federated anticipates that a number of Broadway's stores will be sold or otherwise disposed of following the Merger. See "The Merger--Federated's Reasons for the Merger." However, as of the date of this Proxy Statement/Prospectus, Federated had not entered into an agreement providing for such dispositions and there can be no assurance that Federated will do so or as to the timing or terms thereof.

          Assumptions Regarding Value of Broadway's Assets

            It has been generally assumed in the preparation of the unaudited pro forma consolidated financial statements included elsewhere in this Proxy Statement/Prospectus that the historical book value of Broadway's assets approximates the fair value thereof, except for specific adjustments discussed in the Notes to Unaudited Pro Forma Consolidated Financial Information, as an independent valuation has not been completed. See "Unaudited Pro Forma Consolidated Financial Information of Federated." Federated will be required to determine the fair value of the assets of Broadway (including intangible assets) as of the Effective Time. As a result of such determination, Federated may record adjustments which will, under generally accepted accounting principles, increase or decrease the amount of excess of cost over net assets acquired reflected on Federated's balance sheet and the related amortization thereof in periods following the consummation of the Merger.

          Market Risk; Certain Investment Limitations

            Federated Common Stock is listed for trading on the NYSE. However, there is no existing market for the Surviving Company Preferred Stock and it is not anticipated that the Surviving Company Preferred Stock will be listed for trading on any exchange or admitted for quotation on the NASDAQ. Accordingly, no assurance can be given as to the liquidity of the secondary market for the Surviving Company Preferred Stock. The prices at which shares of Federated Common Stock and Surviving Company Preferred Stock trade may depend upon many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, Federated or Broadway. No assurance can be given that a holder of Federated Common Stock or Surviving Company Preferred Stock will be able to sell such securities at any particular price.

            Certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in Federated Common Stock or Surviving Company Preferred Stock.

          Certain Taxation Matters

            As of the date of this Proxy Statement/Prospectus, Federated was a party to certain disputes with the IRS pursuant to which the IRS was seeking to disallow certain deductions claimed by, and certain loss carryforwards utilized by, Federated and its predecessors. Although there can be no assurance with respect thereto, Federated does not expect the ultimate resolution of such disputes to have a material adverse effect on Federated's financial position or results of operations.

          Certain Provisions of Federated's Certificate of Incorporation, By-Laws, and other Agreements

            Federated's certificate of incorporation and by-laws and certain other agreements to which Federated is a party contain provisions that may have the effect of delaying, deferring, or preventing a change in control of the company. In addition, Federated's certificate of incorporation authorizes the issuance of up to 500.0 million shares of Federated Common Stock and 125.0 million shares of preferred stock of Federated ("Federated
          Preferred Stock"). The Board will have the power to determine the price and terms under which any additional capital stock may be issued and to fix the terms of such Federated Preferred Stock, and existing Federated stockholders will not have preemptive rights with respect thereto.


                                     THE PARTIES

          Broadway

            Broadway is one of the  leading operators of  department stores in  California  and  the  Southwestern  United  States,  with  83 department stores in five states as of April 29, 1995. Broadway's stores operate under the names The Broadway, Emporium and Weinstocks, and are generally situated in prime locations in popular malls and retail shopping centers.

            Additional information concerning Broadway is included in the Broadway Reports incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents By Reference" and "Available Information."

          Federated

            Federated is one of the leading operators of full-line department stores in the United States, with 354 department stores in 31 states as of April 29, 1995. Federated stores operate under the names Bloomingdale's, The Bon Marche, Bullock's, Burdines, Goldsmith's, Jordan Marsh, Lazarus, Macy's, Rich's and Stern's. As of April 29, 1995, Federated also operated 138 specialty and clearance stores and a mail order catalog business. Federated's department stores sell a wide range of merchandise, including men's, women's and children's apparel and accessories, cosmetics, home furnishings, and other consumer goods, and are diversified by size of store, merchandising character, and character of community served. Federated's department stores are located at urban or suburban sites, principally in densely populated areas across the United States. Federated has announced that it intends to close all 14 of its Macy's clearance stores by the end of fiscal year 1995, and that it intends to explore the possibility of selling the specialty store operations that were acquired in the Macy's acquisition. Newco is a wholly owned subsidiary of Federated, formed by Federated solely for the purpose of effecting the Merger.

            Additional information concerning Federated is included in the Federated Reports incorporated by reference in the Proxy Statement/Prospectus. See "Incorporation of Certain Documents By Reference" and "Available Information."


                                 RECENT DEVELOPMENTS

            Federated has reported that sales for the second quarter of fiscal year 1995 were $3.0 billion, up from $1.6 billion for the second quarter of fiscal year 1994. Federated's net loss for the same period of the current fiscal year was $66.9 million, or $0.37 per share, compared with net earnings for the same period of the prior fiscal year of $3.8 million, or $0.03 per share. For the first 26 weeks of fiscal year 1995, Federated had a net loss of $123.9 million, or $0.68 per share, on revenues of $6.0 billion, compared to earnings of $36.0 million, or $0.28 per

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          share, on  revenues of  $3.2 billion  for the first  26 weeks  of
          fiscal year 1994.   Federated's results of operations  for fiscal
          year 1995  periods included a  $172.3 million charge  relating to
          the   integration  of   the   Macy's  business   and   divisional
          consolidations and a $25.6 million charitable contribution to the Federated Department Stores Foundation. Federated's results of operations for the first and second quarters of fiscal year 1995 are not comparable to the corresponding periods in fiscal year 1994 because the prior periods do not include the results of
          operations   of  the  Macy's  business  (which  was  acquired  by
          Federated  on   December  19,   1994).     See  "Risk   Factors--
          Noncomparability    of    Historical    Financial    Information;
          Consolidation of Businesses" and "Unaudited Pro Forma Financial Information of Federated."

            Broadway has reported that sales for the second quarter of fiscal year 1995 were $460.6 million, up from $457.0 million for the second quarter of fiscal year 1994. Broadway's net loss for the same period of the current fiscal year was $37.4 million, or $0.80 per share, compared with a net loss for the same period of the prior fiscal year of $12.9 million, or $0.28 per share. For the first 26 weeks of fiscal year 1995, Broadway had a net loss of $80.7 million, or $1.72 per share, on sales of $884.6 million, compared to a net loss of $30.9 million, or $0.66 per share, on sales of $888.1 million for the first 26 weeks of fiscal year 1994.


                                      THE MERGER

          Negotiations Relating to the Merger

            On April 20, 1995, Broadway announced that it was exploring the possible sale of its Southwest Division ("Broadway-Southwest"), comprising 12 department stores located outside California. Federated, along with a number of other companies, subsequently entered into a confidentiality agreement with Broadway and reviewed certain information provided by Broadway relating to the possible sale of Broadway-Southwest. In May 1995, representatives of Federated informed representatives of Broadway that Federated had determined not to pursue the possible purchase of Broadway-Southwest. At that time, representatives of Federated also informed representatives of Broadway that Federated might be interested in exploring the possibility of a larger transaction involving Broadway. During June and July of 1995, Broadway furnished Federated additional information regarding Broadway's business and assets, and representatives of Broadway and Broadway's financial advisors solicited interest from a limited number of potential acquirors. Another substantial company that operates department stores and has the resources to complete such a transaction submitted a bid for Broadway-Southwest, but its bid was rejected by Broadway as inadequate. That company indicated an interest in pursuing a larger transaction involving Broadway and proceeded to commence due diligence. However, after completing a limited due diligence review, that company communicated to Broadway's financial advisors that it was unwilling to proceed with a larger transaction and resubmitted a bid, subject to numerous conditions, to explore negotiations relating to an acquisition of Broadway-Southwest for approximately $157.0 million, which represented approximately 61% of the annual revenues of Broadway-Southwest (as compared to the Merger, in which the consideration payable represents approximately 80% of Broadway's annual revenues). Broadway continued to view this bid as inadequate. Other potential bidders either were unwilling to sign confidentiality agreements or, having done so, declined to make a proposal for a larger transaction.

            At the request of Broadway, on August 9, 1995, representatives of Broadway, Zell/Chilmark, and Federated met to discuss a possible business combination of Broadway and Federated. At that meeting, representatives of Federated indicated that Federated had not concluded its due diligence analysis of Broadway, but based upon its review to date it would be willing to consider a

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          possible transaction in which Federated would acquire Broadway in a stock-for-stock merger having a value  within a specified range
          of possible  values.    Federated  indicated that  it  would  not
          proceed to complete its due diligence or negotiate the terms of an acquisition in that value range unless Federated were given assurances by both Broadway and Zell/Chilmark that neither of them would simultaneously pursue alternative transactions or disclose Federated's indicated range of possible values to third
          parties.   Representatives of  Federated also indicated  that the
          terms  of  any   transaction  would  have  to   be  supported  by
          Zell/Chilmark and otherwise be structured so that the transaction had a high likelihood of consummation, and that in any such
          transaction   Federated  would  have  to  be  able  to  negotiate
          acceptable  terms  for   the  purchase  of  Broadway's   mortgage
          indebtedness held by Prudential and be satisfied with amendments to the Broadway Working Capital Facility and the terms of Bank
          of   America's   consent   under   the   Bank  of  America  Loan.
          Representatives of Broadway and Zell/Chilmark indicated that they were willing to provide Federated with the protections that Federated requested only in connection with a transaction at the higher end of Federated's indicated range of possible values. Although no agreements were then reached with respect to the terms of a possible transaction, at the conclusion of the meeting on August 9, 1995 representatives of Broadway and Zell/Chilmark
          informed   representatives  of   Federated   that  Broadway   and
          Zell/Chilmark would negotiate exclusively with Federated for a limited period of time through Noon, Eastern Time, on August 14,
          1995  (which time  was  thereafter  extended  by    Broadway  and
          Zell/Chilmark at Federated's request to the end of the day on August 14, 1995) so as to permit Federated to conclude its due diligence and the parties to negotiate the terms of a possible transaction.

            During the period from August 10, 1995 through August 14, 1995, Federated completed its due diligence review and the various parties engaged in intensive negotiations of the terms of the Merger Agreement, the Prudential Agreement, the Broadway Working Capital Amendment and the Bank of America Agreement. The negotiations between Federated and Broadway culminated in the approval on August 14, 1995 of the Merger Agreement by each of Federated's and Broadway's Board of Directors. In the course of those negotiations, Federated insisted on certain contractual protections to ensure that the Merger would be consummated. In particular, Federated requested that (i) Broadway pay Federated a termination fee of $100.0 million in the event that the Merger were not consummated, (ii) Broadway not be permitted to solicit alternative transactions, and (iii) Broadway not be permitted to terminate the Merger Agreement in the event that it received a proposal for an alternative transaction. Representatives of Broadway indicated that Broadway was unwilling to agree to any termination fee, but that, in consideration of Federated's willingness to agree to pricing at the higher end of Federated's indicated range of possible values, Broadway would be willing to provide Federated with the other contractual protections Federated had requested to enhance the likelihood that the Merger would be consummated. Federated indicated that it would be willing to agree to such a conversion rate and to proceed without a termination fee only on the condition that Zell/Chilmark grant Federated an option on Zell/Chilmark's shares of Broadway Common Stock and agree to vote those shares in favor of the Merger. Federated offered to split with Zell/Chilmark any profit it made reselling shares it acquired pursuant to such option if Broadway were acquired by a third party other than Federated. Zell/Chilmark, instead of accepting Federated's offer to split any such profits, insisted that Federated waive substantially all of the conditions to its obligation under the Merger Agreement to consummate the Merger in the event the Option was exercised. On those terms, subject to the approval by Broadway's Board of Directors of the Merger Agreement and the Stock Agreement, Zell/Chilmark indicated its willingness to enter into the Stock Agreement.

            Representatives of Federated also engaged in negotiations with representatives of Prudential relating to the Prudential Agreement and representatives of Federated and Broadway engaged in negotiations with representatives of GE Capital relating to the Broadway Working Capital Amendment and with representatives of Bank of America relating to the Bank of America Agreement. All of these negotiations were concluded on August 14, 1995, following which the relevant parties executed the Merger Agreement, the Stock Agreement, the Prudential Agreement, a commitment letter relating to the Broadway Working Capital Amendment (which Amendment was executed on August 17, 1995), and the Bank of America Agreement. See "-- The Merger Agreement" and "Other Agreements -- The Stock Agreement," "-- The Prudential Agreement," "-- The Broadway Working Capital Amendment," and "-- The Bank of America Agreement."

          Broadway's Reasons for the Merger

            Broadway's Board of Directors has determined that the Merger is in the best interests of Broadway and its stockholders. Accordingly, Broadway's Board of Directors has unanimously approved the Merger Agreement and the Merger and recommends that the Broadway stockholders vote "FOR" adoption of the Merger Agreement.

            As described above under the "The Merger -- Negotiations Relating to the Merger," the decision of Broadway's Board of Directors to approve the Merger Agreement and the Merger on August 14, 1995 followed intensive negotiations between Broadway and Federated over the terms of the Merger. Prior to reaching its conclusions, Broadway's Board of Directors received presentations from, and reviewed the transactions contemplated by the Merger Agreement with, Broadway's management and its financial and legal advisors. The following are the material factors, among others, considered by Broadway's Board of Directors in reaching its conclusions:

                 (i) The terms and conditions of the Merger Agreement, including the amount and form of the consideration, the limited conditions to Federated's obligation to close, the fact that the Merger was not conditioned on Federated's obtaining financing, and the fact that all holders of Broadway Common Stock will receive the same consideration;

                (ii)   The historical and prospective business of Broadway,
            including, among other things, its current financial condition and results of operations. In particular, Broadway's Board of Directors considered the significant risk that, in light of limitations on Broadway's working capital financing and the general weakness in its operating results, significant vendors might refuse to ship merchandise for the Fall and Christmas seasons and that Broadway might have no recourse to obtain additional working capital financing other than in the context of reorganization proceedings under the United States Bankruptcy Code ("Chapter 11 Proceedings"). In addition, Broadway's Board of Directors considered the significant additional amounts of capital that will be required to upgrade and remodel the Broadway stores so as to maintain their position in an increasingly competitive retail environment and the significant constraints that Broadway's high leverage imposes on Broadway's ability to raise such funds as an independent concern or in Chapter 11 Proceedings;

               (iii) The oral opinions of Merrill Lynch and Salomon Brothers delivered at the meeting on August 14, 1995 and subsequently delivered to Broadway's Board of Directors in writing, to the effect that, as of such date, the Conversion Rate was fair to the holders of Broadway Common Stock (other than Federated and its affiliates) from a financial point of view. Copies of the opinions of Merrill Lynch and Salomon Brothers, respectively, setting forth the assumptions made, general procedures followed, matters considered, and the limitations on the reviews undertaken, are attached as Appendices B and C, respectively, hereto and are incorporated herein by reference. Broadway's Board of Directors was aware that Merrill Lynch and Salomon Brothers would each become entitled to the fees described in "The Merger -- Opinions of

            Broadway's  Financial   Advisors"  upon  consummation  of   the
            Merger;

                (iv)    Broadway's  Board  of  Directors  recognized   that
            Federated had required as a condition to its participation in the discussions and negotiations with Broadway that led to the Merger Agreement that Broadway and its representatives not solicit from third parties indications of interest in an acquisition of Broadway and that no such solicitation had been undertaken since those discussions and negotiations had commenced on August 9, 1995 through the time at which the Merger Agreement was approved by Broadway's Board of Directors on August 14, 1995. In determining that this was the appropriate course, Broadway's Board of Directors considered
            (a) the lack of interest in an acquisition of Broadway by any of the potential qualified acquirors that previously had been solicited by Broadway in June and July of 1995, (b) the likelihood that Broadway would need to commence Chapter 11 Proceedings before the end of August in order to obtain working capital financing for the purchase of additional inventory for the Fall and Christmas seasons, and (c) the fact that Federated had indicated that it would withdraw as a potential acquiror of Broadway if Broadway continued to solicit other potential bids while discussions were underway with Federated. Broadway's Board of Directors also took into account the view of Broadway's management and Merrill Lynch and Salomon Brothers that, based on, among other things, Broadway's high leverage, and disappointing operating results and the lack of interest expressed by other qualified potential acquirors in a possible acquisition of Broadway, it was unlikely that a third party bidder would be prepared to pay a higher price for the Broadway Common Stock than the consideration offered in the Merger;

                 (v) The fact that holders of Broadway Common Stock would have an opportunity to continue to participate in the equity value of Broadway after the Merger and the fact that the potential for synergies from the combination of Federated's and Broadway's assets and businesses could have a favorable impact on such long-term equity value;

                (vi) Alternatives to the Merger, including, among others, Broadway remaining an independent entity and seeking to reduce its high leverage through Chapter 11 Proceedings or through selected asset sales and the risks associated with such alternatives and the likelihood that no other alternative would provide greater value for Broadway stockholders than the Merger, and that Chapter 11 Proceedings, in particular, might result in considerably less value for Broadway stockholders; and

               (vii) The willingness of Zell/Chilmark to vote for the adoption of the Merger Agreement, the terms and conditions of the Stock Agreement, and the fact that, if Federated exercises the Option, Federated will waive substantially all of the conditions to its obligation to consummate the Merger (other than legal conditions) and that, as a result, so long as the Merger Agreement has not been terminated, the holders of Broadway Common Stock are assured of receiving the same consideration in the Merger as Zell/Chilmark.

          In its deliberations, Broadway's Board of Directors did not attempt to rank or to assign relative weights to the foregoing factors.

          Federated's Reasons for the Merger

            Federated believes that the Merger is in the best interests of it and its stockholders. The Merger will permit Federated to broaden its base of department store operations in the areas in which Broadway's department stores are operated. Federated anticipates that a number of Broadway's stores will be disposed of following the Merger. As of the date of this Proxy Statement/Prospectus, however, Federated had not entered into any agreements providing for such dispositions and there can be no assurance that Federated will do so or as to the timing or terms thereof. If the Merger is completed, Federated anticipates that Broadway's retained department stores will be converted into Macy's, Bullock's, or Bloomingdale's stores commencing early in 1996.

          Opinions of Broadway's Financial Advisors

            Broadway retained Merrill Lynch as financial advisor in connection with the Merger. Broadway also retained Salomon Brothers to render a fairness opinion in connection with the Merger. Each of Merrill Lynch and Salomon Brothers rendered an oral opinion to Broadway's Board of Directors on August 14, 1995, which opinions were subsequently confirmed in writing (the
          "Merrill Lynch Opinion" and the "Salomon Brothers Opinion," respectively), to the effect in each case that, as of such date, the Conversion Rate was fair to the holders of Broadway Common Stock (other than Federated and its affiliates) from a financial point of view.

            Copies of the Merrill Lynch Opinion and the Salomon Brothers Opinion, which set forth the assumptions made, general procedures followed, matters considered, and limitations on the reviews undertaken, are attached as Appendices B and C, respectively, hereto and incorporated herein by reference. The Merrill Lynch Opinion and the Salomon Brothers Opinion are directed only to the fairness, from a financial point of view, to the holders of Broadway Common Stock of the Conversion Rate and do not address Broadway's underlying business decision to effect the Merger or constitute a recommendation to any Broadway stockholder as to how such stockholder should vote with respect to the Merger. The summary of the Merrill Lynch Opinion and the Salomon Brothers Opinion set forth below is qualified in its entirety by reference to the full text of such opinions attached as Appendices B and C, respectively, hereto. Stockholders are urged to read the opinions in their entirety.

            In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things, (i) reviewed Broadway's Annual Reports, Forms 10-K, and related financial information for the three fiscal years ended January 28, 1995 and Broadway's Form 10-Q and the related unaudited financial information for the quarterly period ending April 29, 1995; (ii) reviewed Federated's Annual Reports, Forms 10-K, and related financial information for the three fiscal years ended January 28, 1995 and Federated's Form 10-Q and the related unaudited financial information for the quarterly period ending April 29, 1995; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, and prospects of Broadway, furnished to Merrill Lynch by Broadway for the fiscal years ending January 28, 1996 and January 28, 1997; (iv) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, and prospects of Federated furnished to Merrill Lynch by Federated; (v) reviewed certain information, including financial forecasts, relating to the combined business, earnings, cash flow, assets, and prospects of the combined operations of Federated and Broadway furnished to Merrill Lynch by Federated; (vi) conducted discussions with members of senior management of Broadway and Federated concerning their aforementioned financial forecasts; (vii) conducted discussions
          with   certain   members  of   Broadway's   management  and   its
          representatives concerning Broadway's views as to: the anticipated adverse effects on Broadway's business, assets, liabilities, operations, and prospects which Broadway believed would occur if Broadway were not to enter into the Merger as a result of, among other things, Broadway's liquidity shortfall at the time of the Merrill Lynch Opinion, Broadway's then anticipated inability to remedy this liquidity shortfall and the substantial risk of Broadway becoming insolvent and seeking protection from its creditors through Chapter 11 Proceedings; the anticipated substantial adverse effects on the holders of Broadway Common Stock and Broadway's then present and potential employees, business partners, and lenders that would result from such insolvency or concerns about the potential for it; and the benefits which would arise from entering into the Merger, including the substantial lessening of such liquidity or solvency concerns; (viii) reviewed the historical market prices and trading activity for Broadway Common Stock and Federated Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Broadway and Federated, respectively; (ix) compared the results of operations of Broadway and Federated with those of certain companies which Merrill Lynch deemed to be reasonably similar to Broadway and Federated, respectively; (x) compared the proposed financial terms of the transaction contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (xi) considered the pro forma effect of the Merger on Federated's projected capitalization, coverage ratios, and earnings per share; (xii) assumed that the maximum amount of certain claims against Macy's and its subsidiaries pursuant to their plan of reorganization was approximately $336.7 million and that a maximum of 825,000 shares of Broadway Common Stock would be issuable by Broadway for general unsecured claims pursuant to Broadway's plan of reorganization; (xiii) reviewed a draft of the Merger Agreement dated August 14, 1995; (xiv) reviewed a draft of the Stock Agreement dated August 14, 1995; (xv) reviewed a draft of the Prudential Agreement dated August 14, 1995; (xvi) reviewed the term sheet for the proposed Broadway Working Capital Amendment; and (xvii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market, and monetary conditions.

            In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Broadway and Federated and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets of Broadway or Federated. With respect to the financial forecasts furnished by Broadway and Federated, Merrill Lynch assumed, with the consent of the Board of Directors of Broadway, that such forecasts had been reasonably prepared and reflect the best currently available estimates and judgment of Broadway's or Federated's management as to the expected future financial performance of Broadway, Federated, or their combined operations, as the case may be. The Merrill Lynch Opinion was necessarily based upon market, economic, and other conditions as they existed on August 14, 1995. In connection with the preparation of the Merrill Lynch Opinion, while Merrill Lynch had conversations with a limited number of potential purchasers, Merrill Lynch was not authorized by Broadway or its Board of Directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest in an acquisition of Broadway.

            In connection with rendering the Salomon Brothers Opinion, Salomon Brothers: (i) reviewed certain publicly available information concerning Broadway and Federated, including the Annual Report on Form 10-K, of each of Broadway and Federated for each of the years in the three-year period ended January 28, 1995 and the Quarterly Report on Form 10-Q of each of Broadway and Federated for the quarter ended April 29, 1995; (ii) reviewed financial projections of each of Broadway and Federated furnished to Salomon Brothers by the respective managements of Broadway and Federated and conducted discussions with such managements regarding such projections; (iii) reviewed certain publicly available information with respect to certain other companies that Salomon Brothers believed to be comparable in certain respects to Broadway and Federated and the trading markets for such other companies' securities; (iv) reviewed certain publicly available information concerning the nature and terms of certain other transactions that Salomon Brothers considered relevant to its inquiry; and (v) reviewed documents relating to the Broadway Working Capital Facility and Broadway's mortgage indebtedness to Prudential, and drafts of the Prudential Agreement and of the terms of the Broadway Working Capital Amendment. Salomon

          Brothers also considered such other information, financial studies, analyses, investigations, and financial, economic, and market criteria which it deemed relevant. Salomon Brothers also discussed with certain members of Broadway's management and its representatives Broadway's views as to: the anticipated adverse effects on Broadway's business, assets, liabilities, operations, and prospects which Broadway believes would occur if Broadway had not entered into the Merger as a result of, among other things, Broadway's current liquidity shortfall, Broadway's anticipated inability to remedy this liquidity shortfall, and the substantial risk of Broadway becoming insolvent and seeking protection from its creditors through Chapter 11 Proceedings; the anticipated substantial adverse effects on Broadway's stockholders and present and potential employees, business partners, and lenders that would result from such insolvency or concerns about the potential for it; the benefits which would arise from entering into the Merger, including the substantial lessening of such liquidity or solvency concerns; and the financial and other information described above and other matters Salomon Brothers believed relevant to its inquiry.

            In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of all the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of such information. Salomon Brothers did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of Broadway or Federated. With respect to Broadway's and Federated's financial projections, Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Broadway's and Federated's respective managements. Salomon Brothers expressed no opinion with respect to such projections or the assumptions on which they were based.

            The Salomon Brothers Opinion was based on conditions as they existed and could be evaluated on the date of the opinion. Salomon Brothers assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after the date of the Salomon Brothers Opinion.

            The following is a summary of the analyses performed by Merrill Lynch in connection with the Merrill Lynch Opinion which were described by Merrill Lynch in connection with a presentation to Broadway's Board on August 14, 1995.

            Historical Stock Price and Exchange Ratio Analyses. Merrill Lynch reviewed the performance of the per share daily closing market price of Broadway Common Stock over the period from October 8, 1992 to August 11, 1995 and compared such daily closing prices with the performance of the Standard & Poor's 500 Index. Merrill Lynch also reviewed the performance of the per share daily closing market price of Federated Common Stock over the same period and compared such daily closing prices with the Standard & Poor's 500 Index. In addition, Merrill Lynch compared the historical market price per share of Broadway Common Stock to the historical Federated Exchange Ratio Value (defined as the market price per share of Federated Common Stock multiplied by the Conversion Rate) for the period October 9, 1992 to August 11, 1995. Such analyses showed, at August 11, 1995, the Federated Exchange Ratio Value at $8.00 per share (based on the closing market price at August 11, 1995 of $29.625 per share of Federated Common Stock) as compared to the closing market price on such date of $2.875 per share of Broadway Common Stock (a premium of 178.2%). Merrill Lynch also compared the historical ratio of the market price per share of Federated Common Stock to the market price per share of Broadway Common Stock over the period from January 1, 1995 through August 11, 1995. Such analysis indicated that the exchange ratio at market prices of the number of shares of Federated Common Stock necessary to equal one share of Broadway Common Stock over such period ranged from 0.39 on

          January 1, 1995 to 0.10 at the close of trading on August 11, 1995, with a low exchange ratio during such period of 0.06 and an average exchange ratio of 0.25, as compared to the Conversion Rate of 0.27 pursuant to the Merger Agreement.

            Comparable Public Company Analysis. Merrill Lynch compared certain publicly available financial and operating data and projected financial performance of selected national and regional department store companies with similar financial and operating data and projected financial performance of each of Broadway (based on estimates provided by Broadway management which assumed Broadway would file for bankruptcy in August 1995) and Federated (based on estimates provided by Federated management). Merrill Lynch compared Broadway to seven regional department store companies deemed by Merrill Lynch to be reasonably similar to
          Broadway: Bon-Ton Stores, Inc., Carson Pirie Scott & Co., Goody's Family Clothing Inc., Gottschalks Inc., Kohl's Corporation, Proffitts Inc., and Younkers Inc. (the "Regional Comparable Companies"), and to eight national department stores deemed by Merrill Lynch to be reasonably similar to Broadway:
          Dayton Hudson Corp., Dillard Department Stores, Inc., Federated, J.C. Penney Company, Inc., Mercantile Stores Company, Inc., Nordstrom, Inc., The May Department Stores Co. ("May"), and The Neiman Marcus Group, Inc. (the "National Comparable Companies" and, together with the Regional Comparable Companies, the "Comparable Companies"). Merrill Lynch also compared Federated to the National Comparable Companies.

            Merrill Lynch determined multiples for the Comparable Companies of market capitalization (defined as the product of primary shares outstanding and market price plus net debt) to latest 12 months' revenues, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT"), and multiples for the Comparable
          Companies of market value (defined as the product of primary shares outstanding and market price) to 1996 estimated net income and latest 12 months' cash flow and book value. An analysis of the multiples for the Comparable Companies, as adjusted to exclude certain multiples which were negative, not available, or which Merrill Lynch determined were not meaningful, produced the following results: (a) market capitalization to revenues yielded a range of 0.39x to 0.76x; (b) market capitalization to EBITDA yielded a range of 6.5x to 7.3x; (c) market capitalization to EBIT yielded a range of 9.0x to 9.3x; (d) market value to net income yielded a range of 10.0x to 12.8x; (e) market value to cash flow yielded a range of 6.2x to 8.0x; and (f) market value to book value yielded a range of 1.06x to 1.80x. Merrill Lynch then compared the results of such analyses for the Comparable Companies to the corresponding results for Broadway. Due to the poor financial performance of Broadway, many of the results of this analysis were considered not meaningful. Applying the range of multiples for revenue, Merrill Lynch calculated an implied value range of between NM (not meaningful) and $6.41 per share of Broadway Common Stock and, applying the range of multiples for book value, Merrill Lynch calculated an implied value range of between $4.75 and $8.07 per share of Broadway Common Stock. The application of the remainder of the multiples to Broadway yielded results that were not meaningful.

            In addition, Merrill Lynch calculated multiples for the National Comparable Companies of market value to the latest twelve months revenue, latest twelve months EBITDA, latest twelve months EBIT, latest twelve months cash flow, 1995 and 1996 estimated net income (based on First Call estimates), 1995 and 1996 estimated net income plus goodwill amortization, and IBES (Institutional Brokerage Earnings Summary) growth rate estimates. Merrill Lynch then compared the trading multiples of the National Comparable Companies to the corresponding results for Federated (based on estimates provided by management of Federated which had been adjusted to reflect, on a pro forma basis, a full year of results for Macy's) and for May (to provide a standalone comparison to a comparable company of similar size to Federated).



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






            Merrill Lynch considered the companies utilized in the above analysis to be reasonably similar to Broadway and Federated, respectively, because each participates in the department store industry, but none of these companies is identical to Broadway or Federated. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

            Analysis of Selected Comparable Acquisition Transactions. Merrill Lynch reviewed certain publicly available information regarding 32 selected business combinations involving department store and other retail companies announced since December 15, 1985 (collectively, the "Comparable Transactions"). The Comparable Transactions, in reverse chronological order of public announcement were the following: a previously proposed acquisition of Broadway-Southwest (rejected); the acquisition of Woodward and Lothrop Inc. by an investor group (May and J.C. Penney); the acquisition of Carson Pirie Scott & Co. - Minnesota Stores by Dayton Hudson Corporation; the acquisition of Younkers, Inc. by Carson Pirie Scott & Co. (rejected); the acquisition of Macy's by Federated; the acquisition of Adam Meldrum & Anderson, Inc. by Bon-Ton Stores Inc.; the acquisition of Joseph Horne Co., Inc. by Federated; the acquisition of McRae's, Inc. by Proffitts, Inc.; the acquisition of Lechmere Inc. by Montgomery Ward Holding Corp.; the acquisition of H.C. Prange Co. - Department Store Division by Younkers Inc.; the acquisition of Maison Blanche, Inc. by Mercantile Stores Co., Inc.; the acquisition of Alexander's - 6 New York stores by Caldor Corp.; the acquisition of Gee Bee Department Stores by Value City Department Stores; the acquisition of Allied Stores - 8 Jordan Marsh stores by Mervyn's; the acquisition of Maison Blanche, Inc. - 8 Florida stores by Dillard Department Stores; the acquisition of General Cinema Corporation by Neiman Marcus Group; the acquisition of Thalhimer Brothers, Inc. by May; the acquisition of J.B. Ivey & Co. by Dillard Department Stores; the acquisition of Saks Fifth Avenue by Investcorp; the acquisition of Saks Fifth Avenue by Cover Bid; the acquisition of Marshall Field & Company by Dayton Hudson Corporation; the acquisition of Carson Pirie Scott & Company by P.A. Bergner & Co.; the acquisition of AnnTaylor Inc. by Merrill Lynch Capital Partners; the acquisition of Eddie Bauer by Spiegel Inc.; the acquisition of The Talbots, Inc. by Jusco Co., Ltd.; the acquisition of Bullock's/I. Magnin by R.H. Macy & Co., Inc.; the acquisition of Filene's/Foley's by May; the acquisition of Federated Department Stores by Campeau Corporation; the acquisition of The Elder-Beerman Stores in a management buyout; the acquisition of Allied Stores Corporation by Campeau Corporation; the acquisition of Associated Dry Goods Corp. by May; and the acquisition of R.H. Macy & Co., Inc. in a management buyout.

            Merrill Lynch then selected the four most recent Comparable Transactions (the "Selected Comparable Transactions") and compared them to the Merger. The Selected Comparable
          Transactions were: the previously proposed acquisition of Broadway's-Southwest (rejected); the acquisition of Woodward and Lothrop Inc. by an investor group (May and J.C. Penney); the acquisition of Macy's by Federated; and the acquisition of
          Younkers, Inc. by Carson Pirie Scott & Co. Merrill Lynch compared the prices paid in the Selected Comparable Transactions in terms of, among other things, the transaction value (defined as offer price per share multiplied by fully diluted shares outstanding plus net debt) as a multiple of revenues and EBITDA. An analysis of the multiples for the Selected Comparable
          Transactions produced the following results: (i) transaction value to revenues yielded a range of 0.70x to 0.39x; and
          (ii) transaction value to EBITDA yielded a range of 29.6x to 3.7x. Merrill Lynch then calculated the implied value per share of Broadway Common Stock by applying Broadway's revenues to the range of multiples derived from Merrill Lynch's analysis of the Selected Comparable Transactions. Based on its analysis, Merrill

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          Lynch  calculated  that   the  Selected  Comparable  Transactions
          indicated a value range per share of Broadway Common Stock that was less than the implied value per share of Broadway Common
          Stock of $8.00 pursuant to the Merger.   Based on Broadway's poor
          financial performance, the results of the analysis of the transaction value as a multiple of EBITDA were not meaningful.
          Merrill  Lynch  then  calculated  the  median  for   all  of  the
          Comparable Transactions which resulted in a multiple of 0.70x revenues and an implied value per share of Broadway Common Stock that was less than the implied value of $8.00 per share of Broadway Common Stock pursuant to the Merger.

            Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of Federated, based upon estimates of projected financial performance prepared by Federated (excluding Broadway), for fiscal years 1995, 1996, 1997, 1998, and 1999. Utilizing these projections, Merrill Lynch calculated a range of values based upon the discounted net present value of Federated's five-year stream of projected unlevered after-tax free cash flow and its projected calendar year 2000 terminal value based on a range of multiples of its projected calendar year 2000 EBITDA and revenue. In performing this analysis, Merrill Lynch utilized discount rates reflecting a weighted average cost of capital ranging from 10.0% to 13.0% and terminal value multiples of calendar year 2000 EBITDA, ranging from 7.0x to 9.0x, and revenue, ranging from 0.7x to 0.9x. Based on this analysis, Merrill Lynch calculated a range of values per share of Federated Common Stock based on the projected EBITDA multiple, and a range of values per share of Federated Common Stock based on the projected revenue multiple. The closing market price at August 11, 1995 of $29.625 per share of Federated Common Stock was within such range of values.

            Merrill Lynch did not perform a discounted cash flow analysis of Broadway due to its limited utility in light of Broadway's financial condition and the imminent likelihood that, as assumed in Broadway's management's forecasts, Broadway would commence Chapter 11 Proceedings absent the Merger or another similar transaction and the limitations of forecasting Broadway's future performance based upon its financial condition.

            Pro Forma Merger Analysis. Utilizing the Conversion Rate, Merrill Lynch analyzed certain pro forma effects resulting from the Merger, including the effect on Federated's projected capitalization, interest coverage ratio, and earnings per share.

            Contribution Analysis. Merrill Lynch analyzed and compared the respective contributions of, among other things, revenues, EBITDA, and net income of Broadway on a standalone basis (based on Broadway management forecasts which assumed a bankruptcy filing in August 1995) to Federated following the consummation of the Merger on a projected basis for the years 1995 and 1996 and on a pro forma basis (based on Federated management forecasts which reflect Federated's ownership of Broadway) to Federated following the consummation of the Merger on a projected basis for the years 1996 and 1997.

            Although Salomon Brothers was not requested to deliver a presentation to Broadway's Board of Directors detailing the financial analyses performed by Salomon Brothers, Salomon Brothers did advise Broadway's Board of Directors that, in connection with rendering its opinion, Salomon Brothers performed financial analyses similar to those performed by Merrill Lynch and described above. Salomon Brothers stated that those financial analyses confirmed its opinion as described above.

            The foregoing summary does not purport to be a complete description of the analyses performed by Merrill Lynch or Salomon Brothers or of their presentations to Broadway's Board of Directors. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch and Salomon Brothers believe that their analyses (and the summary set forth above) must be considered as a whole, and that selecting

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






          portions of such analyses and of the factors considered by them, without considering all such analyses and factors, could create an incomplete and misleading view of the processes underlying the analyses conducted by Merrill Lynch and Salomon Brothers and their opinions. Neither Merrill Lynch nor Salomon Brothers made any attempt to assign specific weights to particular analyses in preparing its opinion. In performing their analyses, Merrill Lynch and Salomon Brothers made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Broadway or Federated. Any estimates contained in Merrill Lynch's or Salomon Brothers' analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to reflect the prices at which such companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Merrill Lynch, Salomon Brothers, Broadway, Federated, or any other person assumes responsibility for their accuracy. Neither Merrill Lynch nor Salomon Brothers expressed any opinion as to the prices at which Federated Common Stock will trade following the announcement or consummation of the Merger, which, Merrill Lynch and Salomon Brothers noted, might vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions, and other factors that generally influence the price of securities.

            As part of its investment banking business, Merrill Lynch is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. The Board of Directors of Broadway retained Merrill Lynch to act as its financial advisor because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger.

            Merrill Lynch has, in the past, provided financial advisory and financing services to Broadway and Federated, including acting as underwriter in connection with a prior equity offering by Broadway, and has received fees for the rendering of such services and is currently providing financial advisory services to Federated in an unrelated matter for which Merrill Lynch expects to receive fees. In addition, in the ordinary course of business, Merrill Lynch may actively trade Broadway Common Stock as well as Federated Common Stock and other securities of Broadway or Federated for Merrill Lynch's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

            For its financial advisory services in connection with the Merger, Broadway has agreed to pay Merrill Lynch $500,000 upon the public announcement of the Merger Agreement and will become obligated to pay Merrill Lynch an additional fee of $2,500,000 upon the consummation of the Merger. Broadway has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including fees and expenses of its legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

            Salomon Brothers is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. Salomon Brothers has previously rendered certain investment banking and financial advisory services to Broadway and Federated for which Salomon Brothers received customary compensation. In addition, in the ordinary course of its business, Salomon Brothers may actively trade the equity and equity-linked securities of Broadway and the equity and debt securities of Federated for its

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






          own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

            Pursuant to the engagement letter with Salomon Brothers, Broadway paid Salomon Brothers a cash fee of $250,000 upon execution of the engagement letter and will pay Salomon Brothers an additional cash fee of $750,000, contingent upon the consummation of the Merger and payable at the closing thereof. Broadway has also agreed to reimburse Salomon Brothers for certain expenses incurred in connection with its engagement and to indemnify Salomon Brothers and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the Federal securities laws.

          The Merger Agreement

            The following discussion is a summary of the material provisions of the Merger Agreement. This summary and all other discussions of the terms and conditions of the Merger and the Merger Agreement included elsewhere in this Proxy Statement/Prospectus are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A hereto and incorporated by reference herein.

            The Merger. On the terms and subject to the conditions of the Merger Agreement, at the Effective Time Newco will be merged with and into Broadway in accordance with the applicable provisions of the DGCL and the separate corporate existence of Newco will thereupon cease (with the Surviving Company being a subsidiary of Federated). The Merger will have the effects specified in the DGCL.

            Effective Time. As soon as practicable following the date on which the last of the conditions set forth in the Merger Agreement is satisfied or waived, Newco and Broadway will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in the DGCL. Upon completion of such filing, the Merger will become effective in accordance with the DGCL.

            Certificate of Incorporation and By-Laws of the Surviving Company. The Merger Agreement provides that the certificate of incorporation and by-laws of the Surviving Company to be in effect from and after the Effective Time until amended in accordance with their terms and the DGCL will be the certificate of incorporation and by-laws, respectively, of Broadway immediately prior to the Effective Time, as amended and restated to be in the forms attached as Appendices D and E, respectively, hereto.

            Directors and Officers of the Surviving Company. The Merger Agreement provides that the initial directors of the Surviving Company will be the members of the Board of Directors of Newco immediately prior to the Effective Time and the officers of the Surviving Company will consist of the officers of Newco immediately prior to the Effective Time. Such persons will continue as directors or officers, as the case may be, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Company.

            Conversion of Securities in the Merger. The Merger Agreement provides that, at the Effective Time (i) each share of Broadway Common Stock issued and outstanding (other than such shares owned by Federated or any of its direct or indirect wholly owned subsidiaries or any of Broadway's direct or indirect wholly owned subsidiaries) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 0.27 shares of Federated Common Stock, (ii) each share of Broadway Common Stock issued and outstanding and owned by Federated or any of its direct or indirect wholly owned subsidiaries or by any of Broadway's direct or indirect wholly owned subsidiaries will, by

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






          virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor, and cease to exist, (iii) each share of Broadway Preferred Stock issued and outstanding will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one one-thousandth of a share of Surviving Company Preferred Stock, and (iv) each share of Newco Common Stock will, by virtue of the Merger and without any action on the part of Newco or the holder thereof, be converted into 370.44 shares of Surviving Company Common Stock. Because, among other things, the reduction in the number of shares of Surviving Company Preferred Stock outstanding immediately after the Effective Time, as compared to the number of shares of Broadway Preferred Stock outstanding immediately before the Effective Time, will be pro rata, the relative rights and preferences of holders of preferred shares are designed to be substantially identical before and after the Effective Time, including with respect to dividends and liquidation preference.

            Each share of Federated Common Stock issued in connection with the Merger will be accompanied by one Right. See "Description of Federated Capital Stock -- Preferred Share Purchase Rights."

            Payment for Shares of Broadway Common Stock. Prior to the Effective Time, Federated will designate a person or entity reasonably acceptable to Broadway to act as exchange agent (the "Exchange Agent") under the Merger Agreement. The Merger Agreement provides that, at the Effective Time, Federated will make available to the Exchange Agent, for the benefit of the holders of shares of Broadway Common Stock, a sufficient number of certificates representing shares required to effect the delivery of the aggregate merger consideration for shares of Broadway Common Stock as provided in the Merger Agreement.

            Pursuant to the Merger Agreement, promptly after the Effective Time, the Exchange Agent will mail to each holder of record (other than holders whose shares are to be cancelled as described above) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Broadway Common Stock (the "Certificates") a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper
          delivery  of  the   Certificates  to  the  Exchange   Agent)  and
          instructions for use in effecting the surrender of the Certificates for payment therefor. The Merger Agreement provides that, upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holders of such Certificates will be entitled to receive for each share of Broadway Common Stock represented by such Certificates the merger consideration therefor and the Certificates so surrendered will promptly be cancelled. Until so surrendered, Certificates will represent solely the right to receive the merger consideration therefor.

            The  Merger  Agreement  provides  that  no  dividends  or other distributions that are declared after the Effective Time on shares of Federated Common Stock and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive shares of Federated Common Stock until such persons surrender their Certificates. Under the Merger Agreement, upon such surrender there will be paid to the person in whose name the shares of Federated Common Stock are issued any dividends or distributions on such shares of Federated Common Stock which shall have a record date after the Effective Time and a payment date prior to such surrender. For dividends which have a record date after the Effective Time but a payment date after such surrender, such payment will be made on such payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. In addition, if any cash or shares of Federated Common Stock are to be paid to or issued in a name other than that in which the

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






          Certificate so surrendered in exchange therefor is registered, it will be condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate in a name other than that of the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

            No fractional shares of Federated Common Stock will be issued in the Merger. The Merger Agreement provides that, in lieu of any such fractional securities, each holder of shares of Broadway Common Stock who would otherwise have been entitled to a fraction of a share of Federated Common Stock upon surrender of Certificates for exchange pursuant to the Merger Agreement will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the NYSE of shares of Federated Common Stock on the date of the Effective Time (or, if such shares do not trade on the NYSE on such date, the first date of trading on the NYSE after the Effective Time) by (ii) the fractional interest to which such holder otherwise would be entitled.

            Payment for Shares of Broadway Preferred Stock. The Merger Agreement provides that, at the Effective Time, Federated and the Surviving Company will make available to the Exchange Agent, for the benefit of the holders of shares of the Broadway Preferred Stock, a sufficient number of certificates representing shares of Surviving Company Preferred Stock required to effect the delivery of shares of Surviving Company Preferred Stock pursuant to the Merger Agreement. Pursuant to the Merger Agreement, promptly after the Effective Time the Exchange Agent will mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Broadway Preferred Stock (the "Preferred Certificates") a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Preferred Certificates will pass, only upon proper delivery of the Preferred Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Preferred Certificates for payment therefor. The Merger Agreement provides that, upon surrender of Preferred Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Preferred Certificates will be entitled to receive for each of the shares of Broadway Preferred Stock represented by such Preferred Certificates one one-thousandth of a share of Surviving Company Preferred Stock as provided in the Merger Agreement.

            Notwithstanding the foregoing, the shares of Broadway Preferred Stock that are issued and outstanding immediately prior to the Effective Time and are held by stockholders who have not voted such shares in favor of the adoption of the Merger Agreement and who properly demand appraisal of such Broadway Preferred Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted as described above at or after the Effective Time unless and until the holder of such Dissenting Shares fails to perfect or effectively withdraws or loses such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares so fails to perfect or effectively withdraws or loses such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares will be converted into and represent solely the right to receive shares of
          Surviving Company Preferred Stock as provided in the Merger Agreement. (See "--Appraisal Rights--Appraisal Rights for Broadway Preferred Stock.")

            Closing of Stock Transfer Records. No transfers of shares of Broadway Common Stock or Broadway Preferred Stock will be made on the stock transfer books of Broadway after the close of business on the day prior to the date of the Effective Time.


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






            Treatment of Options. The Merger Agreement provides that (subject to the required actions being taken by a committee of Broadway's Board of Directors) at the Effective Time each outstanding option to purchase shares of Broadway Common Stock will become an option to acquire, at an aggregate purchase price equal to the aggregate price that would have been payable upon the exercise thereof immediately prior to the Effective Time, a number of shares of Federated Common Stock equal to the product of the number of shares of Broadway Common Stock subject to such option immediately prior to the Effective Time and the Conversion Rate, except that Federated will not issue any fractional share of Federated Common Stock upon any exercise of any option and any right in respect thereof will, without further action, be forfeited.

            Treatment of Broadway Warrants. The Merger Agreement provides that, at or promptly following the Effective Time, Federated will, and will cause the Surviving Company to, execute an agreement providing that any holder of a Broadway Warrant will have the right until the expiration date thereof to exercise the Broadway Warrant, at an aggregate purchase price equal to the aggregate price that would have been payable upon the exercise thereof immediately prior to the Effective Time, to purchase the number of shares of Federated Common Stock equal to the product of the number of shares of Broadway Common Stock subject to such Broadway Warrant immediately prior to the Effective Time and the Conversion Rate, except that no fractional shares of Federated Common Stock will be issued upon any exercise of any Broadway Warrant and a cash payment based on the current market price of Federated Common Stock on the trading day prior to the date of such exercise will be made in lieu thereof.

            Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by Broadway with respect to corporate existence, good standing, corporate authority, authorization, capitalization, subsidiaries and interests in other entities, conflicts, required filings and consents, compliance with laws and contractual obligations, filings with the SEC and the financial statements included therein, litigation, absence of certain changes, taxes, employee benefit plans, state takeover statutes, finder's fees and brokerage commissions, and the receipt of opinions of financial advisors. Federated and Newco have also made certain representations and warranties with respect to corporate existence, good standing, corporate authority, authorization, capitalization, conflicts, compliance with laws and contractual obligations, filings with the SEC and financial statements included therein, litigation, absence of certain changes, taxes, employee benefit plans, finder's fees and brokerage commissions, the formation of Newco, and the issuance of shares of Federated Common Stock pursuant to the Merger Agreement.

            Alternative Proposals. Pursuant to the Merger Agreement, Broadway has agreed that prior to the Effective Time (i) neither it nor any of its subsidiaries will, nor will it or any of its subsidiaries permit their respective officers, directors, employees, agents, and representatives to, initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including without limitation any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation, or similar transaction involving any purchase of all or any significant portion of the assets of Broadway and its subsidiaries or any equity interest in Broadway or any of its subsidiaries other than the transactions contemplated by the Merger Agreement and by the Stock Agreement and transactions described below in clause (viii) under the caption "--Interim Operations of Broadway" (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal and (ii) Broadway will notify

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          Federated  immediately if  any such  inquiries  or proposals  are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Broadway, except that nothing contained in the Merger Agreement will prohibit the Board of Directors of Broadway from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. The Merger Agreement expressly provides that nothing in the provisions of the Merger Agreement described above will
          (a) permit Broadway to terminate the Merger Agreement, (b) permit
          Broadway  to  enter  into  any  agreement   with  respect  to  an
          Alternative Proposal for as long as the Merger Agreement remains in effect (Broadway having agreed that for as long as the Merger Agreement remains in effect, Broadway will not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (c) affect any other obligation of Broadway under the Merger Agreement.

            Interim Operations of Broadway. Pursuant to the Merger Agreement, Broadway has agreed that, prior to the Effective Time, except as contemplated by any other provision of the Merger Agreement, Broadway (i) will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice; (ii) will use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees, and maintain satisfactory relationships with those persons having business relationships with them; (iii) will not amend its certificate of incorporation or by-laws or comparable governing instruments (other than by-law amendments that are not material to Broadway or to the consummation of the transactions contemplated by the Merger Agreement); (iv) will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of Broadway contained in the Merger Agreement would be untrue or incorrect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of Broadway obtaining knowledge thereof) notify Federated thereof; (v) will promptly deliver to Federated true and correct copies of any report, statement, or schedule filed by Broadway with the SEC (each an "SEC Report") subsequent to the date of the Merger Agreement; (vi) will not
          (a) except pursuant to the exercise of options, warrants, conversion rights, and other contractual rights existing on the date of the Merger Agreement and disclosed pursuant to the Merger Agreement, issue any shares of its capital stock, effect any stock split, or otherwise change its capitalization as it existed on the date of the Merger Agreement, (b) grant, confer, or award any option, warrant, conversion right, or other right not existing on the date of the Merger Agreement to acquire any shares of its capital stock or grant, confer, or award any bonuses or other forms of cash incentive to any officer, director, or key employee except consistent with past practice or grant or confer any awards (other than pursuant to any of the foregoing granted prior to the date of the Merger Agreement and disclosed in an SEC Report prior to the date of the Merger Agreement or in a schedule to the Merger Agreement), (c) increase any compensation under any employment agreement with any of its present or future officers, directors, or employees, except for normal increases for employees consistent with past practice, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer, director, or employee or amend any such agreement in any material respect other than severance arrangements which are consistent with past practice with respect to employees terminated by Broadway, or
          (d) adopt any new employee benefit plan or program (including any stock option, stock benefit, or stock purchase plan) or amend any existing employee benefit plan or program in any material respect (but nothing in the Merger Agreement will prevent the payment or other performance of any award or grant made prior to the date of the Merger Agreement and disclosed in an SEC Report or made pursuant to the Merger Agreement); (vii) will not (a) declare,

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






          set aside, or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (b) directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; (viii) will not, and will not permit any of its subsidiaries to, sell, lease, or otherwise dispose of any of its assets (including capital stock of subsidiaries) or acquire any business or assets, except (a) in the ordinary course of business, in each case for an amount not exceeding $5,000,000 and
          (b) that Broadway may sell its store in Westminster, Colorado to an unaffiliated third party for such cash consideration as the Board of Directors of Broadway determines in good faith to be fair to Broadway; (ix) will not incur any material amount of indebtedness for borrowed money or make any loans, advances, or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned subsidiary of Broadway, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business; (x) will not, except pursuant to and in accordance with the capital budget disclosed to Federated prior to the date of the Merger Agreement, authorize, commit to, or make capital expenditures; (xi) will not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the normal course of business and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, results of operations, or financial condition of Broadway and its subsidiaries taken as a whole (a "Broadway Material Adverse Effect"); and (xii) will not make any change to its accounting (including tax accounting) methods, principles, or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles, or practices, in the ordinary course of business of Broadway or any of its subsidiaries.

            Certain Filings and Other Actions. Federated, Newco, and Broadway have agreed, subject to the terms and conditions provided in the Merger Agreement, that they will (i) promptly make any required submissions under the HSR Act; (ii) use all reasonable efforts to cooperate with one another in
          (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits, or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and (b) timely making all such filings and timely seeking all such consents, approvals, permits, or authorizations; and
          (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper, or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement. In this regard, the Merger Agreement provides that, in the case of any consents, approvals, permits, or authorizations of any governmental or regulatory authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement under the HSR Act or any federal or state antitrust or similar law ("Antitrust Authorizations"), the reasonable efforts of Federated will be deemed to include divesting or otherwise holding separate, or taking such other action (or otherwise agreeing to do any thereof) with respect to, the Surviving Company's assets and properties necessary to obtain such Antitrust Authorizations, except to the extent that Federated reasonably determines in good faith that such actions would, in the aggregate, require Federated to compromise fundamentally its business interests in consummating the transactions contemplated by the Merger Agreement.

            Inspection of Records. Pursuant to the Merger Agreement, each of Federated, Newco, and Broadway has agreed that, from the date of the Merger Agreement to the Effective Time, it will (i) allow

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






          all designated officers, attorneys, accountants, and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits, and properties, as well as to all information relating to commitments, contracts, titles, and financial position, or otherwise pertaining to the business and affairs, of the parties and their respective subsidiaries, as the case may be;
          (ii) furnish to the other, the other's counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (iii) instruct the employees, counsel, and financial advisors of the parties, as the case may be, to cooperate with the other in the other's investigation of the business of it and its subsidiaries.

            Director and Officer Indemnification and Insurance. The Merger Agreement provides that, from and after the Effective Time, Federated will cause the Surviving Company to indemnify, defend, and hold harmless, to the fullest extent that Broadway would be required under its certificate of incorporation, by-laws, and applicable law, each person who was on the date of the Merger Agreement, or was at any time prior to the date of the Merger Agreement, an officer or director of Broadway (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. Under the Merger Agreement, in the event of any such claim, action, suit, proceeding, or investigation (an "Action"), any Indemnified Party wishing to claim indemnification must promptly notify the Surviving Company thereof (provided, however, that failure to so notify the Surviving Company will not affect the obligations of the Surviving Company to provide indemnification except to the extent that the Surviving Company shall have been prejudiced as a result of such failure). The Merger Agreement provides that, with respect to any Action for which indemnification is requested, the Surviving Company will be entitled to participate therein at its own expense and, except as otherwise described below, to the extent that it may wish, the Surviving Company may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Company to the Indemnified Party of its election to assume the defense of an Action, the Surviving Company will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as described below. The Merger Agreement provides that the Surviving Company will not settle any Action without the Indemnified Party's written consent (which consent will not be unreasonably withheld). Under the Merger Agreement, the Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Company of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by the Surviving Company;
          (ii) the Indemnified Party shall have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Company in the conduct of the defense of an Action; or (iii) the Surviving Company shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Company. Notwithstanding the foregoing, under the Merger Agreement, the Surviving Company will not be liable for any settlement effected without its written consent and the Surviving Company will not be obligated pursuant to the Merger Agreement to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such Action.

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            The  Merger Agreement  provides that  Federated will  cause the
          Surviving Company to keep in effect provisions in its certificate
          of  incorporation  and  by-laws   providing  for  exculpation  of
          director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions will not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

            The Merger Agreement further provides that, for a period of five years after the Effective Time, Federated will cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who were covered on the date of the Merger Agreement, in their capacities as officers and directors, by Broadway's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance, except that Federated will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of two times the annual premium of $835,000 paid by Broadway for its existing overage (the "Cap"); and except that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Federated will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.

            Employee Benefits. The Merger Agreement provides that, notwithstanding anything to the contrary contained therein, from and after the Effective Time, the Surviving Company will have sole discretion over the hiring, promotion, retention, firing, and other terms and conditions of the employment of employees of the Surviving Company. Subject to the foregoing, Federated has agreed to provide, or to cause the Surviving Company to provide, for the benefit of employees of the Surviving Company who were employees of Broadway immediately prior to the Effective Time, recognizing all prior service for eligibility and vesting purposes of the officers, directors, or employees with Broadway and any of its subsidiaries as service thereunder, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (i) until January 1, 1996, that are, in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by Broadway on the date of the Merger Agreement and
          (ii) thereafter until the expiration of one year after the Effective Time that are, at the election of Federated, either
          (a) in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by Broadway on the date of the Merger Agreement or (b) in the aggregate, substantially comparable to the "employee benefit plans" provided to similarly situated employees of Federated or its subsidiaries who were not employees of Broadway immediately prior to the Effective Time; except that (1) nothing in the Merger Agreement will be deemed to require Federated to modify the benefit formulas under any pension plan of Broadway in a manner that increases the aggregate expenses thereof as of the date of the Merger Agreement in order to comply with the requirements of ERISA, the Code, or the "Tax Reform Act of 1986;" (2) employee stock ownership, stock option, and similar equity-based plans, programs, and arrangements of Broadway or any of its subsidiaries are not encompassed within the meaning of the term "employee benefit plans" under such provisions of the Merger Agreement;
          (3) nothing in the Merger Agreement will obligate Federated or the Surviving Company to continue any particular employee benefit plan for any period after the Effective Time; and (4) no employee of Broadway or any subsidiary thereof will have any claim or right by reason of the Merger Agreement. In addition, pursuant to the Merger Agreement, Federated has agreed to cause the Surviving Company to honor (subject to any withholdings under applicable law) all employment, consulting, and severance agreements or arrangements to which Broadway or any of its subsidiaries was a party on the date of the Merger Agreement.

            Certain Other Covenants by Federated. Pursuant to the Merger Agreement, Federated has agreed that, prior to the Effective

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






          Time, Federated will not declare, set aside, or pay any extraordinary dividend or make any other extraordinary distribution or payment with respect to shares of its capital stock.

            The Merger Agreement provides that, after the Effective Time, Federated will contribute or otherwise make available to the Surviving Company shares of Federated Common Stock to enable the Surviving Company to issue, distribute, or release such shares of Federated Common Stock in accordance with the Broadway plan of reorganization.

          Conditions

            Conditions to Each Party's Obligation To Effect the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger will be subject to the fulfillment of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of Broadway; (ii) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) none of the parties to the Merger Agreement shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement (provided that in the event any such order or injunction shall have been issued, each party has agreed to use its reasonable best efforts to have any such injunction lifted); (iv) the Registration Statement shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing or, to the knowledge of Federated or Broadway, be threatened in writing, and all necessary approvals under state securities laws relating to the issuance or trading of shares of Federated Common Stock to be issued to Broadway stockholders in connection with the Merger shall have been received; (v) all consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental or regulatory authority required in connection with the execution, delivery, and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing, or registration would not have a material adverse effect on the business, financial condition, or results of operations of the Surviving Company following the Effective Time; and (vi) shares of Federated Common Stock to be issued to Broadway stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

            Conditions to Obligation of Broadway To Effect the Merger. Under the Merger Agreement, the obligation of Broadway to effect the Merger will be subject to the fulfillment of the following additional conditions: (i) each of Federated and Newco shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed by it on or prior to the Closing Date, (a) all of the representations and warranties of Federated and Newco contained in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and (b) the representations and warranties of Federated and Newco contained in the Merger Agreement (with certain specified exceptions) shall be true and correct in all material respects as of the Closing Date, except (1) for changes specifically permitted by the Merger Agreement and (2) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and Broadway shall have received a certificate of the Chairman, the President, or a Vice President of Federated, dated the Closing

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






          Date, certifying to such effect; (ii) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of Federated excluding changes resulting from, arising out of, or related to (A) Federated's operations, (B) Federated's results of operations, (C) the department store or retail business generally, or (D) general economic or financial conditions; and (iii) Federated shall have executed a registration rights agreement with affiliates of Broadway (the "Registration Rights Agreement") (see "-- Registration Rights Agreement").

            Conditions to Obligation of Federated and Newco to Effect the Merger. Under the Merger Agreement, the obligations of Federated and Newco to effect the Merger will be subject to the fulfillment of the following additional conditions: (i) Broadway shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date, (a) the representations and warranties of Broadway contained in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and (b) the representations and warranties of Broadway contained in the Merger Agreement shall be true and correct in all material respects as of the Closing Date, except (1) for changes specifically permitted by the Merger Agreement and
          (2) that those representations and warranties which address matters only as of a particular date will remain true and correct in all material respects as of such date, and Federated and Newco shall have received a certificate of the Chairman, the President, or a Vice President of Broadway, dated the Closing Date, certifying to such effect; (ii) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of Broadway excluding changes resulting from, arising out of, or related to (a) Broadway's operations, (b) Broadway's results of operations, (c) the department store or retail business generally, or (d) general economic or financial conditions; (iii) Broadway or the Board of Directors of Broadway or the other persons or entities shall have taken certain specified actions with respect to Broadway's 6-1/4% Convertible Senior Subordinated Notes, the Broadway Warrants, Broadway's 1992 Stock Incentive Plan, and certain other matters; (iv) all conditions to the obligations of FNC to consummate the transactions contemplated by the Prudential Agreement shall have been duly satisfied or waived in accordance with the provisions thereof (see "Other Agreements -- The Prudential Agreement"); and
          (v) after the Effective Time, no person will have any right under any stock option plan (or any option granted thereunder) or other plan, program, or arrangement to acquire any equity securities of Broadway of any of its subsidiaries.

          Termination

            Termination by Mutual Consent. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of the Merger Agreement by the stockholders of Broadway, by the mutual consent of Federated and Broadway.

            Termination by Either Federated or Broadway. The Merger Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Federated or Broadway if (i) the Merger shall not have been consummated by February 29, 1996 (the "Outside Date"), (ii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission issues an order, decree, or ruling or takes any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling, or other action becomes final and non-appealable; provided that the party seeking to terminate the Merger Agreement has used all reasonable efforts to remove such injunction, order, or decree, or (iii) any condition to such party's obligations to consummate the transactions contemplated by the Merger Agreement is incapable of being satisfied by the Outside Date; and provided, in the case of a termination as described in clause (i) or (iii) above, that the terminating party has not breached the Merger Agreement in any manner that proximately contributes to the failure to consummate the Merger by the Outside Date.

            Termination by Broadway. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of the Merger Agreement by the stockholders of Broadway, by action of the Board of Directors of Broadway if (i) there has been a material breach by Federated or Newco of any representation or warranty contained in the Merger Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or is reasonably likely to have a material adverse effect on the business, results of operations, or financial condition of Federated and its subsidiaries taken as a whole or (ii) there has been a material breach of any of the covenants set forth in the Merger Agreement on the part of Federated, which breach is not curable or, if curable, is not cured within 60 calendar days after written notice of such breach is given by Broadway to Federated.

            Termination by Federated and Newco. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of the Merger Agreement by the stockholders of Broadway, by action of the Board of Directors of Federated, if (i) the Board of Directors of Broadway shall have withdrawn or modified in a manner materially adverse to Federated or Newco its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to Broadway's stockholders, (ii) there has been a material breach by Broadway of any representation or warranty contained in the Merger Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or is reasonably likely to have a Broadway Material Adverse Effect, (iii) there has been a material breach of any of the covenants set forth in the Merger Agreement on the part of Broadway, which breach is not curable or, if curable, is not cured within five days after written notice of such breach is given by Federated to Broadway, (iv) there has been a material breach by Zell/Chilmark of the Stock Agreement, (v) an involuntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency, or other similar law is commenced against Broadway or any of its subsidiaries, a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, or other officer having similar powers of Broadway or any of its subsidiaries or over a material portion of their respective assets shall have been entered or the involuntary appointment of an interim receiver, trustee, or other custodian of Broadway or any of its subsidiaries shall have occurred and any such event described in this clause (v) shall have continued neither stayed nor dismissed for 60 calendar days, or (vi) Broadway or any of its subsidiaries has an order for relief entered with respect to it or commences a voluntary case under the United States
          Bankruptcy Code or any applicable bankruptcy, insolvency, or other similar law, or consents to the entry of an order for relief in an involuntary case, to the conversion of an involuntary case to a voluntary case or to the appointment of or taking possession by a receiver, trustee, or other custodian of any part of Broadway's property, or makes any assignment for the benefit of creditors.

            Effect of Exercise of Option. The Merger Agreement provides that, in the event that Federated purchases shares of Broadway Common Stock upon exercise of the Option (see "Other Agreements-- The Stock Agreement"), if requested by Federated, Broadway will, promptly following the purchase of shares of Broadway Common Stock upon exercise of the Option and from time to time thereafter, take all action necessary to cause at least a majority of the number of directors, rounded up to the next whole number, of Broadway to be persons designated by Federated (whether, at the request of Federated, by increasing the number of directors of Broadway, or by seeking the resignation of directors and causing Federated's designees to be elected to fill the vacancies so created). Under the Merger Agreement, Broadway has agreed that, at such time, it will take all action permitted by law to cause persons designated by Federated to constitute at least the same percentage as is on Broadway's Board of Directors of (i) each committee of Broadway's Board of Directors, (ii) the board of directors of each subsidiary of Broadway, and (iii) each committee, if any, of each such board of directors. Under the
          Merger  Agreement,  notwithstanding   the  foregoing,  until  the
          Effective Time, Broadway will use all reasonable efforts to assure that Broadway's Board of Directors has at least three directors who were directors on the date of the Merger Agreement (the "Continuing Directors") and, if the number of Continuing Directors is reduced below three for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there is only one remaining) will be entitled to designate three persons to fill such vacancies who will be deemed to be Continuing Directors for purposes of the Merger Agreement or, if no Continuing Director then remains, the other directors will designate three persons to fill such vacancies who are not shareholders, affiliates, or associates of Federated and such persons will be deemed to be Continuing Directors for purposes of the Merger Agreement.

            The Merger Agreement further provides that, in the event that Federated purchases shares of Broadway Common Stock upon exercise of the Option: (i) notwithstanding any other provision contained in the Merger Agreement to the contrary, from and after the date of the closing of the exercise of the Option, the obligations of Federated and Newco to effect the Merger will be subject only to the fulfillment at or prior to the Closing Date of the conditions described in clauses  (i), (iii), and (iv) under  the caption "--
           Conditions --  Conditions to  Each Party's Obligation  to Effect
          the  Merger" and  all  other  conditions  to the  obligations  of
          Federated and Newco to effect the Merger on the terms and conditions of the Merger Agreement as in effect immediately prior to the exercise of the Option will be deemed satisfied or waived;
          (ii) notwithstanding any other provision contained in the Merger Agreement to the contrary, from and after the date of the closing of such purchase, Federated and Newco will not be entitled to terminate the Merger Agreement or abandon the Merger unless a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission issues an order, decree, or ruling or takes any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling, or other action becomes final and non-appealable; and (iii) any action by Broadway to waive or amend any provision of the Merger Agreement will require the approval of a majority of the Continuing Directors.

            Effect of Termination and Abandonment. In the event of termination of the Merger Agreement and the abandonment of the Merger, all obligations of the parties will terminate, except the obligations of the parties with respect to expenses and certain other specified matters. In the event of termination of the Merger Agreement other than by mutual consent, nothing in the Merger Agreement will prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of the Merger Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity.

            Expenses. The Merger Agreement provides that, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses except as otherwise expressly provided in the Merger Agreement and except that (i) the filing fee in connection with the HSR Act filing, (ii) the filing fee in connection with the filing of the Registration Statement or this Proxy Statement/Prospectus with the SEC, and (iii) the expenses incurred in connection with printing and mailing the Registration Statement and Proxy Statement/Prospectus will be shared equally by Federated and Broadway.

            Amendment. The Merger Agreement may be amended by the parties thereto, by action taken by their respective Boards of Directors, at any time before or after approval of the Merger Agreement by the stockholders of Broadway but, after any such stockholder approval, no amendment will be made which by law requires the further approval of such stockholders without obtaining such further approval.

            Delaware Law.  The Board of Directors of Broadway  has approved the Merger, the Merger Agreement, the transactions contemplated by the Merger Agreement, and the grant of the Option and the purchase of shares of Broadway Common Stock pursuant thereto (collectively, the "Stock Agreement Transactions"), with the result that the restrictions of Section 203 of the DGCL are inapplicable to the Merger, the Merger Agreement, the transactions contemplated by the Merger Agreement, and the Stock Agreement Transactions and to any subsequent transaction between Federated and Broadway.

            Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the date on which such stockholder became an interested stockholder unless
          (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder,
          (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation), or (iii) on or subsequent to such date the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

            Affiliate Letters. The shares of Federated Common Stock to be issued to Broadway stockholders in connection with the Merger will be freely transferable under the Securities Act, except for shares of Federated Common Stock issued to any person deemed to be an affiliate of Broadway for purposes of Rule 145 under the Securities Act at the Record Date ("Affiliates"). Affiliates may not sell their shares of Federated Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Pursuant to the Merger Agreement, Broadway has agreed that prior to the Effective Time it will deliver to Federated a letter identifying all persons who at the Record Date may be deemed to be Affiliates. Broadway has further agreed to use all reasonable efforts to cause each person who is so identified as an Affiliate in such letter to deliver to Federated on or prior to the Closing Date a letter agreement that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any shares of Federated Common Stock received in the Merger in violation of the Securities Act.

          Registration Rights Agreement

            The following discussion is a summary of certain provisions of the Registration Rights Agreement.

            It is a condition to the obligation of Broadway to effect the Merger that Federated shall have executed the Registration Rights

          Agreement with each Affiliate. The Registration Rights Agreement gives each Affiliate and each person who is an affiliate of such Affiliate that is a holder of Registrable Securities (as defined below) and each person that is a holder of Registrable Securities who received or will receive certificates for Registrable Securities bearing a restrictive legend, provided that if such person is not an Affiliate, such person has opted in writing to become bound by the terms and conditions of the Registration Rights Agreement (each such person, a "Holder") the right to require Federated, under certain circumstances, to register Registrable Securities for resale under the Securities Act. For purposes of the Registration Rights Agreement, "Registrable Securities" include shares of Federated Common Stock issued in the Merger ("Merger Shares") and any securities paid, issued, or distributed in respect of Merger Shares, by way of stock dividend or distribution of stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation, or otherwise.

            For the purposes of the Registration Rights Agreement, Registrable Securities will cease to be Registrable Securities when and to the extent that (i) a registration statement covering such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of pursuant to such effective registration statement or three years have passed since such registration statement was declared effective, (ii) such Registrable Securities are distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such Registrable Securities have been otherwise transferred to a party that is not an affiliate of an Affiliate and new certificates for such Registrable Securities not bearing restrictive legends have been delivered by Federated, or (iv) such Registrable Securities have ceased to be outstanding.

            Piggy-Back Registration Rights. Pursuant to the Registration Rights Agreement, whenever during the period commencing on the date of the Registration Rights Agreement and ending on the earlier of (i) the first date as of which all Registrable
          Securities cease to be such as provided in the Registration Rights Agreement and described above and (ii) the date on which such Holder may sell Registrable Securities in accordance with Rule 145(d)(3) under the Securities Act (the "Registration Rights Period") Federated proposes to file a registration statement under the Securities Act relating to the public offering of shares of Federated Common Stock for cash pursuant to a firm commitment underwritten offering, Federated will, on the terms and subject to the conditions set forth in the Registration Rights Agreement, include among the securities covered by such registration statement the number of Registrable Securities which each Holder requests to be included (subject to reduction as provided in the Registration Rights Agreement).

            Demand Registration Rights. The Registration Rights Agreement provides that, upon written request during the Registration Rights Period of holders of at least 25% of the Registrable Securities that Federated will seek to effect the registration under the Securities Act of all or part of such Holder's or Holders' Registrable Securities, and will file a registration statement covering such Holder's or Holders' Registrable Securities requested to be registered, except that Federated will not be required to take such action: (i) if Federated shall have previously effected one such demand registration; (ii) if Federated has offered registration within the preceding 180-day period which permitted such Holder or Holders of Registrable Securities to register Registrable Securities as described in the preceding paragraph; (iii) if Federated shall at the time have effected a shelf registration pursuant to which Holders of Registrable Securities could effect the disposition of the
          Registrable Securities in the manner requested; (iv) if Registrable Securities which shall have been requested to be registered shall have a then-current market value of less than $50,000,000, unless such registration request is for all remaining Registrable Securities; or (v) during the pendency of a Blackout Period (as defined below).

            Under the Registration Rights Agreement, in connection with any underwritten offering pursuant to a registration statement filed pursuant to a demand made as described in the immediately preceding paragraph, Holders of a majority of the Registrable Securities to be included in the registration statement will have the right to select a managing underwriter or underwriters to administer the offering, which managing underwriter or underwriters must be reasonably satisfactory to Federated.

            Blackout Periods. Under the Registration Rights Agreement, if during the Registration Rights Period Federated files or proposes to file a registration statement with respect to any securities of Federated and with reasonable prior notice, (i) Federated (in the case of a non-underwritten offering pursuant to such registration statement) advises the Holders in writing that a sale or distribution of Registrable Securities would adversely affect such offering or (ii) the managing underwriter or underwriters (in the case of an underwritten offering) advise Federated in writing that a sale or distribution of Registrable Securities would adversely affect such offering, then Federated will not be obligated to effect the initial filing of a registration statement as described under the caption "-- Demand Registration Rights" during the period commencing on the date that is 30 calendar days prior to the date Federated in good faith estimates will be the date of the filing of, and ending on the date which is 120 calendar days following the effective date of, such registration statement.

            The Registration Rights Agreement further provides that, if Federated determines in good faith that the registration and distribution of Registrable Securities (i) would materially impede, delay, or interfere with any pending financing, acquisition, corporate reorganization, or other significant transaction involving Federated or (ii) would require disclosure of non-public material information, the disclosure of which would materially and adversely affect Federated, and, in the case of clause (ii), Federated is concurrently forbidding purchases or sales in the open market by senior executives of Federated, Federated will promptly give the Holders written notice of such determination and will be entitled to postpone the filing or effectiveness of a registration statement for a reasonable period of time not to exceed 120 calendar days.

            The beginning of any period referred to in the two immediately preceding paragraphs (each a "Blackout Period") will be at least 120 calendar days after the end of the prior Blackout Period, and the aggregate number of days included in all Blackout Periods and other periods during which Holders are required to refrain from effecting public sales and distribution as provided under the Registration Rights Agreement, during any consecutive 12-month period during the Registration Rights Period will not exceed 180 calendar days.

            Expenses. Under the Registration Rights Agreement, all expenses (except the expense of counsel retained by the Holders and underwriting discounts and transfer taxes relating to the sale or disposition of Registrable Securities) of any registration of Registrable Securities will be paid by Federated.

            Indemnification and Contribution. The Registration Rights Agreement contains certain customary indemnification provisions whereby Federated is obligated to indemnify and hold harmless each Holder and certain related parties, and each Holder is obligated to indemnify and hold harmless Federated and certain related parties, in each case in connection with certain liabilities relating to the registration of the Registrable Securities. The Registration Rights Agreement also provides for certain rights of contribution in the event that such indemnity is unavailable.

          Certain Federal Income Tax Consequences

            The following is a general summary of certain U.S. federal income tax consequences of the Merger that are generally applicable to the holders of Broadway Common Stock and Broadway Preferred Stock and is based upon current provisions of the Code, regulations promulgated thereunder, and applicable rulings and decisions, as currently in effect, all of which are subject to change. No ruling from the IRS or opinion of tax counsel has been or will be sought concerning any federal income tax consequences of the Merger. The tax discussion below is intended for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Broadway Common Stock or Broadway Preferred Stock. It does not address any aspect of state, local, or foreign taxation and does not discuss all of the tax consequences that may be relevant to particular Broadway stockholders in light of their personal investment circumstances, or to certain types of stockholders that may be subject to special tax rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign persons, and individuals who acquired Broadway shares or options in connection with stock option plans or in other compensatory transactions.

            Holders Of Broadway Common Stock Or Broadway Preferred Stock Are Advised And Expected To Consult With Their Own Legal And Tax Advisors Regarding The U.S. Federal Income Tax Consequences Of The Merger In Light Of Their Particular Circumstances, And Any Other Consequences To Them Of The Merger Under State, Local, And Foreign Tax Laws.

            Qualification as a Reorganization. Although it is generally anticipated that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code, whether or not it will so qualify will depend upon whether a number of requirements are satisfied, including the following:
          (i) following the Merger, the Surviving Company must hold substantially all of the assets held by Newco and Broadway prior to the Merger; (ii) the holders of Broadway capital stock must maintain a substantial continuing ownership interest in the capital stock they receive in the Merger; and (iii) the Surviving Company must continue Broadway's historic business or use a significant portion of Broadway's historic business assets in a business following the Merger. If any of these requirements is not satisfied, the Merger may fail to qualify as a reorganization within the meaning of the Code. Neither Federated nor Broadway, nor any of the Broadway stockholders, has made any commitment to take or not take any action to ensure that all of the requirements will be met in order for the Merger to qualify as a reorganization within the meaning of the Code.

            Consequences to Holders of Broadway Common Stock. If the Merger qualifies as a reorganization as described above, holders of Broadway Common Stock generally would recognize no taxable gain or loss upon the Merger, except to the extent that such holders receive cash payments in lieu of fractional shares of Federated Common Stock. Such cash payments generally would be treated as if the holders had received such fractional shares and had them redeemed for the cash payments, giving rise to recognized gain or loss for tax purposes. Such gain or loss generally would be capital gain or loss, provided that the Broadway Common Stock was held as a capital asset at the Effective Time, and would be long-term capital gain or loss if the Broadway Common Stock had been held for more than one year at the Effective Time. The aggregate tax basis of the Federated Common Stock (including fractional share interests) received by a holder of Broadway Common Stock in the Merger would be the same as the aggregate tax basis of the holder's Broadway Common Stock exchanged therefor. The holding period of the Federated Common Stock received by a holder of Broadway Common Stock in the Merger would include the holding period of the Broadway Common Stock surrendered in exchange therefor, provided that the Broadway Common Stock so surrendered was held as a capital asset at the Effective Time.

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






            If the Merger does not qualify as a reorganization as described above, holders of Broadway Common Stock would recognize gain or loss upon the conversion of their Broadway Common Stock into Federated Common Stock, equal to the difference between the fair market value of the Federated Common Stock and their basis in the Broadway Common Stock at the Effective Time.

            As in the case of cash received in lieu of fractional shares as described above, the gain or loss would be capital gain or loss, and long-term capital gain or loss, if the Broadway Common Stock were held as a capital asset, and had been held for more than one year at the Effective Time. The basis of the Federated Common Stock received in the Merger would be its fair market value as of the Effective Time, and the holder's holding period for the Federated Common Stock would begin the day after the Merger.

            Consequences to Broadway Preferred Stockholders. If the Merger qualifies as a reorganization as described above, the holders of Broadway Preferred Stock generally would not recognize any gain or loss upon the Merger, except to the extent that a holder receives a cash payment pursuant to the exercise of dissenter's rights. In the case of such payments, holders of Broadway Preferred Stock would recognize gain or loss in the amount of the difference between the amount of the cash payment received and their basis in the Broadway Preferred Stock. In addition, the receipt of the right to receive warrants in exchange for the Surviving Company Preferred Stock could constitute the receipt of property other than stock or securities of Federated, Broadway, or Newco received in the Merger. In that event, any gain realized by a holder of Broadway Preferred Stock in the Merger would be recognized, but only to the extent of the value of that right. Any such gain may be treated as ordinary income rather than as a capital gain. The basis of the Surviving Company Preferred Stock would generally be the same as the basis of the Broadway Preferred Stock, decreased by the fair market value of the right to exchange the stock for warrants, if it were treated as separate property, and increased by the amount of any gain recognized on the Merger. The basis of the exchange right, if treated as separate property, would be its fair market value. The holding period of the Surviving Company Preferred stock would generally include the holding period of the Broadway Preferred Stock, provided that the Broadway Preferred Stock was held as a capital asset at the Effective Time.

            If the Merger does not qualify as a reorganization as described above , the holders of the Broadway Preferred Stock may be treated as exchanging the Broadway Preferred Stock for
          Surviving Company Preferred Stock. Such an exchange may itself qualify as a reorganization as described above. In that event, the consequences described above would apply to the deemed exchange. If an exchange were deemed to take place and neither the Merger nor the deemed exchange were to qualify as a reorganization as described above, holders of the Broadway Preferred Stock would recognize gain or loss in an amount equal to the difference between the fair market value of the Surviving Company Preferred Stock and their basis in the Broadway Preferred Stock, their basis in the Surviving Company Preferred Stock would equal its fair market value, and their holding period for the Surviving Company Preferred Stock would begin on the day after the Merger.

          Interests of Certain Persons in the Merger

            Enhanced Severance Pay Plan. Effective as of July 31, 1995, Broadway adopted the Broadway Stores, Inc. Enhanced Severance Pay Plan. The plan currently covers Broadway's President & Chief Executive Officer (David L. Dworkin), Executive Vice President & Chief Financial Officer (John C. Haeckel), Executive Vice President of Merchandising & Marketing (Elayne M. Garofolo), Executive Vice President of Operations (Robert M. Menar), Senior Vice President of Human Resources (Steve Milovich), and Senior Vice President, Director of Stores (Gary Siler). Under the Plan, a covered executive other than Mr. Dworkin will receive a benefit equal to two years of base pay if the executive (i) incurs a "job reduction" within 12 months of a "change in control" or (ii) incurs an "involuntary termination" (as such terms are defined in the Plan). Mr. Dworkin will receive a benefit equal to three years of base pay following a "change in control" (which, for Mr. Dworkin, is defined in the same manner as "change of control" in Mr. Dworkin's employment agreement). Upon a change in control such benefits are payable in the following lump sum amounts within two weeks of the triggering event, less applicable taxes and withholding amounts: Mr. Dworkin, $3,000,000.00; Mr. Haeckel, $700,000.00; Ms. Garofolo, $800,000.00; Mr. Menar,
          $650,000.00;  Mr.   Milovich,   $370,000.00;   and   Mr.   Siler,
          $370,000.00. Upon an involuntary termination such benefits are payable in the form of salary continuation and are reduced by income from other employment during the second half of the salary continuation period. The Plan also provides for the payment of the first 12 months of a covered executive's medical and dental care "continuation coverage" (as such term is defined in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA")) and for a lump sum outplacement benefit equal to the lesser of $40,000 or 10% of the executive's base pay. The Merger will constitute a change in control as defined in the Plan and a change of control as defined in Mr. Dworkin's employment agreement. The benefits under the Plan are payable as an alternative to, rather than in addition to, any severance or termination benefits to which a covered executive may be entitled under an employment agreement or any other severance plan or program.

            Executive Severance Pay Plan. Effective as of July 31, 1995, Broadway adopted the Broadway Stores, Inc. Executive Severance Pay Plan. The plan covers approximately 45 Senior Vice Presidents, Vice Presidents, DMMs, Directors, Senior Counselors, and Managers selected by Broadway. Under the Plan, a covered executive will receive a benefit equal to from six to 18 months of base pay (based upon the executive's position) if the executive (i) incurs a "job reduction" within 12 months of a "change in control" or (ii) incurs an "involuntary termination" (as such terms are defined in the Plan). Upon a change in control, such benefits are payable in a lump sum within two weeks of the triggering event. Upon an involuntary termination such benefits are payable in the form of salary continuation and are reduced by income from other employment during the second half of the salary continuation period. The Plan also provides for the payment of the first 12 months of a covered executive's medical and dental care "continuation coverage" (as such term is defined in COBRA) and for a lump sum outplacement benefit equal to 10% of the executive's base pay. The Merger will constitute a change in control as defined in the Plan. The benefits under the Plan are payable as an alternative to, rather than in addition to, any severance or termination benefits to which a covered executive may be entitled under an employment agreement or any other severance plan or program.

            Stock Incentive Plan. Under the Carter Hawley Hale Stores, Inc. 1992 Stock Incentive Plan, Broadway has granted stock options and stock appreciation rights to selected directors, officers, key employees, and consultants. The plan provides that upon a "change in control" (as such term is defined in the Plan) all outstanding stock options will become immediately and fully exercisable, except to the extent otherwise provided in an option holder's option agreement. The Merger will constitute a change in control as defined in the Plan.

            Dworkin Employment Agreement. Under his employment agreement, Mr. Dworkin is entitled to benefits equal to two years of base pay upon a "change of control" (as such term is defined in the agreement). The Merger will constitute such a change of control. As described above, however, upon a change of control Mr. Dworkin would be entitled to greater alternative benefits under the Broadway Stores, Inc. Enhanced Severance Pay Plan. See "-- Enhanced Severance Pay Plan."

            Management Deferred Compensation Plan. Under the Carter Hawley Hale Stores, Inc. Management Deferred Compensation Plan, upon any of certain change-in-control events designated in the Plan as a "termination event," participants may request immediate lump sum payments of their Plan benefits. Federated and Broadway believe that the performance of the transactions contemplated by the Merger Agreement will not constitute such a termination event. Moreover, such payments may be granted only in the discretion of the committee that administers the Plan.

            Directors Deferred Compensation Plan. Under the Carter Hawley Hale Stores, Inc. Directors Deferred Compensation Plan, upon any of certain change-in-control events designated in the Plan as a termination event" participants may request immediate lump sum payments of their Plan benefits. Federated and Broadway believe that the Merger will not constitute such a termination event. Moreover, such payments may be granted only in the discretion of the committee that administers the Plan.

          Regulatory Approvals

            Federated and Broadway must observe the notification and waiting period requirements of the HSR Act before the Merger or the purchase of shares of Broadway Common Stock pursuant to the Option may be consummated. The HSR Act provides for an initial 30-calendar day waiting period following the filing with the FTC and the Antitrust Division of certain Notification and Report Forms by the parties to the Merger and certain other parties. The HSR Act further provides that if, within the initial 30-calendar day waiting period, the FTC or the Antitrust Division issues a request for additional information or documents, the waiting period will be extended until 11:59 p.m. on the twentieth day after the date of substantial compliance by the filing parties with such request. Only one such extension of the initial waiting period is permitted under the HSR Act; however, the filing parties may voluntarily extend the waiting period.

            Federated and Broadway have made the requisite initial filings under the HSR Act in connection with the Merger and the Stock Agreement, and the initial waiting periods with respect to such filings are presently scheduled to expire at 11:59 p.m. on September 20, 1995.

            The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, the FTC or the Antitrust Division could, among other things, seek under the antitrust laws to enjoin the Merger or to cause Federated to divest itself, in whole or in part, of Broadway or of other business conducted by Federated. Under certain circumstances, private parties and state governmental authorities may also bring legal action under the antitrust laws challenging the Merger. See "--Conditions."

          Appraisal Rights

            Absence of Appraisal Rights for Broadway Common Stock. Under Delaware law, appraisal rights are unavailable to holders of Broadway Common Stock because the Broadway Common Stock was, on the record date, listed on the NYSE and the PSE, and will be converted into Federated Common Stock, which on the effective date of the Merger will be listed on the NYSE.

            Appraisal Rights for Broadway Preferred Stock. Under Delaware law, holders of Broadway Preferred Stock are entitled to appraisal rights in connection with the Merger. Any holder of record of Broadway Preferred Stock who objects to the Merger may elect to have his shares appraised under the procedures of the DGCL and to be paid the appraised value of his shares, which, pursuant to Section 262 of the DGCL, will be the shares' fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. An appraisal proceeding may result in a determination of fair value less than or greater than the value of the consideration to be received in the Merger.

            Any holder of Broadway Preferred Stock contemplating the exercise of appraisal rights is urged to review carefully the provisions of Section 262 of the DGCL (a copy of which is attached as Appendix F hereto), particularly with respect to the procedural steps required to perfect the right of appraisal. The right of appraisal may be lost if the procedural requirements of
          Section 262 of the DGCL are not followed exactly. If the right of appraisal is lost, the holder of Broadway Preferred Stock will receive one one-thousandth of a share of Surviving Company Preferred Stock for each share of Broadway Preferred Stock owned immediately prior to the Effective Time. Set forth below, to be read in conjunction with the full text of Section 262 of the DGCL attached as Appendix F hereto, is a summary of the procedures relating to exercise of the right of appraisal.

            Under Section 262 of the DGCL, a corporation, not less than 20 calendar days prior to the meeting at which a proposed merger is to be voted on, must notify each of its stockholders entitled to appraisal rights as of the record date of the meeting that such appraisal rights are available and include in such notice a copy of Section 262 of the DGCL. This Proxy Statement/Prospectus constitutes such notice to the holders of Broadway Preferred Stock.

            A stockholder electing to exercise his rights under Section 262 of the DGCL must deliver to Broadway, before the taking of a vote with respect to the adoption of the Merger Agreement, a written demand for appraisal which reasonably informs Broadway of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his, her, or its shares. A proxy or vote against the adoption of the Merger Agreement, or an abstention or broker non-vote, will not constitute such a demand; a stockholder electing to take such action must do so by a separate written demand. Such demands should be mailed or delivered to George C. Touras, Secretary, Broadway Stores, Inc., 3880 North Mission Road, Los Angeles, California 90031. Within 10 calendar days after the Effective Time, the Surviving Company will notify each stockholder who has made a proper written demand and who has not voted in favor of adoption of the Merger Agreement as of the Effective Time. A vote in favor of adoption of the Merger Agreement will have the effect of waiving all appraisal rights.

            Within 120 calendar days after the Effective Time, Broadway or any stockholder who has complied with the foregoing notice requirement may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the value of the shares of all stockholders who have complied with such provisions. However, because Broadway has no obligation to file such a petition and does not currently intend to do so if any stockholders exercise appraisal rights, any stockholder that desires that such a petition be filed is advised to do so on a timely basis. If neither Broadway nor any dissenting stockholder files a petition for appraisal within 120 calendar days, all appraisal rights will cease, and dissenting stockholders will be entitled only to receive one one-thousandth of a share of Surviving Company Preferred Stock on account of each share of Broadway Preferred Stock owned immediately prior to the Effective Time. Any holder of shares may withdraw a demand for appraisal at any time within 60 calendar days after the Effective Time (or thereafter with the written consent of Broadway) and receive, pursuant to the terms of the Merger, one one-thousandth of a share of Surviving Company Preferred Stock on account of each share of Broadway Preferred Stock owned immediately prior to the Effective Time. Notwithstanding the foregoing, no appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

            Within  120  calendar  days   after  the  Effective  Time,  any
          stockholder  who has  complied  with the  above-described  notice

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






          requirements may also deliver to Broadway a written request for a statement listing the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such a statement will be mailed to the stockholder within 10 calendar days after his written request for it is received by Broadway.

            Upon the filing of any petition by a stockholder demanding appraisal, service of a copy thereof will be made upon Broadway, which will, within 20 calendar days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Broadway. If a petition is filed by Broadway, the petition will be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Broadway and to the stockholders shown on the list at the addresses therein stated, and such notice will also be given by publishing a notice at least one week from the day of the hearing in a newspaper of general circulation published in Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Court, and the costs thereof will be borne by Broadway.

            After determining the stockholders entitled to an appraisal under Section 262 of the DGCL, the Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. In determining such fair value, the Court will take into account all relevant factors. The Court will direct the payment of the appraised value of the shares, together with interest, if any, by Broadway to the stockholders entitled thereto upon surrender to Broadway of the certificates representing such shares. The costs of the appraisal proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

            After the Effective Time, no stockholder who has demanded his appraisal rights as set forth above will be entitled to vote his shares for any purpose or to receive payment of dividends or other distributions on his shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time).


                                   OTHER AGREEMENTS

          The Stock Agreement

            General.   The  following discussion  is  a summary  of certain
          provisions of the Stock Agreement.

            As a condition to its willingness to enter into the Merger Agreement, Federated required that, simultaneously with the execution thereof, Zell/Chilmark enter into the Stock Agreement.

            The Option. Pursuant to the Stock Agreement, Zell/Chilmark has granted to Federated an irrevocable option to purchase, on the terms and subject to the conditions set forth therein, all of the 24,800,866 shares of Broadway Common Stock owned by Zell/Chilmark on the date of the Stock Agreement (the "Owned Shares"), together with (i) any additional shares of capital stock of Broadway which Zell/Chilmark is or becomes entitled to receive from Broadway by reason of being a record holder of the Owned Shares, (ii) any securities or other property into which any such Owned Shares shall have been or shall be converted or changed (other than shares of Federated Common Stock), whether by amendment to the certificate of incorporation of Broadway, merger, consolidation, reorganization, capital change, or otherwise, (iii) any additional shares of Broadway Common Stock acquired by Zell/Chilmark as the result of Zell/Chilmark exercising an option, warrant, or other right to acquire shares of capital stock from Broadway (all of the foregoing hereinafter collectively referred to as the "Additional Owned Shares"), and
          (iv) any  shares of  capital stock  referred  to in  clauses (i),
          (ii), and (iii) above that are issued or issuable in respect of Additional Owned Shares (the Owned Shares, the Additional Owned Shares, and any securities referred to in clause (iv) above hereinafter collectively referred to as the "Option Shares").

            Under the Stock Agreement, subject to the conditions described below, the Option may be exercised in whole but not in part by notice given by Federated to Zell/Chilmark at any time prior to the later of (i) February 29, 1996 and (ii) the date to which the Outside Date specified in the Merger Agreement may from time to time be extended (the "Stock Agreement Outside Date"). Under the Merger Agreement, the total price payable to Zell/Chilmark upon exercise of the Option will be the number of shares of Federated Common Stock equal to the product of (i) the Conversion Rate and
          (ii) the number of Option Shares to be purchased upon such exercise; except that if any additional shares of capital stock of Broadway or any of its subsidiaries other than those described in the Merger Agreement are issued by Broadway or any of its subsidiaries or any of their respective successors (the "Excess Shares"), the total number of shares of Federated Common Stock payable to Zell/Chilmark for all of the Option Shares, including any Excess Shares owned beneficially or of record by Zell/Chilmark, will be the number of shares of Federated Common Stock equal to the product of (a) the Conversion Rate and (b) the total number of Option Shares, less the total number of Excess Shares, owned beneficially or of record by Zell/Chilmark.

            The obligations of Federated and Zell/Chilmark to consummate the purchase and sale of the Option Shares pursuant to the Stock Agreement will be subject to the fulfillment of the following conditions: (i) the expiration or termination of the waiting period applicable to the consummation of such transactions under the HSR Act and (ii) neither of the parties thereto being subject to any order of injunction of a court of competent jurisdiction which prohibits the consummation of such transactions.

            Voting of Shares. Pursuant to the Stock Agreement, Zell/Chilmark has agreed that it will, with respect to (i) all Owned Shares and (ii) any other Option Shares that it owned of record or beneficially on the Record Date, vote or cause to be voted such Option Shares (a) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (b) against any Alternative Proposal, and (c) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at the Special Meeting.

            No Solicitation. Pursuant to the Stock Agreement, Zell/Chilmark has agreed that, prior to the Effective Time
          (i) Zell/Chilmark will not, and will cause its officers, directors, and employees, in their capacities as such, and its agents or representatives not to, initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any Alternative Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, and
          (ii) Zell/Chilmark will notify Federated immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.



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






            The Stock Agreement gives Zell/Chilmark the right to require Federated, under certain circumstances, to register for resale under the Securities Act the shares of Federated Common Stock acquired by Zell/Chilmark upon the exercise of the Option. Such registration rights are substantially identical to those described under the caption of "The Merger Agreement -- Registration Rights Agreement."

            Agreement with Respect to Shares of Federated Common Stock. The Stock Agreement provides that, prior to the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with its terms, Zell/Chilmark will not directly or indirectly, through any affiliate or associate, sell, assign, transfer, pledge, or otherwise dispose of or acquire, or enter into any put, call, or other contract, option, or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, or other disposition of any shares of Federated Common Stock and that, for 90 calendar days beginning on the date of the Effective Time, Zell/Chilmark will not directly or indirectly, through any affiliate or associate, sell, assign, transfer, pledge, or otherwise dispose of (including make any distribution to its limited partners) or acquire, or enter into any put, call, or other contract, option, or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, or other disposition of any shares of Federated Common Stock.

            Termination. If Federated has not theretofore purchased the Option Shares pursuant to the Option or given prior notice of its desire to exercise the Option, the Stock Agreement terminates automatically upon the earlier to occur of (i) the Stock Agreement Outside Date and (ii) the termination of the Merger Agreement (a) by mutual consent, (ii) by either party as described in clause (i) or (ii) under the caption "Termination -- Termination by Either Federated or Broadway," or (iii) by Federated and Newco as described under the caption "Termination -- Termination by Federated and Newco." In addition, if Federated fails to exercise the Option to purchase shares of Broadway Common Stock within 60 calendar days after giving notice that it wishes to do so, the Stock Agreement will terminate.

          The Prudential Agreement

            Pursuant to the Prudential Agreement, FNC, a wholly owned subsidiary of Federated, has agreed to purchase from Prudential all of Prudential's right, title, and interest in, to, and under five promissory notes (the "Notes") made by Broadway in favor of Prudential, the loan documents pursuant to which the Notes were issued, and the mortgages and deeds of trust granted by Broadway in favor of Prudential as security for Broadway's obligations under the Notes and such loan documents. As of August 14, 1995, the aggregate unpaid principal amount of the Notes was $421,149,531. The Notes bear interest at rates ranging from 9.00% to 10.69% per annum. Amortization of the principal of the Notes commences on November 1, 1997, with the entire outstanding balance of the Notes being due and payable on October 7, 2002. Subject to certain exceptions, the Notes are cross-collateralized and are subject to certain cross-default provisions. The collateral securing the Notes includes, among other things, first mortgages on specified Broadway stores.

            The purchase price payable at the closing of the purchase and sale of the Notes pursuant to the Prudential Agreement (the "Note Purchase Closing") consists of (i) a promissory note (the "FNC Note") to be made by FNC in favor of Prudential in the principal amount of $221,149,531 (subject to adjustment as provided in the Prudential Agreement) and (ii) at FNC's option, either (a)
          $200,000,000 in cash or (b) a number of shares of Federated Common Stock equal to the quotient that results from dividing $200,000,000 by the closing price of shares of Federated Common Stock on the NYSE on the trading day next preceding the Note Purchase Closing (except that if such closing price is $29-5/8 or less, such number of shares will be 6,751,055 and the contingent payment provision described in the next sentence will be applicable). If the closing price of shares of Federated Common Stock on the trading day next preceding the Note Purchase Closing is less than $29-5/8, and the average closing price for shares of Federated Common Stock on the NYSE for the period of 10 trading days next following the Note Purchase Closing (the "Post-Closing Average Price") is also less than $29-5/8, FNC will be required to deliver to Prudential an additional amount (the "Contingent Payment Amount") equal to the product of (x) the amount by which $29-5/8 is greater than the Post-Closing Average Price and (y) 6,751,055. The Contingent Payment Amount, if any, is payable, at FNC's option, in cash, shares of Federated Common Stock (valued at the closing price on the last day of the 10-trading day period referred to above), or by amending the FNC Note to increase the principal amount thereof by an amount equal to the Contingent Payment Amount. FNC's obligations under the FNC Note will be secured by a security interest in the Notes and other interests purchased from Prudential pursuant to the Prudential Agreement and guaranteed on a subordinated basis by Federated. In addition, Federated will pledge the stock of FNC to Prudential.

            The respective obligations of FNC and Prudential to consummate the transactions contemplated by the Prudential Agreement are subject to the satisfaction of waiver of certain conditions, including the representations and warranties of the other contained in the Prudential Agreement being true in all material respects, the other having performed in all material respects the covenants to be performed by it, any applicable waiting period under the HSR Act having expired or been terminated, the receipt of specified third party consents, and, in the case of FNC only, the Merger having been consummated.

            Pursuant to the Prudential Agreement, Federated has agreed to cause the shares of Federated Common Stock, if any, delivered to Prudential as part of the purchase price of the Notes to be and remain for up to three years registered for resale under the Securities Act. If the Note Purchase Closing shall not have previously occurred, either FNC or Prudential may terminate the Prudential Agreement, except that FNC may not terminate the Prudential Agreement unless the Merger Agreement shall have been terminated.

          The Broadway Working Capital Amendment

            Pursuant to the Broadway Working Capital Amendment, the size of the Broadway Working Capital Facility was increased to $250.0 million from $225.0 million, and the percentage of the value of "Eligible Inventory" that constitutes the "Borrowing Base" under the Broadway Working Capital Facility was increased to 55% from 50%. In addition, the minimum inventory balance requirements under the Broadway Working Capital Facility were relaxed and various financial covenants previously contained therein were eliminated. In connection with the Broadway Working Capital Amendment, Broadway paid fees aggregating $1.25 million to GE Capital and will reimburse GE Capital for its expenses incurred in connection therewith, and GE Capital consented to the transactions contemplated by the Merger Agreement and the Stock Agreement.

            As a condition to GE Capital's entering into the Broadway Working Capital Amendment, GE Capital and Federated entered into a Put Agreement (the "Put Agreement"), and a Last-Out Participation Agreement (the "Participation Agreement"). Under the Put Agreement, Federated will be required to purchase from GE Capital for $30.0 million a last-out participation in the Broadway Working Capital Facility upon the earlier to occur of
          (i) the commitment termination date under the Broadway Working Capital Facility (unless all of Broadway's obligations under the Broadway Working Capital Facility are repaid or otherwise satisfied in accordance with the terms such facility on or prior to such date) and (ii) the tenth banking day prior to the then-current expiration date of the letter of credit that Federated provided to GE Capital to secure the performance of Federated's contingent purchase obligation thereunder.

            The Participation Agreement provides for a $30.0 million last-out participation in the Broadway Working Capital Facility, under the terms of which Federated would not be entitled to receive any payments of principal until Broadway's obligations to GE Capital and any other members of the lender syndicate under the Broadway Working Capital Facility are fully repaid or otherwise satisfied. In addition, Federated's right to receive payments of interest in respect of the last-out participation would be subordinated in certain circumstances.

          The Bank of America Agreement

            Pursuant to the Bank of America Agreement, Bank of America, on behalf of itself and certain lenders under the Bank of America Loan, consented to the consummation of the Merger. Such consent is conditioned upon Broadway entering into an amendment to the Bank of America Loan providing for recourse against Broadway for repayment of its obligations thereunder, with the effectiveness of such amendment to be conditioned upon the consummation of the Merger.


                        PRO FORMA CAPITALIZATION OF FEDERATED

            The following table sets forth the capitalization of each of Federated and Broadway as of April 29, 1995 and the pro forma capitalization of Federated as of that date, giving effect to (i) the consummation of the Merger and (ii) the purchase by FNC from Prudential of certain mortgage indebtedness of Broadway for consideration assumed to consist of a $221,149,531 promissory note of FNC, 6,751,055 shares of Federated Common Stock, and $843,877 in cash. As described in "Other Agreements--The Prudential Agreement," if FNC elects to pay a portion of the purchase price under the Prudential Agreement in the form of Federated Common Stock, such purchase price will be determined with reference to actual market prices for shares of Federated Common Stock (which market prices may be higher or lower than the $29.50 per share price assumed for purposes of the following pro forma information).

            The pro forma information set forth below is presented for illustrative purposes only and is not necessarily indicative of what Federated's actual consolidated capitalization would have been had the foregoing transactions been consummated on April 29, 1995, nor does it give effect to (a) any transactions other than the foregoing transactions and those discussed in the Notes to Unaudited Pro Forma Information of Federated included elsewhere in this Proxy Statement/Prospectus or (b) Federated's or Broadway's respective results of operations since April 29, 1995. Accordingly, the pro forma information set forth below does not purport to be indicative of Federated's consolidated capitalization as of the date hereof, the Effective Time, or any other future date.

            The following table should be read in conjunction with the historical financial statements of Federated and Broadway, the unaudited pro forma financial information, the related notes, and the other information contained elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein. See "Unaudited Pro Forma Financial Information of Federated," "Available Information," and "Incorporation of Certain Documents by Reference."

                                           PRO FORMA CAPITALIZATION OF FEDERATED
                                                        April 29, 1995
                                                         (unaudited)
                                                       (in thousands)

                                                                          Historical
                                                               ------------------------------
                                                                 Federated         Broadway          Pro Forma
                                                               ------------   ---------------      --------------
                 Short-term debt:
                   Bank credit facility  . . . . . . . . .       $   250,000      $          --      $   250,000
                   Receivables backed commercial paper . .           361,777                 --          361,777
                   Working capital facility  . . . . . . .                --             88,752           88,752
                   Current portion of long-term debt . . .            59,964              6,750           66,714
                                                                ------------      -------------      -----------
                     Total short-term debt . . . . . . . .           671,741            95,502          767,243
                                                                ------------      -------------      -----------

                 Long-term debt:

                   Bank credit facility  . . . . . . . . .         1,700,000                --         1,700,000
                   Receivables backed certificates . . . .         1,056,869                --         1,056,869
                   Receivable based financing  . . . . . .                --            515,443          515,443
                   Senior notes  . . . . . . . . . . . . .           450,000                --           450,000
                   Mortgages . . . . . . . . . . . . . . .           417,439            522,118          518,407
                   Senior convertible discount notes . . .           307,383                --           307,383
                   FNC note  . . . . . . . . . . . . . . .                --                --           221,150
                   Convertible subordinated notes (a)  . .                --            143,750          143,750
                   Tax notes . . . . . . . . . . . . . . .           174,964                --           174,964
                   Note monetization facility (b)  . . . .           352,000                --           352,000
                   Capitalized leases  . . . . . . . . . .            66,614             40,727          107,341
                   Other . . . . . . . . . . . . . . . . .               922                --               922
                                                                ------------      -------------      -----------
                     Total long-term debt  . . . . . . . .         4,526,191          1,222,038        5,548,229
                                                                ------------      -------------      -----------
                       Total debt  . . . . . . . . . . . .         5,197,932          1,317,540        6,315,472
                                                                ------------      -------------      -----------

                 Shareholders' equity:
                   Common stock outstanding  . . . . . . .             2,124                469            2,319
                   Preferred stock outstanding . . . . . .                --                  8               --
                   Additional paid-in capital  . . . . . .         3,705,949            502,039        4,278,794
                   Retained earnings (deficit) . . . . . .           436,873           (160,162)         436,873
                   Treasury stock  . . . . . . . . . . . .          (560,077)                --         (560,077)
                                                                ------------      -------------      -----------
                     Total shareholders' equity  . . . . .         3,584,869            342,354        4,157,909
                                                                ------------      -------------      -----------
                       Total capitalization  . . . . . . .       $ 8,782,801      $   1,659,894      $10,473,381
                                                                ============      =============      ===========

                 Ratio of total debt to total
                 capitalization
                   (excluding note monetization facility)              57.48%             79.37%           58.92%
                                                                ============      =============      ===========
                ____________________

          (a) Following the consummation of the Merger, the Surviving Company will be required to offer to purchase all of Broadway's outstanding convertible subordinated notes at a price equal to the principal amount thereof plus accrued interest. As of the date of this Proxy Statement/Prospectus, the results of such offer could not be determined and no decision had been made as to the means of funding the purchase price thereunder; accordingly, the foregoing pro forma information does not give effect thereto.

          (b) The note monetization facility represents debt of a trust of which Federated is the beneficiary. The repayment of such debt is nonrecourse to Federated and its assets (other than its interests in such trust).

                UNAUDITED PRO FORMA FINANCIAL INFORMATION OF FEDERATED

             The following unaudited pro forma financial statements of Federated give effect to (i) the consummation of the Merger and
          (ii) the purchase by FNC from Prudential of certain mortgage indebtedness of Broadway for consideration assumed to consist of a $221,149,531 promissory note of FNC, 6,751,055 shares of Federated Common Stock, and $843,877 in cash, in each case as if the foregoing transactions had been consummated on April 29, 1995, in the case of the Unaudited Pro Forma Balance Sheet at April 29, 1995, and on January 30, 1994, in the case of the Unaudited Pro Forma Statements of Operations for the 13 weeks ended April 29, 1995 and the 52 weeks ended January 28, 1995. As described in "Other Agreements--The Prudential Agreement," if FNC elects to pay a portion of the purchase price under the Prudential Agreement in the form of Federated Common Stock, such purchase price will be determined with reference to actual market prices for shares of Federated Common Stock (which market prices may be higher or lower than the $29.50 per share price assumed for purposes of the following pro forma information). Because Federated's acquisition of Macy's on December 19, 1994 was accounted for under the purchase method of accounting, Federated's historical statements of operations gives effect to the results of operations of the Macy's business only from and after such date. The Unaudited Pro Forma Statement of Operations for the 52 weeks ended January 28, 1995 also give effect to Federated's acquisition of Macy's as if such acquisition had been consummated on January 30, 1994 rather than on December 19, 1994.

             The following unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what Federated's actual financial position or results of operations would have been had the foregoing transactions, including the acquisition of Macy's, been consummated on such dates, nor does it give effect to (a) any repurchase by the Surviving Company of Broadway's subordinated convertible notes or any other transactions other than those discussed above or in the accompanying Notes to Unaudited Pro Forma Financial Information, (b) Federated's or Broadway's results of operations since April 29, 1995, (c) the synergies, cost savings, and one-time charges expected to result from the Merger and from the acquisition of Macy's, or (d) the effects of sales of stores which may occur subsequent to the Merger. Accordingly, the pro forma financial information does not purport to be indicative of Federated's financial position or results of operations as of the date hereof or for any period ended on the date hereof, as of the Effective Time, for any period ending at the Effective Time, or as of or for any other future date or period.

             The following unaudited pro forma financial information is based upon the historical financial statements of Federated and Broadway (and, with respect to the 52-weeks ended January 28, 1995, certain financial data of Macy's) and should be read in conjunction with such historical financial statements, the related notes, and the other information contained elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference." Certain items derived from Broadway's historical financial statements have been reclassified to conform to the pro forma presentation.

             In the preparation of the following unaudited pro forma financial information, it has been generally assumed that the historical book value of Broadway's assets approximates the fair value thereof, as an independent valuation has not been completed. Federated will be required to determine the fair value of the assets of Broadway (including intangible assets) as of the Effective Time. Although such determination of fair value is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the following unaudited pro forma financial information, there can be no assurance with respect thereto.

             The retail business is seasonal in nature, with a higher proportion of sales and earnings usually being generated in the months of November and December than in other periods. Because of this seasonality and other factors, results of operations for an interim period are not necessarily indicative of results of operations for an entire fiscal year.

                                              UNAUDITED PRO FORMA BALANCE SHEET OF FEDERATED
                                                            APRIL 29, 1995
                                                            (in thousands)
                                       -----------------------------     -----------------------------
                                                 Historical                  Pro Forma Adjustments
                                       -----------------------------     -----------------------------
                                         Federated        Broadway          Debit            Credit        Pro Forma
                                       ------------    -------------     ------------    -------------   --------------
ASSETS:
  Current Assets:
    Cash  . . . . . . . . . . . . .    $    150,242    $     17,440      $              $     8,000(a)  $      158,838

                                                                                                844(b)
    Accounts receivable .                 2,237,598         595,937                                          2,833,535
    Merchandise inventories . . . .       2,553,193         435,443                          13,313(a)       2,956,411


                                                                                             18,912(a)

    Supplies and prepaid expenses .         114,191          18,637                           7,885(a)         124,943
    Deferred income taxes . . . . .         232,889               -                                            232,889
                                       ------------     -----------                                     --------------
      Total Current Assets. . . . .       5,288,113       1,067,457                                          6,306,616

  Property and Equipment - net  . .       5,245,346         887,353                                          6,132,699
  Intangible Assets - net . . . . .       1,037,861               -          104,793(a)                      1,142,654
  Notes Receivable  . . . . . . . .         407,293               -                                            407,293
  Other Assets  . . . . . . . . . .         386,818          37,183                          23,785(a)         400,216
                                       ------------     -----------      -----------    -----------     --------------

      Total Assets  . . . . . . . .    $ 12,365,431     $ 1,991,993      $   104,793     $   72,739     $   14,389,478
                                       ============     ===========      ===========    ===========      -------------

LIABILITIES AND
  SHAREHOLDERS' EQUITY:
  Current Liabilities:
    Short-term debt . . . . . . . .     $   671,741     $    95,502      $               $                $    767,243
    Accounts payable and accrued
      liabilities . . . . . . . . .       2,085,154         207,770                                          2,292,924
    Income taxes  . . . . . . . . .           9,621             914                                             10,535
                                       ------------     -----------                                     --------------
      Total Current Liabilities . .       2,766,516         304,186                                          3,070,702

  Long-Term Debt  . . . . . . . . .       4,526,191       1,222,038          421,150(b)     221,150(b)       5,548,229
  Deferred Income Taxes . . . . . .         989,228          14,850                                          1,004,078
  Other Liabilities . . . . . . . .         498,627         108,565            4,300(a)       7,718(a)         608,560
                                                                               2,050(a)
  Shareholders' Equity  . . . . . .       3,584,869         342,354          342,354(a)     373,884(a)       4,157,909
                                                                                            199,156(b)
                                       ------------     -----------      -----------    -----------     --------------
    Total Liabilities and
      Shareholders' Equity. . . . .     $12,365,431     $ 1,991,993      $   769,854     $  801,908     $   14,389,478
                                       ============     ===========      ===========     ==========     ==============

                                See accompanying Notes to Unaudited Pro Forma Financial Information.




                                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS OF FEDERATED
                                           For the 13 Weeks Ended April 29, 1995
                                         (in thousands, except for per share data)


                                       -----------------------------     -----------------------------
                                                 Historical                  Pro Forma Adjustments
                                       -----------------------------     -----------------------------
                                         Federated        Broadway          Debit            Credit        Pro Forma
                                       ------------    -------------     ------------    -------------   --------------
Net sales, including
  leased department sales . . . .      $ 2,988,006     $   423,911       $                $              $   3,411,917
                                       -----------      ----------                                       -------------

Cost of sales . . . . . . . . . .        1,823,921         324,753             --(a)         51,239(c)       2,105,320

Selling, general and                                                        7,885(b)

  administrative expenses . . . .        1,069,959         111,321          1,310(d)                         1,233,829
                                                                           51,239(c)
Business integration and
  consolidation expenses  . . . .           83,322              --                                              83,322
                                       -----------      ----------                                       -------------
Operating income (loss) . . . . .           10,804         (12,163)                                            (10,554)

Interest expense  . . . . . . . .         (109,501)        (31,135)         4,180(e)         14,209(f)        (130,607)

Interest income . . . . . . . . .           11,949              --                                              11,949
                                       -----------      ----------                                       -------------

Loss before income taxes  . . . .          (86,748)        (43,298)                                           (129,212)

Federal, state and local
  income tax benefit  . . . . . .           29,749              --                           16,873(g)          46,622
                                       -----------      ----------                                       -------------

Net loss  . . . . . . . . . . . .      $   (56,999)    $   (43,298)                                      $     (82,590)
                                       ===========      ==========                                       =============




                                                 OTHER INCOME STATEMENT   DATA

EBITDA (h)  . . . . . . . . . . .      $   209,385     $    (2,826)                                      $     198,674
Loss per share of common stock . .           (0.31)          (0.92)                                             (0.41)


                    See accompanying Notes to Unaudited Pro Forma Financial Information.


                                                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS OF FEDERATED
                                                           For the 52 Weeks Ended January 28, 1995
                                                          (in thousands, except for per share data)


                                                                Pro Forma Adjustments
                                                                for Macy's Acquisition
                                              Historical     ----------------------------                   Historical
                                               Federated        Debit          Credit         Pro Forma      Broadway
                                              ----------     ------------   -------------    -----------    ----------
Net sales, including leased department
  sales . . . . . . . . . . . . . . . . . .   $8,315,877    $               $5,631,177 (A)   $13,947,054    $2,086,804
                                              ----------                                     -----------    ----------

Cost of sales . . . . . . . . . . . . . . .    5,131,363      3,405,824 (A)                    8,537,187     1,560,035


Selling, general and administrative
expenses  . . . . . . . . . . . . . . . . .    2,549,122      2,110,615 (A)     22,682 (C)     4,575,351       463,075
                                                                 22,975 (B)     84,679 (D)
Unusual items . . . . . . . . . . . . . . .       85,867        195,719 (A)                      281,586            --
                                              ----------                                     -----------    ----------

Operating income  . . . . . . . . . . . . .      549,525                                         552,930        63,694

Interest expense  . . . . . . . . . . . . .     (262,115)       146,104 (A)                     (465,217)     (100,904)
                                                                 56,998 (E)
Interest income . . . . . . . . . . . . . .      43,874                            255 (A)        44,129            --
                                              ----------                                     -----------    ----------

Income (loss) before earthquake loss,
reorganization items and income taxes . . .     331,284                                          131,842       (37,210)

Earthquake loss . . . . . . . . . . . . . .          --          15,000 (A)                      (15,000)           --
Reorganization items  . . . . . . . . . . .          --                         50,914 (A)        50,914            --
                                              ----------                                     -----------    ----------

Income (loss) before income taxes . . . . .     331,284                                          167,756       (37,210)

Federal, state and local income tax expense    (143,668)                        31,003 (F)       (86,011)         (150)
                                                                                26,654 (A)
                                              ----------                                     -----------    ----------

Income (loss) from continuing operations  .   $ 187,616                                      $    81,745    $  (37,360)
                                              ==========                                     ===========    ==========

                                                                 OTHER INCOME STATEMENT DATA

EBITDA (h)  . . . . . . . . . . . . . . . .   $ 921,253                                      $ 1,303,359    $   95,770
Income (loss) from continuing operations
  per share of common stock . . . . . . . .   $    1.41                                      $      0.45    $    (0.80)


(Table continued on following page.)
                                                      63

                                                   Pro Forma Adjustments for
                                                  the Merger and Debt Purchase
                                                  ----------------------------
                                                     Debit          Credit        Pro Forma
                                                  -----------   --------------  ------------
Net sales, including leased department
  sales . . . . . . . . . . . . . . . . . .       $            $                $16,033,858
                                                                                -----------

Cost of sales . . . . . . . . . . . . . . .           295 (a)    201,242 (c)      9,896,275
                                                      --  (b)

Selling, general and administrative
expenses  . . . . . . . . . . . . . . . . .         5,240 (d)                     5,244,908
                                                  201,242 (c)
Unusual items . . . . . . . . . . . . . . .                                         281,586
                                                                                -----------

Operating income  . . . . . . . . . . . . .                                         611,089

Interest expense  . . . . . . . . . . . . .        15,626 (e)     54,253 (f)       (527,494)

Interest income . . . . . . . . . . . . . .                                          44,129
                                                                                -----------
Income (loss) before earthquake loss,
reorganization items and income taxes . . .                                         127,724

Earthquake loss . . . . . . . . . . . . . .                                         (15,000)
Reorganization items  . . . . . . . . . . .                                          50,914
                                                                                -----------

Income (loss) before income taxes . . . . .                                         163,638

Federal, state and local income tax expense           610 (g)                       (86,771)

                                                                                -----------
Income (loss) from continuing operations  .                                     $    76,867
                                                                                ===========
                                                OTHER INCOME STATEMENT DATA

EBITDA (h)  . . . . . . . . . . . . . . . .                                     $ 1,398,834
Income (loss) from continuing operations
  per share of common stock . . . . . . . .                                     $      0.38


          See accompanying Notes to Unaudited Pro Forma Financial Information.

                  NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


          Note 1.   Unaudited Pro Forma Balance Sheet Adjustments

          (a) To record: (i) the Merger, which will be accounted for under the purchase method of accounting, and the assumed issuance of 12,674,036 shares of Federated Common Stock at an assumed per share price of $29.50 (which was the closing price of such shares on the NYSE on August 14, 1995, the last trading day prior to the announcement of the execution of the Merger Agreement); (ii) adjustments to reflect the net assets acquired at fair value; and (iii) the excess of cost over net assets acquired, all as set forth below:

                             Debit      Credit            Description
                             -------     ------      -------------------------
                                (in thousands)

           Cash              $         $ 8,000       Payment of transaction
                                                     costs

           Merchandise                  13,313       Elimination of
           inventories                               Broadway's last-in,
                                                     first-out ("LIFO")
                                                     adjustment

                                        18,912       Elimination of indirect
                                                     costs capitalized in
                                                     Broadway's inventory

           Supplies and                  7,885       Elimination of deferred
           prepaid expenses                          expenses of Broadway

           Intangible        104,793                 To record excess of cost
           assets - net                              over net assets

           Other assets                 23,785       Elimination of deferred
                                                     financing costs of
                                                     Broadway

           Other liabilities             7,718       Adjustment to fair value
                                                     of Broadway's pension
                                                     liability

                               4,300 Adjustment to fair value of Broadway's other postretirement benefits liabilities

                               2,050                 Elimination of
                                                     Broadway's deferred rent
                                                     accrual

           Shareholders'     342,354                 Elimination of
           equity                                    Broadway's
                                                     shareholders' equity

                                       373,884       Issuance of equity
                            --------   -------       pursuant to the Merger
                           $ 453,497  $453,497
                            ========   =======

          (b)   To  record  the   purchase  by  FNC  of   certain  mortgage
                indebtedness of Broadway for consideration assumed to consist of a $221,149,531 promissory note of FNC, 6,751,055 shares of Federated Common Stock, and $843,877 in cash. As described in "Other Agreements -- The Prudential Agreement," if FNC elects to pay a portion of the purchase price under the Prudential Agreement in the form of
                Federated Common Stock, such purchase price will be determined with reference to actual market prices for shares of Federated Common Stock (which market prices may be higher or lower than the $29.50 per share price assumed for purposes of the pro forma information).

                  NOTES TO PRO FORMA UNAUDITED FINANCIAL INFORMATION


          Note 2. Unaudited Pro Forma Statements of Operations for the 13 Weeks Ended April 29, 1995 and the 52 Weeks Ended January 28, 1995 -- Adjustments for the Merger and the Debt Purchase

          (a) To adjust Broadway's cost of sales to eliminate the effects of the capitalization of inventory costs which will be expensed subsequent to the Merger.

          (b) To adjust Broadway's cost of sales to eliminate the effects of deferred expenses written off in connection with the Merger.

          (c)   To  reclassify  buying  and  occupancy  costs  as  selling,
                general   and  administrative   expenses   consistent  with
                Federated's accounting policies.

          (d) To record amortization of estimated excess of cost over net assets acquired over an assumed 20-year period.

          (e) To record interest expense on the promissory note issued by FNC in connection with the purchase of certain mortgage indebtedness of Broadway at assumed rates per annum of 7.56% for the 13 weeks ended April 29, 1995 and 7.07% for the 52 weeks ended January 28, 1995.

          (f) To reverse historical interest expense on the mortgage debt purchased by FNC and to reverse amortization of deferred financing costs.

          (g) To adjust income tax expense (benefit) based upon an assumed composite (federal, state, and local) income tax rate of 41%.

          (h) EBITDA is defined for purposes of this Proxy Statement/Prospectus as earnings before interest, taxes, depreciation, amortization and unusual items. EBITDA does not represent and should not be considered as an alternative to net income or cash flow as determined by generally accepted accounting principles.

                  NOTES TO PRO FORMA UNAUDITED FINANCIAL INFORMATION


          Note 3. Unaudited Pro Forma Statement of Operations for the 52 Weeks Ended January 28, 1995 -- Adjustments for the Macy's Acquisition

          (A)   To  record historical results  of Macy's prior  to December
                19, 1994.

          (B) To record amortization of excess of cost over net assets acquired over a 20-year period and the fair value of Macy's tradenames over a 40-year period.

          (C)   To   reverse  amortization   of   deferred  expense   items
                eliminated in connection with the acquisition of Macy's.

          (D) To adjust depreciation of Macy's property and equipment to amounts based on fair market value.

          (E) To record interest expense on the indebtedness incurred in connection with the acquisition of Macy's and to reverse historical interest expense on certain indebtedness of Macy's and Federated.

          (F) To adjust income tax expense (benefit) based upon an assumed composite (federal, state, and local) income tax rate of 40%.

          (G) Although no adjustments have been recorded in the Unaudited Pro Forma Statements of Operations, it is estimated that Federated will have incurred expenses in connection with the consolidation of Federated's and Macy's operations of approximately $270.0 million in the 52 weeks subsequent to the acquisition of Macy's (of which approximately $190.0 million had been expensed through July 29, 1995).

                        DESCRIPTION OF BROADWAY CAPITAL STOCK

          Authorized Capital Stock

             Broadway's certificate of incorporation provides that the authorized capital stock of Broadway consists of 100 million shares of Broadway Common Stock and 25 million shares of Preferred Stock, par value $0.01 per share, of Broadway.

          Common Stock

             The holders of Broadway Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights that may be applicable to any Preferred Stock of Broadway, holders of
          Broadway Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of Broadway out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Broadway, holders of Broadway Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any Preferred Stock of Broadway. Holders of Broadway Common Stock have no preemptive rights and have no right to convert their Broadway Common Stock into any other securities and there are no redemption provisions with respect to such shares.

          Preferred Stock

             The Board of Directors of Broadway has the authority to issue 25 million shares of Preferred Stock in one or more classes or series and to fix the designations, voting powers, full or limited, or no voting powers, and such preferences and relative participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof by adopting a resolution.

          Broadway Preferred Stock

             Dividends and Distributions. Subject to the prior and superior rights of the holders of any other series of Preferred Stock of Broadway, holders of shares of Broadway Preferred Stock will be entitled to receive, when, as, and if declared by the Board of Directors of Broadway out of funds legally available for such purposes, annual dividends payable in arrears in cash on September 15 of each year (each such date being referred to as a "Broadway Dividend Payment Date"), in an amount equal to $.05 per share per annum (and no more). Dividends not declared will not cumulate and Broadway shall have no obligation with respect thereto.

             Voting Rights. Each share of Broadway Preferred Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders of Broadway (subject to adjustment in the event Broadway shall at any time (i) declare a dividend on Broadway Common Stock payable in shares of Broadway Common Stock,

          (ii) subdivide the outstanding Broadway Common Stock, or (iii) combine the outstanding Broadway Common Stock into a smaller number of shares). Except as otherwise provided in Broadway's certificate of incorporation or by-laws, the holders of Broadway Preferred Stock and the holder of shares of Broadway Common Stock vote together as a single class on all matters submitted to a vote of stockholders of Broadway. Except with respect to certain amendments to the certificate of incorporation, holders of Broadway Preferred Stock have no special, separate, class, or series voting rights and their consent is not required (except to the extent that they are entitled to vote with holders of Broadway Common Stock) for taking any corporate action.

             Liquidation. Upon any liquidation (voluntary or otherwise), dissolution, or winding up of Broadway, no distribution will be made to the holders of the shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to Broadway Preferred Stock unless, prior thereto the holders of shares of Broadway Preferred Stock shall have received $.25 per share. After payment of such amount, the holders of Broadway Preferred Stock will not be entitled to any further right or claim to any of the remaining assets of Broadway.

             Optional Redemption. Broadway's certificate of incorporation will provide that Broadway, at any time after the Expiration Date (as such date is defined in the Warrant Agreement pursuant to which the Broadway Warrants were issued (the "Warrant Agreement"), and from time to time thereafter, may at its option redeem all, or any number less than all, of the outstanding shares of Broadway Preferred Stock. Any redemption of shares of Broadway Preferred Stock shall be effected at a price equal to $.25 per share (subject to adjustment in the event that Broadway shall at any time (i) declare any dividend on Broadway Common Stock payable in shares of Broadway Common Stock, (ii) subdivide the outstanding Broadway Common Stock, or (iii) combine the outstanding Broadway Common Stock into a smaller number of shares).

             Exchange.    Any  holder  of  record  of  shares  of  Broadway
          Preferred  Stock  may exchange  any  or  all  shares of  Broadway
          Preferred Stock, at any time prior to the close of business on the Exchange Termination Date (as defined below), into an equal number of Broadway Warrants, as such Broadway Warrants are adjusted or modified from time to time. The "Exchange Termination Date" with respect to a given share of Broadway Preferred Stock means (i) in the case of redemption of such share, the date fixed for redemption as specified in a notice of redemption with respect to such shares or (ii) the Expiration Date (as such term is defined in the Warrant Agreement).

             As of the date hereof, each Broadway Warrant entitles the holder to purchase one share of Broadway Common Stock at any time prior to October 8, 1999 at a purchase price equal to $17.00 per share, subject to adjustment from time to time in the event of, among other things, the payment of a stock dividend with respect to Broadway Common Stock, the subdivision, combination, or reclassification of Broadway Common Stock, the merger or consolidation of Broadway and the issuance of rights, options, or warrants to acquire shares of Broadway Common Stock.

             Ranking.   The Broadway  Preferred Stock  ranks junior to  all
          other series of Broadway's Preferred Stock as to payment of dividends and the distribution of assets.

             Amendment. Broadway's certificate of incorporation may not be amended in any manner which would materially alter or change the powers or preferences of the Broadway Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Broadway Preferred Stock, voting separately as a class.


                        DESCRIPTION OF FEDERATED CAPITAL STOCK

          Authorized Capital Stock

             Federated's certificate of incorporation provides that the authorized capital stock of Federated consists of 500 million shares of Federated Common Stock and 125 million shares of Preferred Stock, par value $.01 per share (the "Federated Preferred Stock").

          Common Stock

             The holders of the Federated Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights that may be applicable to any Federated Preferred Stock, holders of Federated Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of Federated out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Federated, holders of Federated Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any Federated Preferred Stock. Holders of Federated Common Stock have no preemptive rights and have no rights to convert their Federated Common Stock into any other securities and there are no redemption provisions with respect to such shares.

          Preferred Stock

             The Board of Directors of Federated has the authority to issue 125 million shares of Federated Preferred Stock in one or more series and to fix the designations, relative powers, preferences, limitations, and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of the Federated Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Federated Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Federated Common Stock. The issuance of the Federated Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of Federated without further action by the stockholders.

          Preferred Share Purchase Rights

             Each outstanding share of Federated Common Stock issued is accompanied by one right (a "Right") issued pursuant to a share purchase rights agreement between Federated and The Bank of New York, as Rights Agent (the "Share Purchase Rights Agreement"). Each Right entitles the registered holder thereof to purchase from Federated one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Federated Series A Preferred Shares"), of Federated at a price (the "Purchase Price") of $62.50 per one one-hundredth of a Federated Series A Preferred Share, subject to adjustment.

             Until the  earliest  to  occur  of the  following  dates  (the earliest of such dates being hereinafter called the "Rights Distribution Date"), the Rights will be evidenced by the certificates evidencing shares of Common Stock: (i) the close of business on the tenth business day (or such later date as may be specified by the Board of Directors of Federated) following the first date of public announcement by Federated that a person (other than Federated or a subsidiary or employee benefit or stock ownership plan of Federated), together with its affiliates and associates, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Federated Common Stock (any such person being hereinafter called an "Acquiring Person"); (ii) the close of business on the tenth business day (or such later date as may be specified by the Board of Directors of Federated) following the commencement of a tender offer or exchange offer by a person (other than Federated or a subsidiary or employee benefit or stock ownership plan of Federated), the consummation of which would result in beneficial ownership by such person of 20% or more of the outstanding Federated Common Stock; and (iii) the close of business on the tenth business day following the first date of public announcement by Federated that Flip-in Event or a Flip-over Event (as such terms are hereinafter defined) has occurred.

             The Share Purchase Rights Agreement provides that, until the Rights Distribution Date, the Rights may be transferred with and only with the Federated Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), any certificate evidencing shares of Federated Common Stock issued upon transfer or new issuance of Federated Common Stock will contain a notation incorporating the Share Purchase Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates evidencing Federated Common Stock will also constitute the transfer of the Rights associated with such certificates. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Federated Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights. No Right is exercisable at any time prior to the Rights Distribution Date.
          The Rights will expire on December 19, 2004 (the "Final Expiration Date") unless earlier redeemed or exchanged by Federated as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Federated, including without limitation the right to vote or to receive dividends.

             The Purchase Price payable, and the number of Federated Series
          A Preferred Shares or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Federated Series A Preferred Shares, (ii) upon the grant to holders of the Federated Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Federated Series A Preferred Shares at a price, or securities convertible into Federated Series A Preferred Shares with a conversion price, less than the then-current market price of the Federated Series A Preferred Shares, or (iii) upon the distribution to holders of the Federated Series A Preferred Shares of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets, stock (excluding dividends payable in Federated Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-hundredths of a Federated Series A Preferred Share issuable upon exercise of each Right also is subject to adjustment in the event of a stock dividend on the Federated Common Stock payable in shares of Federated Common Stock or a subdivision, combination, or reclassification of the Federated Common Stock occurring, in any such case, prior to the Rights Distribution Date.

             The Federated Series A Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Federated Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 100 times the aggregate dividends, declared per share of Common Stock during the related quarter. In the event of liquidation, the holders of the Federated Series A Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of (a) $100 per share and (b) an amount equal to 100 times the liquidation payment made per share of Federated Common Stock. Each Federated Series A Preferred Shares will have 100 votes, voting together with the Federated Common Stock. Finally, in the event of any merger, consolidation, or other transaction in which shares of Federated Common Stock are exchanged, each Federated Series A Preferred Share will be entitled to receive 100 times the amount received per share of Federated Common Stock. These rights will be protected by customary antidilution provisions. Because of the nature of the Federated Series A Preferred Shares' dividend, voting and liquidation rights, the value of the one one-hundredth interest in a Federated Series A Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Federated Common Stock.

             Rights may be exercised to purchase Federated Series A Preferred Shares only after the Rights Distribution Date occurs and prior to the occurrence of a Flip-in Event of Flip-over Event. A Rights Distribution Date resulting from the commencement of a tender offer or exchange offer described in clause (ii) of the definition of "Rights Distribution Date" could precede the occurrence of a Flip-in Event or Flip-over Event and thus result in the Rights being exercisable to purchase Federated Series A Preferred Shares. A Rights Distribution Date resulting from any occurrence described in clause (i) or clause (iii) of the definition of "Rights Distribution Date" would necessarily follow the occurrence of a Flip-in Event or Flip-over Event and thus result in the Rights being exercisable to purchase shares of Federated Common Stock or other securities as described below.

             In the event (a "Flip-in Event") that (i) any person, together with its affiliates and associates, becomes the beneficial owner of 20% or more of the outstanding Federated Common Stock, (ii) any Acquiring Person merges into or combines with Federated and Federated is the surviving corporation or any Acquiring Person effects certain other transactions with Federated, as described in the Share Purchase Rights Agreement, or (iii) during such time as there is an Acquiring Person, there is any reclassification of securities or recapitalization or reorganization of Federated which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Federated or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision will be make so that each holder of a Right, other than Rights that are or were owned beneficially by the Acquiring Person (which, from and after the later of the Rights Distribution Date and the date of the earliest of any such events, will be void), will thereafter have the right to receive upon exercise thereof at the then-current exercise price of the Right, that number of shares of Federated Common Stock (or, under certain circumstances, an economically equivalent security or securities of Federated) that have a market value of two times the exercise price of the Right.

             In the event (a "Flip-over Event") that, following the first date of public announcement by Federated that a person has become an Acquiring Person, (i) Federated merges with or into any person and Federated is not the surviving corporation, (ii) any person merges with or into Federated and Federated is the surviving corporation, but all or part of Federated Common Stock is changed or exchanged, or (iii) 50% or more of Federated's assets or earning power, including without limitation securities creating obligations of Federated, are sold proper provision will be so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock (or,

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          under certain circumstances,  an economically equivalent security or securities) of such other person which at the time of such transaction would have a market value of two times the exercise price of the Right.

             Following the occurrence of any Flip-in Event or Flip-over Event, Rights (other than any Rights which have become void) may be exercised as described above, upon payment of the exercise price or, at the option of the holder thereof, without the payment of the exercise price that would otherwise be payable. If a holder of Rights elects to exercise, Rights without the payment of the exercise price that would otherwise be payable, such holder will be entitled to receive upon the exercise of such Rights securities having a market value equal to the exercise price of the Rights. In addition, at any time after the later of the Rights Distribution Date and the first occurrence of a Flip-in Event or a Flip-over Event and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Federated Common Stock, Federated may exchange the Rights (other than any Rights which have become void), in whole or in part, at an exchange ratio of one share of Federated Common Stock per Right (subject to adjustment).

             With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. Federated is not required to issue fractional Federated Series A Preferred Shares (other than fractions that are integral multiples of one one-hundredth of a Federated Series A Preferred Share, which may, at the option of Federated, be evidenced by depositary receipts) or fractional shares of Federated Common Stock or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, Federated may make a cash payment, as provided in the Share Purchase Rights Agreement.

             Federated may redeem the Rights in whole, but not in part, at a price of $0.03 per Right, subject to adjustment and, in the event that the payment of such amount would be prohibited by loan agreements or indentures to which Federated is a party, deferral (the "Redemption Price"), at any time prior to the close of business on the later of (i) the Rights Distribution Date and
          (ii) the first date of public announcement that a person has become an Acquiring Person. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders will be to receive the Redemption Price.

             The   Share  Purchase  Rights  Agreement  may  be  amended  by
          Federated  without  the   approval  of  any  holders   of  Rights
          Certificates, including amendments which add other events requiring adjustment to the Purchase Price payable and the number of Federated Series A Preferred Shares or other securities issuable upon the exercise of the Rights of which modify procedures relating to the redemption of the Rights, provided that no amendment may be made which decreases the stated
          Redemption  Price  to  an  amount  less  than  $0.01  per  Right,

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          decreases  the period time  remaining until the  Final Expiration
          Date, or modifies a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable.

          Certain Corporate Governance Matters

             Federated's certificate of incorporation and by-laws provide that the directors of Federated are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected. Any additional person elected to the Board of Directors of Federated will be added to a particular class of directors to be determined at the time of such election, although in accordance with Federated's certificate of incorporation and by-laws, the number of directors in each class will be identical or as nearly practicable thereto based on the total number of directors then serving as such.

             Federated's by-laws provide that nominations for election of directors by the stockholders will be made by the Board of Directors of Federated or by any stockholder entitled to vote in the election of directors generally. Federated's by-laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Federated not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by
          Federated  by  inclusion  in  a  report filed  with  the  SEC  or furnished to stockholders, or by mail, press release, or otherwise more than 75 calendar days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth day following the date on which such announcement of the date of the meeting was so communicated. Federated's by-laws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholders and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of Federated if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

             In addition to the provisions relating to the classification of the Board of Directors and the director nomination procedures described above, Federated's certificate of incorporation and by-laws provide, in general, that (i) the number of directors of Federated will be fixed, within a specified range, by a majority of the total number of Federated directors (assuming no vacancies) or by the holders of at least 80% of Federated's voting stock, (ii) the directors of Federated in office from time

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          to time  will fill any  vacancy or newly created  directorship on the Board of Directors of Federated with any new director to serve in the class of directors to which he or she is so elected,
          (iii) directors of Federated may be removed only for cause by the holders of at least 80% of Federated's voting stock, (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting, (v) except as described below, special meetings of stockholders may be called only by Federated's Chief Executive Officer or by a majority of the total number of directors of Federated (assuming no vacancies) and the business permitted to be conducted at any such meeting is limited to that brought before the meeting by Federated's Chief Executive Officer or by a majority of the total number of directors of Federated (assuming no vacancies), and (vi) subject to certain exceptions, the Board of Directors of Federated may postpone and reschedule any previously scheduled annual or special meeting of stockholders. Federated's by-laws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of Federated not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by Federated by press release or inclusion in a report filed with the SEC or furnished to stockholders more than 75 calendar days prior to the meeting, notice by the stockholders to be timely must be delivered to the Secretary of Federated not later than the close of business on
          the  tenth  calendar   day  following  the  day   on  which  such
          announcement of the date of the meeting was so communicated. Federated's by-laws further require that the notice by the stockholder set forth a description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and certain information concerning the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made including their name and addresses, the class and number of shares of Federated, that are owned beneficially and of record by each of them, and any material interest of either of them in the business proposed to be brought before the meeting. Upon the written request of the holders of not less than 15% of Federated's voting stock, the Board of Directors of Federated will be required to call a meeting of stockholders for the purpose specified in such written
          request  and  fix  a  record   date  for  the  determination   of
          stockholders entitled to notice of and to vote at such meeting (which record date may not be later than 60 calendar days after the date of receipt of notice of such meeting), provided that in the event that the Board or Directors of Federated calls an annual or special meeting of stockholders to be held not later than 90 calendar days after receipt of any such written request, no separate special meeting of stockholders as so requested will be required to be convened provided that the purposes of such annual or special meeting called by the Board of Directors of Federated include (among others) the purposes specified in such written request of the stockholders.



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             Under applicable provisions of Delaware law, the approval of a
          Delaware company's board of directors, in addition to stockholder approval, is required to adopt any amendment to the company's certificate of incorporation, but a company's by-laws may be amended either by action of its stockholders or, if the company's certificate of incorporation so provides, its board of directors. Federated's certificate of incorporation and by-laws provide that
          (i) except as described below, the provisions summarized above and the provisions relating to the classification of the Board and nominating procedures may not be amended by the stockholders, nor may any provision inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 80% of Federated's voting stock, voting together as single class, except that if any such action (other than any direct or indirect amendments to the provision requiring that stockholder action be taken at a meeting of stockholders rather than by written consent in lieu of a meeting) is approved by the holders of a majority, but less than 80%, of the then-outstanding voting stock (in addition to any other approvals require by law, including approval by the Board of Directors of Federated with
          respect   to   any  amendment   to  Federated's   certificate  of
          incorporation), such action will be effective as of one year from the date of adoption, or (ii) Federated's by-law provisions relating to the right of stockholders to cause special meetings of stockholders to be called and to the composition of certain directorate committees may not be amended by the Board without stockholder approval.

             Federated is subject to Section 203 of the DGCL, which restricts the consummation of certain business combination transactions in certain circumstances. In addition, Federated's certificate of incorporation contains provisions that are substantially similar to those contained in Section 203 of the DGCL that restrict business combination transactions with (i) any person or group (an "Initial 15% Stockholder") that became or is deemed to have become the beneficial owner of 15% or more of the voting stock of Federated as a result of its receipt of Federated Common Stock or warrants that thereafter becomes the beneficial owner of an additional 1% or more of the voting stock of the Company and (ii) any other person or group that becomes the beneficial owner of 15% more of the voting stock of Federated.

             The foregoing provisions of Federated's certificate of incorporation, the provisions of its by-laws relating to advance notice of stockholder nominations, and the provisions of the Share Purchase Rights Agreement (see "-- Preferred Share Purchase Rights") may discourage or make more difficult the acquisition of control of Federated by means of a tender offer, open market purchase, proxy contest, or otherwise. These provisions are intended to discourage or may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Federated first to negotiate with Federated. Federated's management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly held companies, provide benefits

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          by  enhancing Federated's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure Federated that outweigh the disadvantages of
          discouraging   such  proposals   because,  among   other  things,
          negotiation of such proposals could result in an improvement of their terms.


                    DESCRIPTION OF SURVIVING COMPANY CAPITAL STOCK

          Authorized Capital Stock

             The Surviving Company's certificate of incorporation will provide that the authorized capital stock of the Surviving Company will consist of 37,044 shares of Surviving Company Common Stock and 756 shares of Surviving Company Preferred Stock.

          Common Stock

             The holders of Surviving Company Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Surviving Company Common Stock will be entitled and receive ratably such dividends, if any, as may be declared by the Board of Directors of the Surviving Company out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Surviving Company, holders of Surviving Company Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of the Surviving Company Preferred Stock. Holders of Surviving Company Common Stock have no preemptive rights and have no right to convert their Surviving Company Common Stock into any other securities, and there are no redemption provisions with respect to such shares.

          Preferred Stock

             Dividends and Distributions. Holders of shares of Surviving Company Preferred Stock will be entitled to receive, when, as, and if declared by the Board of Directors of the Surviving Company out of funds legally available for such purposes, annual dividends payable in arrears in cash on September 15 of each year (each such date being referred to as a "Surviving Company
          Dividend Payment Date"), commencing on the first Surviving Company Dividend Payment Date after the first issuance of a share or a fraction of a share of Surviving Company Preferred Stock in an amount equal to $50.00 per share per annum (and no more).
          Dividends not declared will not cumulate and the Surviving Company will have no obligation with respect thereto.

             Voting Rights. Each share of Surviving Company Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Surviving Company (subject to adjustment in the event the Surviving Company shall at any time (i) declare a dividend on the Surviving Company Common Stock payable in shares of Surviving Company Common Stock,

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          (ii) subdivide the outstanding Surviving Company Common Stock, or
          (iii) combine the outstanding Surviving Company Common Stock into a smaller number of shares). Except as otherwise provided in the Surviving Company's certificate of incorporation or by-laws, the holders of the Surviving Company Preferred Stock and the holder of shares of Surviving Company Common Stock will vote together as a single class on all matters submitted to a vote of stockholders
          of  the  Surviving  Company.    Except  with  respect  to certain
          amendments to the certificate of incorporation, holders of Surviving Company Preferred Stock have no special, separate, class or series voting rights and their consent will not be required (except to the extent that they are entitled to vote with holders of Surviving Company Common Stock) for taking any corporate action.

             Liquidation.   Upon any  liquidation (voluntary or otherwise),
          dissolution, or winding up of the Surviving Company, no distribution will be made to the holders of the shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Surviving Company Preferred Stock unless, prior thereto the holders of shares of Surviving Company Preferred Stock shall have received $250.00 per share. After payment of such amount, the holders of the Surviving Company Preferred Stock will not be entitled to any further right or claim to any of the remaining assets of the Surviving Company.

             Optional Redemption. The Surviving Company's certificate of incorporation will provide that the Surviving Company, at any time after the expiration of the warrants (the "Surviving Company Warrants") for which shares of Surviving Company Preferred Stock will be exchangeable as described below, and from time to time thereafter, may at its option redeem all, or any number less than all, of the outstanding shares of Surviving Company Preferred Stock. Any redemption of shares of Surviving Company Preferred Stock shall be effected at a price equal to $250.00 per share (subject to adjustment in the event that the Surviving Company shall at any time (i) declare any dividend on Surviving Company Common Stock payable in shares of Surviving Company Common Stock,
          (ii) subdivide the outstanding Surviving Company Common Stock, or
          (iii) combine the outstanding Surviving Company Common Stock into a smaller number of shares).

             Exchange. Any holder of record of shares of Surviving Company Preferred Stock may exchange any or all shares of Surviving Company Preferred Stock, at any time prior to the close of business on the Exchange Termination Date (as defined below), for 1,000 Surviving Company Warrants for each share of Surviving Company Preferred Stock so exchanged (subject to adjustment in
          certain circumstances).   Each Surviving Company Warrant  will be
          exercisable to purchase 0.27 shares of Federated Common Stock upon the payment of an exercise price per Surviving Company Warrant of $17.00 (subject to adjustment in certain circumstances). The "Exchange Termination Date" with respect to a given share of Surviving Company Preferred Stock means (i) in the case of redemption of such share, the date fixed for redemption as


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          specified in the notice of redemption with respect to such shares or (ii) the date on which such Surviving Company Warrants expire.

             Amendment. The Surviving Company's certificate of incorporation may not be amended in any manner which would materially alter or change the powers or preferences of the Surviving Company Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Surviving Company Preferred Stock, voting separately as a class.


                          COMPARISON OF STOCKHOLDERS' RIGHTS

             At the Effective Time, the holders of Broadway Common Stock will become holders of Federated Common Stock and their rights will be governed by Federated's certificate of incorporation and by-laws and by the DGCL, and the holders of Broadway Preferred Stock will become holders of Surviving Company Preferred Stock and their rights will be governed by the Surviving Company's certificate of incorporation and by-laws and by the DGCL. The following are summaries of certain differences between (i) the rights of holders of Broadway Common Stock and holders of Federated Common Stock and (ii) the rights of holders of Broadway Preferred Stock and holders of Surviving Company Preferred Stock. Because each of Broadway, Federated, and the Surviving Company are or will be organized under the DGCL, any differences in the rights of their stockholders arise solely from differences in their respective certificates of incorporation and by-laws.

             The following discussions are not intended to be complete and are qualified in their entirety by reference to the DGCL, Broadway's certificate of incorporation and by-laws, Federated's certificate of incorporation and by-laws, and the Surviving Company's certificate of incorporation and by-laws, as appropriate. Copies of the forms of the certificate of incorporation and by-laws to be in effect for the Surviving Company immediately following the Effective Time are attached as Appendices D and E, respectively, hereto.

          Certain Differences in Rights of Holders of Broadway Common Stock and Federated Common Stock

             After the Merger becomes effective, the rights of holders of Broadway Common Stock who become holders of Federated Common Stock will be governed by Federated's certificate of incorporation and the by-laws and by the DGCL. The following is a summary of certain material differences between the rights of holders of Broadway Common Stock and Federated Common Stock.

             Authorized Capital. The total number of authorized shares of capital stock of Federated is 625 million shares, consisting of 500 million shares of Federated Common Stock and 125 million shares of preferred stock, par value $0.01 per share. The total number of authorized shares of Broadway is 125 million, consisting of 100 million shares of Broadway Common Stock and 25

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          million shares of Preferred Stock,  par value $0.01 per share, of
          Broadway.

             Action by Written Consent of Stockholders. Under Broadway's by-laws, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Federated's certificates of incorporation and by-laws, stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent.

             Special Meetings of Stockholders. Broadway's by-laws provide that its Board of Directors, Chairman of the Board of Directors, Chief Executive Officer, President, or Secretary may call a special meeting of the stockholders, at the written request of a majority of the Board or the holders of more than 15% of Broadway's outstanding voting stock. Federated by-laws provide that special meetings of the stockholders may be called by the Chairman of the Board, the Secretary upon the written request of a majority of Directors, or by the Board of Directors upon the written request of not less than 15% of the holders of the outstanding voting stock.

             Number, Election, and Term of Directors. Broadway's by-laws provide for a Board of Directors consisting of not less than three nor more than 25 directors, elected by a plurality of votes cast at the stockholders' annual meeting. The exact number of Broadway directors is to be determined by a majority vote of the entire Board of Directors. Under Broadway's certificate of incorporation, at least two members of Broadway's Board of Directors must be neither members of Broadway's management nor designated by Zell/Chilmark. Federated's by-laws provide for a Board of Directors consisting of not less than three nor more than 16 directors. The authorized number of directors is to be determined by a majority vote of the whole Board of Directors or by an affirmative vote of the holders of at least 80% of the voting stock. Each Federated director must be elected by a plurality vote of stockholders.

             Classes of Directors. Broadway's Board of Directors is not divided into separate classes. Each Broadway director serves until the next annual meeting of stockholders after his or her election. Federated's certificate of incorporation establishes three classes of directors, as nearly equal in number of directors as possible, with each director elected for a term expiring at the third succeeding annual meeting of stockholders after his or her election.

             Removal of Directors. Broadway's certificate of incorporation and by-laws contain no express removal provisions; therefore, pursuant to Section 141 of the DGCL, directors can be removed with or without cause by an affirmative vote of a majority of the stockholders then entitled to vote. Federated's certificate of incorporation provides that the holders of Federated Common Stock may remove any director only for cause and only at an annual or special meeting where the notice of such meeting states that a director's removal is among the purposes of the meeting and only upon an 80% vote of the stockholders.

             Notices of Director Nominations and Stockholder Business. Broadway's by-laws provide that to be timely, a stockholder's notice of nomination or proposed business must be received not less than 60 nor more than 90 calendar days before the annual meeting. If the public announcement of such meeting is not made at least 70 calendar days before the date of such meeting, the stockholder must make a request not later than 10 calendar days after the announcement of the meeting. Federated's by-laws provide that a stockholder's notice of a proposed director nomination or of a request for business to be brought before an annual meeting must be received by the Secretary not less than 60 calendar days prior to the meeting. If the public announcement of such meeting is not made at least 75 calendar days before the date of such meeting, the stockholder must make a request not later than 10 calendar days after the announcement of the meeting.

             Business Combination Provisions. Each of Federated and Broadway is subject to Section 203 of the DGCL. In addition, Federated's certificate of incorporation contains provisions that are substantially similar to those contained in Section 203 of the DGCL that restrict business combination transactions with any persons or groups that own 15% or more of Federated's voting stock.

             Amendment of Certificate of Incorporation and By-Laws. Under Broadway's certificate of incorporation, the provisions thereof relating to the call of a special meeting of stockholders may not be amended except with the vote of stockholders representing 66-2/3% of the voting power of Broadway, voting together as a single class. Amendments with respect to other provisions of the certificates of incorporation require a majority vote. Stockholders may also amend the by-laws with a majority vote.

             Federated's certificate of incorporation and by-laws provide that the provisions contained therein relating to classification of the Board of Directors, nominating procedures, the call of special meetings, the bringing of stockholder business, removal of directors, filling of vacancies, and certain other matters cannot be amended by the stockholders without the affirmative vote of at least 80% of Federated's voting stock, voting together as a single class.

             Rights Plan. Broadway does not have a share purchase rights plan. Federated has issued Rights under the Share Purchase Rights Agreement. See "Description of Federated Capital Stock -- Preferred Share Purchase Rights."

          Certain Differences in Rights of Holders of Broadway Preferred Stock and Surviving Company Preferred Stock

             After the Merger becomes effective, the rights of holders of Broadway Preferred Stock who become holders of Surviving Company Preferred Stock will be governed by the Surviving Company's certificate of incorporation and by-laws and the DGCL. The following is a summary of certain material differences between the rights of holders of Broadway Preferred Stock and the rights of holders of Surviving Company Preferred Stock.

             As the following discussion reflects, in effect, the Merger will result in 1-for-1,000 reverse stock split of both the Broadway Preferred Stock and the Broadway Common Stock, such that the Surviving Company Preferred Stock should be in the same relative position with respect to the Surviving Company Common Stock as the Broadway Preferred Stock is presently with respect to the Broadway Common Stock.

             Authorized Capital. The total number of authorized shares of Broadway is 125,000,000, consisting of 100,000,000 shares of Common Stock and 25,000,000 shares of Broadway preferred stock, par value $0.01 per share. The total number of authorized shares of capital stock of the Surviving Company will be 37,800 shares Surviving Company, consisting of 37,044 shares of Surviving Company Common Stock and 756 shares of preferred stock.

             Dividend Payment, Liquidation Preference, and Redemption. Broadway's certificate of incorporation provides that holders of Broadway Preferred Stock are entitled to receive, when, as, and if declared, dividends in an amount equal to $0.05 per share per annum. Surviving Company's certificate of incorporation will provide that holders of Surviving Company Preferred Stock will be entitled to receive, when, as, and if declared, dividends in an amount equal to $50.00 per share per annum. Upon any liquidation, prior to any holders of junior securities receiving a distribution, and upon a redemption, holders of Broadway Preferred Stock are entitled to receive $0.25 per share as opposed to the $250.00 per share to be received by holders of Surviving Company Preferred Stock.

             Exchange of Preferred Stock. Broadway's certificate of incorporation provides for the exchange of shares of Broadway Preferred Stock for a warrant exercisable to purchase one share of Broadway Common Stock at an exercise price of $17.00 per share. The Surviving Company's certificate of incorporation will provide for the exchange of shares of Surviving Company Preferred Stock for a warrant exercisable to purchase 0.27 shares of Federated Common Stock at an exercise price of $17.00.

             Blank Check Preferred Stock. Broadway's certificate of incorporation permits the Board of Directors of Broadway to issue shares of Preferred Stock in new series with such designations and relative rights and preferences as may be determined by resolution. Surviving Company's certificate of incorporation does not permit the board of directors of the Surviving Company to issue shares of Preferred Stock in multiple series.


                                    LEGAL MATTERS

                The validity of the Federated Common Stock to be issued in the Merger will be passed upon for Federated by Jones, Day, Reavis & Pogue, New York, New York.


                                       EXPERTS

                The consolidated financial statements of Federated as of January 28, 1995 and January 29, 1994, and for each of the fifty-two week periods ended January 28, 1995, January 29, 1994, and January 30, 1993, have been incorporated by reference in this Proxy Statement/Prospectus in reliance upon the report, incorporated by reference herein, of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of that firm as experts in accounting and auditing.

                The consolidated financial statements of Broadway incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Broadway Stores, Inc. for the 52-week period ended January 28, 1995, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                Representatives of Price Waterhouse LLP, Broadway's independent auditors, are expected to be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.


                          PROPOSALS BY BROADWAY STOCKHOLDERS

                Any proposal of a stockholder of Broadway intended to be presented at the 1996 annual meeting of the stockholders of Broadway must be received in writing by the Secretary of Broadway by December 29, 1995, for inclusion, if appropriate, in the proxy, notice of meeting, and proxy statement relating to such annual meeting.


                                    OTHER MATTERS

                The Board of Directors of Broadway knows of no business which will be presented for consideration at the Special Meeting other than that discussed herein. However, if any business incidental to the conduct of the Special Meeting shall properly come before the Special Meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby. The affirmative vote of the holders of shares representing a majority of the combined voting power of the shares of Broadway Common Stock and Broadway Preferred Stock represented and entitled to vote at the Special Meeting, voting together as a single class, would be required with respect to any such matter brought to a stockholder vote. Accordingly, abstentions and broker non-votes would have the effect of negative votes with respect to any such matter.

                                             By  Order  of   the  Board  of
                                             Directors



                                             George C. Touras
                                             Secretary

          Los Angeles, California
          ___________ __, 1995

           PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                 [FORM OF PROXY]

                              BROADWAY STORES, INC.

     This Proxy is Solicited on Behalf of the Board of Directors of Broadway Stores, Inc.
    for use at the Special Meeting of Stockholders to be held on
                                                                 ---------- -
    , 1995

    The undersigned holder of shares of Broadway Stores, Inc. hereby appoints
                       ,                      , and
    -------------------  ---------------------      --------------------------
    , and each of them, as proxies of the undersigned, with full power of substitution and resubstitution, to represent and vote as set forth herein all of the shares of Common Stock and Preferred Stock of Broadway Stores, Inc. (the "Company") held of record by the undersigned on
                                                                      --------
        , 1995 at the Special Meeting of Stockholders of the Company to be
    - --
    held on             ,               , 1995, at 9:00 a.m., Eastern Time,
            ------------  ----------- --
    at ______________, New York, New York, and at any and all postponements and adjournments thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

                   (Continued, and to be dated and signed, on the other side)

        [X]   Please mark your
            vote as in this example.

                 THE DIRECTORS OF BROADWAY RECOMMEND A VOTE FOR THE
                          ADOPTION OF THE MERGER AGREEMENT.

           1. Adoption of the Agreement and Plan of Merger, dated as of August 14, 1995 by and among Broadway Stores, Inc., Federated Department Stores, Inc. and a wholly owned subsidiary of Federated Department Stores, Inc.

              FOR                 AGAINST                   ABSTAIN
           2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting.

              FOR                 AGAINST                   ABSTAIN

                                                This  proxy  should  be dated,
                                                signed by  the stockholder  as
                                                his or her name appears below,
                                                and returned  promptly in  the
                                                enclosed   envelope.     Joint
                                                owners   should    each   sign
                                                personally,  and  trustees and
                                                others     signing    in     a
                                                representative capacity should
                                                indicate the capacity in which
                                                they sign.
                                                Dated:
                                                ______________________________

                                                ______________________________
                                                     Signature of Stockholder

                                                ______________________________
                                                     Signature of Stockholder



           USING BLUE OR BLACK INK, PLEASE MARK, SIGN, AND PROMPTLY RETURN
                       THIS PROXY CARD IN THE ENVELOPE PROVIDED

                                                                 APPENDIX A







===========================================================================






                        AGREEMENT AND PLAN OF MERGER


                                by and among


                           BROADWAY STORES, INC.


                     FEDERATED DEPARTMENT STORES, INC.


                                    and


                             NOMO COMPANY, INC.






                     ---------------------------------

                        Dated as of August 14, 1995


                     ---------------------------------




===========================================================================

                             Table of Contents

                                                                       Page
                                                                       ----

1.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-5
     1.1   The Merger   . . . . . . . . . . . . . . . . . . . . . . . . A-5
     1.2   The Closing  . . . . . . . . . . . . . . . . . . . . . . . . A-5
     1.3   Effective Time   . . . . . . . . . . . . . . . . . . . . . . A-6
     1.4   Certificate of Incorporation and By-Laws of Surviving
           Corporation  . . . . . . . . . . . . . . . . . . . . . . . . A-6
     1.5   Directors and Officers of Surviving Corporation  . . . . . . A-6

2.  Conversion of Securities  . . . . . . . . . . . . . . . . . . . . . A-6
     2.1   Conversion of Securities   . . . . . . . . . . . . . . . . . A-6
     2.2   Payment for Company Common Shares  . . . . . . . . . . . . . A-8
     2.3   Fractional Shares  . . . . . . . . . . . . . . . . . . . . . A-9
     2.4   Payment for Company Series A Preferred Shares  . . . . . . . A-9
     2.5   Dissenting Company Series A Preferred Shares   . . . . . .  A-10
     2.6   No Transfer after the Effective Time   . . . . . . . . . .  A-10

3.  Representations and Warranties of the Company . . . . . . . . . .  A-10
     3.1   Existence; Good Standing; Corporate Authority  . . . . . .  A-10
     3.2   Authorization, Validity and Effect of Agreement  . . . . .  A-11
     3.3   Capitalization   . . . . . . . . . . . . . . . . . . . . .  A-11
     3.4   Subsidiaries   . . . . . . . . . . . . . . . . . . . . . .  A-12
     3.5   Other Interests  . . . . . . . . . . . . . . . . . . . . .  A-12
     3.6   No Conflict; Required Filings and Consents   . . . . . . .  A-12
     3.7   Compliance   . . . . . . . . . . . . . . . . . . . . . . .  A-13
     3.8   SEC Documents  . . . . . . . . . . . . . . . . . . . . . .  A-13
     3.9   Litigation   . . . . . . . . . . . . . . . . . . . . . . .  A-15
     3.10  Absence of Certain Changes   . . . . . . . . . . . . . . .  A-15
     3.11  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-15
     3.12  Employee Benefit Plans   . . . . . . . . . . . . . . . . .  A-15
     3.13  State Takeover Statutes  . . . . . . . . . . . . . . . . .  A-16
     3.14  No Brokers   . . . . . . . . . . . . . . . . . . . . . . .  A-16
     3.15  Opinion of Financial Advisor   . . . . . . . . . . . . . .  A-16

4.  Representations and Warranties of Parent and Merger Sub . . . . .  A-17
     4.1   Existence; Good Standing; Corporate Authority  . . . . . .  A-17
     4.2   Authorization, Validity and Effect of Agreement  . . . . .  A-17
     4.3   Capitalization   . . . . . . . . . . . . . . . . . . . . .  A-17
     4.4   No Conflict; Required Filings and Consents   . . . . . . .  A-18
     4.5   Compliance   . . . . . . . . . . . . . . . . . . . . . . .  A-19
     4.6   SEC Documents  . . . . . . . . . . . . . . . . . . . . . .  A-19
     4.7   Litigation   . . . . . . . . . . . . . . . . . . . . . . .  A-20
     4.8   Absence of Certain Changes   . . . . . . . . . . . . . . .  A-20
     4.9   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
     4.10  Employee Benefit Plans   . . . . . . . . . . . . . . . . .  A-21

                                                                       Page
                                                                       ----

     4.11  No Brokers   . . . . . . . . . . . . . . . . . . . . . . .  A-21
     4.12  Merger Sub   . . . . . . . . . . . . . . . . . . . . . . .  A-21
     4.13  Issuance of Parent Common Shares   . . . . . . . . . . . .  A-21

5.  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
     5.1   Alternative Proposals  . . . . . . . . . . . . . . . . . .  A-21
     5.2   Interim Operations   . . . . . . . . . . . . . . . . . . .  A-22
     5.3   Meeting of Stockholders  . . . . . . . . . . . . . . . . .  A-24
     5.4   Filings, Other Action  . . . . . . . . . . . . . . . . . .  A-24
     5.5   Inspection of Records  . . . . . . . . . . . . . . . . . .  A-24
     5.6   Publicity  . . . . . . . . . . . . . . . . . . . . . . . .  A-25
     5.7   Registration Statement   . . . . . . . . . . . . . . . . .  A-25
     5.8   Listing Application  . . . . . . . . . . . . . . . . . . .  A-26
     5.9   Further Action   . . . . . . . . . . . . . . . . . . . . .  A-26
     5.10  Affiliate Letters  . . . . . . . . . . . . . . . . . . . .  A-26
     5.11  Expenses   . . . . . . . . . . . . . . . . . . . . . . . .  A-26
     5.12  Insurance; Indemnity   . . . . . . . . . . . . . . . . . .  A-26
     5.13  Employee Benefits  . . . . . . . . . . . . . . . . . . . .  A-28
     5.14  Conveyance Taxes   . . . . . . . . . . . . . . . . . . . .  A-28
     5.15  Consents   . . . . . . . . . . . . . . . . . . . . . . . .  A-29
     5.16  No Extraordinary Dividends by Parent   . . . . . . . . . .  A-29
     5.17  Delivery of Parent Company Shares under the Company POR  .  A-29

6.  Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
     6.1   Conditions to Each Party's Obligation To Effect the Merger
                                                                       A-29
     6.2   Conditions to Obligation of Company To Effect the Merger    A-30
     6.3   Conditions to Obligation of Parent and Merger Sub to
           Effect the Merger  . . . . . . . . . . . . . . . . . . . .  A-30

7.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
     7.1   Termination by Mutual Consent  . . . . . . . . . . . . . .  A-32
     7.2   Termination by Either Parent or Company  . . . . . . . . .  A-32
     7.3   Termination by Company   . . . . . . . . . . . . . . . . .  A-32
     7.4   Termination by Parent and Merger Sub   . . . . . . . . . .  A-32
     7.5   Effect of Termination and Abandonment  . . . . . . . . . .  A-33

8.  General Provisions  . . . . . . . . . . . . . . . . . . . . . . .  A-33
     8.1   Nonsurvival of Representations, Warranties and Agreements   A-33
     8.2   Notices  . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
     8.3   Assignment; Binding Effect   . . . . . . . . . . . . . . .  A-35
     8.4   Entire Agreement   . . . . . . . . . . . . . . . . . . . .  A-35
     8.5   Amendment  . . . . . . . . . . . . . . . . . . . . . . . .  A-35
     8.6   Governing Law  . . . . . . . . . . . . . . . . . . . . . .  A-35

                                                                       Page
                                                                       ----

     8.7   Counterparts   . . . . . . . . . . . . . . . . . . . . . .  A-35
     8.8   Headings   . . . . . . . . . . . . . . . . . . . . . . . .  A-36
     8.9   Interpretation   . . . . . . . . . . . . . . . . . . . . .  A-36
     8.10  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
     8.11  Incorporation of Schedules   . . . . . . . . . . . . . . .  A-36
     8.12  Severability   . . . . . . . . . . . . . . . . . . . . . .  A-36
     8.13  Enforcement of Agreement   . . . . . . . . . . . . . . . .  A-36
     8.14  Prudential Loan  . . . . . . . . . . . . . . . . . . . . .  A-36
     8.15  Effect of Exercise of Option   . . . . . . . . . . . . . .  A-37
     8.16  Absence of Certain Knowledge   . . . . . . . . . . . . . .  A-38



                             List of Schedules

Schedule 2.1(f)  -  Options

Schedule 3.6(a)  -  Certain Conflicts of the Company

Schedule 3.8(d)  -  Indebtedness of the Company

Schedule 4.4(a)  -  Certain Conflicts of Parent

Schedule 5.13    -  Employee Agreements and Arrangements

Schedule 6.3(d)  - Certain Actions by the Company and its Board of Directors


                              List of Exhibits

Exhibit A   -  Form of Amended and Restated Certificate of Incorporation

Exhibit B   -  Form of Amended and Restated By-Laws

Exhibit C   -  Form of Affiliate Letter

Exhibit D   -  Form of Registration Rights Agreement

                        Agreement and Plan of Merger

          Agreement and Plan of Merger (this "Agreement"), dated as of August 14, 1995, by and among Broadway Stores, Inc., a Delaware corporation (the "Company"), Federated Department Stores, Inc., a Delaware corporation ("Parent"), and Nomo Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

                                  Recitals

          A. Each of the Boards of Directors of the Company, Parent and Merger Sub has determined it is in the best interests of its respective stockholders for Merger Sub to merge with and into the Company (the "Merger"), on the terms and subject to the conditions set forth herein.

          B. Each of the Company, Parent and Merger Sub desires to provide for the consummation of the Merger and certain other transactions relating thereto, on the terms and subject to the conditions set forth herein.

          C. As a condition to its willingness to enter into this Agreement, Parent has required that, simultaneously with the execution hereof, [Cub], a Delaware limited partnership and stockholder of the Company ("Stockholder"), enter into the Stock Agreement, dated as of even date herewith (the "Stock Agreement"), with Parent, pursuant to which Stockholder is granting to Parent the option (the "Option") to purchase all of the Company Common Shares (as defined below) owned by Stockholder.


                               1.  The Merger

          1.1  The Merger.  (a)  On the terms and subject to the conditions
               ----------
of this Agreement, at the Effective Time (as defined below), Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), and the separate corporate existence of Merger Sub will thereupon cease. The Company will be the surviving corporation in the Merger (as such, the "Surviving Corporation").

          (b) At the Effective Time, the corporate existence of the Company with all its rights, privileges, powers and franchises will continue unaffected and unimpaired by the Merger. The Merger will have the effects specified in the DGCL.

          1.2  The Closing.  The closing (the "Closing") of the
               -----------
transactions contemplated by this Agreement will take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on the first business day following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date (as defined below)) set forth in
Article 6 is satisfied or waived in accordance herewith or at such other place, time or date as the parties may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

          1.3  Effective Time.  On the Closing Date or as soon as
               --------------
practicable following the date on which the last of the conditions set forth in Article 6 is satisfied or waived in accordance herewith, Merger Sub and the Company will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. Upon completion of such filing, the Merger will become effective in accordance with the DGCL. The time and date on which the Merger becomes effective is herein referred to as the "Effective Time."

          1.4  Certificate of Incorporation and By-Laws of Surviving
               -----------------------------------------------------
Corporation.  (a)  The certificate of incorporation of the Surviving
-----------
Corporation to be in effect from and after the Effective Time until amended in accordance with its terms and the DGCL will be the certificate of incorporation of the Company immediately prior to the Effective Time, as amended and restated in the form of Exhibit A.

          (b) The by-laws of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with their terms and the DGCL will be the by-laws of the Company immediately prior to the Effective Time, as amended and restated in the form of Exhibit B.

          1.5  Directors and Officers of Surviving Corporation.  (a)  The
               -----------------------------------------------
members of the initial Board of Directors of the Surviving Corporation will be the members of the Board of Directors of Merger Sub immediately prior to the Effective Time. All of the members of the Board of Directors of the Surviving Corporation will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

          (b) The officers of the Surviving Corporation will consist of the officers of Merger Sub immediately prior to the Effective Time. Such persons will continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.


                        2.  Conversion of Securities

          2.1  Conversion of Securities.  (a)  At the Effective Time, each
               ------------------------
share of Common Stock, par value $0.01 per share, of the Company (each a "Company Common Share") issued and outstanding immediately prior to the Effective Time (other than Company Common Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent (collectively, the "Parent Companies") or any of the Company's direct or indirect wholly owned subsidiaries) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 0.27 shares (the "Conversion Rate") of Common Stock, par value $0.01 per share, of Parent and the associated share purchase rights (collectively, the "Parent Common Shares").

          (b) All Company Common Shares to be converted into Parent Common Shares pursuant to this Section 2.1 will, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate previously representing any such Company Common Shares will thereafter cease to have any rights with respect to such Company Common Shares, except the right to receive for each of the Company Common Shares, upon the surrender of such certificate in accordance with Section 2.2, the number of Parent Common Shares specified above and cash in lieu of fractional Parent Common Shares as contemplated by Section 2.3 (collectively, the "Consideration").

          (c) At the Effective Time, each Company Common Share issued and outstanding and owned by any of the Parent Companies or any of the Company's direct or indirect wholly owned subsidiaries immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

          (d) At the Effective Time, each share of Series A Preferred Stock, par value $0.01 per share, of the Company (each, a "Company Series A Preferred Share") issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holders thereof, be converted into one one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share, of the Surviving Corporation (each a "Surviving Corporation Series A Preferred Share"), having the powers, preferences and relative, participating, optional or other special rights set forth in Exhibit A.

          (e) At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Merger Sub or the holder thereof, be converted into 370.44 shares of common stock, par value $0.01 per share, of the Surviving Corporation, with the result that the Surviving Corporation will be a wholly owned subsidiary of Parent.

          (f) Subject to the satisfaction of the obligations of the Company with respect thereto in Schedule 6.3(d), at the Effective Time, each outstanding option to purchase Company Common Shares (each, an "Option") listed on Schedule 2.1(f) and each outstanding Option issued in accordance with Section 5.2(f) will become an option to acquire, on substantially the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, a number of Parent Common Shares equal to the product of the Conversion Rate and the number of Company Common Shares subject to such Option immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the Company Common Shares subject to such Option divided by the number of Parent Common Shares deemed to be purchasable pursuant to such Option; provided, however, that Parent will not issue any fractional Parent Common Share upon any exercise of any Option and any right in respect thereof will, without further action, be forfeited. Subject to the satisfaction of the obligations of the Company with respect thereto in Schedule 6.3(d), following the Effective Time Parent will issue the Parent Common Shares required to be issued upon the exercise of any Option as provided in the immediately preceding sentence.

          (g) At or promptly following the Effective Time, Parent will, and will cause the Surviving Corporation to, execute an agreement providing that any holder of a Company Warrant (as defined below) will have the right until the expiration date thereof to exercise such Company Warrant for the number of Parent Common Shares receivable pursuant to Section 2.1(a) by a holder of the number of Company Common Shares for which such Company Warrant might have been exercised immediately prior to the Effective Time.

          2.2  Payment for Company Common Shares.  (a)  At the Effective
               ---------------------------------
Time, Parent will make available to The Bank of New York or such other exchange agent as may be selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Shares, a sufficient number of certificates representing Parent Common Shares required to effect the delivery of the aggregate Consideration pursuant to Section 2.1(a) (the certificates representing Parent Common Shares and any cash delivered to the Exchange Agent pursuant to Section 2.3 comprising such aggregate Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent will, pursuant to irrevocable instructions, deliver the Parent Common Shares contemplated to be issued pursuant to Section 2.1(a) out of the Exchange Fund, and, except as provided in Section 2.3, the Exchange Fund will not be used for any other purpose.

          (b) Promptly after the Effective Time, the Exchange Agent will mail to each holder of record (other than holders of certificates for Company Common Shares referred to in Section 2.1(c)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates will be entitled to receive for each of the Company Common Shares represented by such Certificates the Consideration and the Certificates so surrendered will promptly be cancelled. Until so surrendered, Certificates will represent solely the right to receive the Consideration. No dividends or other distributions that are declared after the Effective Time on Parent Common Shares and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive Parent Common Shares until such persons surrender their Certificates. Upon such surrender, there will be paid to the person in whose name the Parent Common Shares are issued any dividends or other distributions on such Parent Common Shares which will have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment will be made on such payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing Parent Common Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Common Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to a holder of Company Common Shares for any Parent Common Shares or dividends thereon or, in accordance with
Section 2.3, cash in lieu of fractional Parent Common Shares, delivered to a public official pursuant to applicable escheat law. The Exchange Agent will not be entitled to vote or exercise any rights of ownership with respect to such Parent Common Shares for the account of the persons entitled thereto.

          (c) Any portion of the Exchange Fund or the cash made available to the Exchange Agent pursuant to Section 2.3 which remains unclaimed by the former stockholders of the Company for one year after the Effective Time will be delivered to Parent and any former stockholders of the Company will thereafter look only to Parent for payment of their claim for the Consideration for the Company Common Shares.

          2.3  Fractional Shares.  No fractional Parent Common Shares will
               -----------------
be issued in the Merger. In lieu of any such fractional securities, each holder of Company Common Shares who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Certificates for exchange pursuant to this Article 2 will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Shares (as reported on the NYSE Composite Transactions) on the date of the Effective Time (or, if Parent Common Shares do not trade on the NYSE on such date, the first date of trading of Parent Common Shares on the NYSE after the Effective Time) by (b) the fractional interest to which such holder otherwise would be entitled. Promptly upon request from the Exchange Agent, Parent will make available to the Exchange Agent the cash necessary for this purpose.

          2.4  Payment for Company Series A Preferred Shares.  At the
               ---------------------------------------------
Effective Time, Parent and the Surviving Corporation will make available to the Exchange Agent, for the benefit of the holders of Company Series A Preferred Shares, a sufficient number of certificates representing Surviving Corporation Series A Preferred Shares required to effect the delivery of Surviving Corporation Series A Preferred Shares pursuant to
Section 2.1(d). Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Series A Preferred Shares (the "Preferred Certificates") (a) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Preferred Certificates will pass, only upon proper delivery of the Preferred Certificates to the Exchange Agent) and (b) instructions for use in effecting the surrender of the Preferred Certificates for payment therefor. Upon surrender of Preferred Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Preferred Certificates will be entitled to receive for each of the Company Series A Preferred Shares represented by such Preferred Certificates one Surviving Corporation Series A Preferred Share and the Preferred Certificates so surrendered will promptly be cancelled. Until so surrendered, Preferred Certificates will represent solely the right to receive Surviving Corporation Series A Preferred Shares.

          2.5  Dissenting Company Series A Preferred Shares.
               --------------------------------------------
(a) Notwithstanding the provisions of Section 2.1 or any other provision of this Agreement to the contrary, the Company Series A Preferred Shares that are issued and outstanding immediately prior to the Effective Date and are held by stockholders who have not voted such Company Series A Preferred Shares in favor of the adoption of this Agreement and who properly demand appraisal of such Company Series A Preferred Shares in accordance with
Section 262 of the DGCL (the "Dissenting Shares") will not be converted as provided in Section 2.1(d) at or after the Effective Date unless and until the holder of such Dissenting Shares fails to perfect or effectively withdraws or loses such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares so fails to perfect or effectively withdraws or loses such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares will be converted into and represent solely the right provided in Section 2.1(d).

          (b) The Company will give Parent (i) prompt written notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

          2.6  No Transfer after the Effective Time.  No transfers of
               ------------------------------------
Company Common Shares or Company Series A Preferred Shares will be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.


             3.  Representations and Warranties of the Company

          The Company hereby represents and warrants to each of Parent and Merger Sub as follows:

          3.1  Existence; Good Standing; Corporate Authority.  The Company
               ---------------------------------------------
is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries (as defined below) taken as a whole (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. The copies of the Company's certificate of incorporation and by-laws previously made available to Parent are true and correct. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

          3.2  Authorization, Validity and Effect of Agreement.  The
               -----------------------------------------------
Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it. Subject only to the approval of this Agreement, the Merger and the transactions contemplated hereby by the holders of a majority of the outstanding Company Common Shares and the outstanding Company Series A Preferred Shares, voting together as one class, this Agreement, the Merger and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the Company (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

          3.3  Capitalization.  The authorized capital stock of the Company
               --------------
consists of 100,000,000 Company Common Shares and 25,000,000 shares of preferred stock, par value $0.01 per Share (the "Company Preferred Shares"). As of August 10, 1995, there were 46,052,006 Company Common Shares, and 755,424 Company Preferred Shares (comprised solely of Company Series A Preferred Shares) issued and outstanding. Since such date, (a) no additional shares of capital stock of the Company have been issued, except pursuant to the Company's stock option and stock purchase plans and other similar employee benefit plans (the "Company Stock Plans") or pursuant to the instruments and securities described in the last sentence of this
Section 3.3, and (b) no options, warrants or other rights to acquire shares of the Company's capital stock (collectively, the "Company Rights") have been granted. Except as described in the last sentence of this Section 3.3, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter. All issued and outstanding Company Common Shares and Company Preferred Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other Company Rights which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries other than (i) the Company's 6-1/4% Convertible Senior Subordinated Notes due 2000, which as of the date hereof were convertible into an aggregate of 11,792,453 Company Common Shares (the "Company Convertible Notes"), (ii) the Company's warrants to purchase Company Common Shares (the "Company Warrants"), which as of the date hereof were exercisable to purchase an aggregate of 1,579,668 Company Common Shares, (iii) 958,558 Company Common Shares reserved for issuance under the Company's Plan of Reorganization (the "Company POR"), (iv) 80,878 Company Warrants reserved for issuance and issuable under the Company POR, (v) 60,163 Company
Series A Preferred Shares reserved for issuance and issuable under the Company POR, (vi) Company Warrants issuable upon the exchange of Company Series A Preferred Shares, and (vii) Company Common Shares issuable under the Company Stock Plans or awards granted pursuant thereto.

          3.4  Subsidiaries.  The Company owns, directly or indirectly,
               ------------
each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company. Each of the outstanding shares of capital stock of each Subsidiary of the Company is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than (a) liens granted to secure the Company's indebtedness under its working capital facility with General Electric Capital Corporation or (b) liens imposed by local law which are not material. The following information for each Subsidiary of the Company has been previously provided to Parent, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

          3.5  Other Interests.  Except for interests in the Company's
               ---------------
Subsidiaries, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (a) non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (b) other investments of less than $5,000,000 in the aggregate).

          3.6  No Conflict; Required Filings and Consents.  (a)  The
               ------------------------------------------
execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) subject to making the filings and obtaining the approvals identified in Section 3.6(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) subject to making the filings, obtaining the approvals and effecting any other matters identified in Schedule 3.6(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and state securities or "blue sky" laws ("Blue Sky Laws"), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (C) the filing of a certificate of merger pursuant to the DGCL, (D) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval, triggered by the Merger or the other transactions contemplated by this Agreement, and
(E) applicable requirements, if any, of the Internal Revenue Code of 1986, as amended (the "Code"), and state, local and foreign tax laws, and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

          3.7  Compliance.  Neither the Company nor any of its Subsidiaries
               ----------
is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, in each case except for such conflicts, defaults or violations that have previously been disclosed by the Company to Parent and such other conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or government regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not, individually or in the aggregate, have a Company Material Adverse Effect.

          3.8  SEC Documents.  (a)  The Company has filed all forms,
               -------------
reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 30, 1993 (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

          (b) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

          (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of January 28, 1995 or April 29, 1995, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since April 29, 1995, and
(iii) liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (d) Set forth on Schedule 3.8(d) is a listing of all of the Company's indebtedness for borrowed money outstanding as of the date hereof, setting forth in each case the principal amount thereof.

          (e)  No payment default has occurred and is continuing under
(i) the Loan Modification Implementation Agreement and Amendment to Loan Agreement, dated as of October 8, 1992, between the Company and The
Prudential Insurance Company of America, (ii) the Amended and Restated Term Loan Agreement, dated as of October 8, 1992, by and between the Company and Bank of America, N.T. & S.A., or (iii) the Company's 6 1/4% Convertible Senior Subordinated Notes due 2000.

          3.9  Litigation.  Except as described in the Company Reports,
               ----------
there are no actions, suits or proceedings resulting from, arising out of or related to (a) debt (including trade payables), contractual obligations or other liabilities or obligations relating to the financial condition of the Company or (b) all other matters, in either case pending against the Company or any of its Subsidiaries or, to the actual knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Entity, that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

          3.10 Absence of Certain Changes.  Except as described in the
               --------------------------
Company Reports or previously disclosed by the Company to Parent, since January 28, 1995, there has not been (a) any Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend of other distribution with respect to its capital stock, or (c) any material change in its accounting principles, practices or methods.

          3.11 Taxes.  (a)  The Company and each of its Subsidiaries has
               -----
filed all tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) or made provision for all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company Reports reflect adequate reserves for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Company Material Adverse Effect. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement the term "taxes" includes all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including without limitation obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

          (b) The consummation of the Merger and the other transactions contemplated hereby will not result in any taxes being imposed by any state of the United States on the stockholders of the Company as a result of the ownership by the Company or any Subsidiary of the Company of any interest in real property.

          3.12 Employee Benefit Plans.  Except as described in the Company
               ----------------------
Reports (and subsequent financial and actuarial statements and reports furnished to Parent or its agents prior to the date hereof) or as would not have a Company Material Adverse Effect,

(a) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, (b) neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of the executive officers of the Company are any such liabilities or obligations expected to be incurred, and (c) neither the Company nor any of its Subsidiaries is a party to any contract or other arrangement under which, after giving effect to the Merger, Parent or the Surviving Corporation would be obligated to make any "parachute" payment within the meaning of Section 280G of the Code. Except as described in Schedule 3.6(a), the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust, loan or funding arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

          3.13 State Takeover Statutes.  The Board of Directors of the
               -----------------------
Company has (a) approved the Merger, this Agreement, the transactions contemplated hereby, and the grant of the Option and the purchase of Company Common Shares pursuant thereto (collectively, the "Stock Agreement Transaction") and such approval is sufficient to render inapplicable to the Merger, this Agreement, the transactions contemplated hereby and the Stock Agreement Transaction, the provisions of Section 203 of the DGCL. To the knowledge of the executive officers of the Company after due inquiry, no other "fair price", "merger moratorium", "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stock Agreement or any of the transactions contemplated hereby or thereby.

          3.14 No Brokers.  The Company has not entered into any contract,
               ----------
arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Merrill Lynch, Pierce, Fenner & Smith and Salomon Brothers Inc as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof. Other than the foregoing arrangements, none of the executive officers of the Company is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          3.15 Opinion of Financial Advisor.  The Company has received the
               ----------------------------
opinions of Merrill Lynch, Pierce, Fenner & Smith and Salomon Brothers Inc to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Shares in the Merger is fair to such holders from a financial point of view.


        4.  Representations and Warranties of Parent and Merger Sub

          Each of Parent and Merger Sub represents and warrants to the Company as of the date of this Agreement as follows:

          4.1  Existence; Good Standing; Corporate Authority.  Each of
               ---------------------------------------------
Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole (a "Parent Material Adverse Effect"). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of the certificate of incorporation and by-laws of Parent and the articles of incorporation and code of regulation of Merger Sub previously made available to the Company are true and correct.

          4.2  Authorization, Validity and Effect of Agreement.  Each of
               -----------------------------------------------
Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed respectively by it. This Agreement, the Merger and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement constitutes, and all agreements and documents contemplated hereby to be executed and delivered by Parent or Merger Sub (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of Parent or Merger Sub, as the case may be, enforceable respectively against them in accordance with their respective terms.

          4.3  Capitalization.  The authorized capital stock of Parent
               --------------
consists of 500,000,000 Parent Common Shares, and 125,000,000 shares of Preferred Stock, par value $0.01 per Share (the "Parent Preferred Shares"). As of July 29, 1995, there were 182,931,302 Parent Common Shares and no Parent Preferred Shares issued and outstanding (excluding 29,474,155 Parent Common Shares held by wholly owned subsidiaries of Parent). Since such date, no additional shares of capital stock of Parent have been issued except pursuant to Parent's stock option and employee stock purchase plans (the "Parent Stock Plans") or pursuant to the instruments and securities described in the last sentence of this Section 4.3. All such issued and outstanding Parent Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other Rights which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Parent or any of its Subsidiaries other than (a) Parent's Senior Convertible Discount Notes due 2004 (which as of the date hereof were convertible into an aggregate of 8,563,691 Parent Common Shares), (b) Parent's Series A Warrants (which as of the date hereof were exercisable to purchase an aggregate of 4,187,790 Parent Common Shares), (c) Parent's Series B Warrants (which as of the date hereof were exercisable to purchase an aggregate of 1,047,000 Parent Common Shares), (d) Parent's Series C Warrants (which as of the date hereof were exercisable to purchase an aggregate of 9,000,000 Parent Common Shares), (e) Parent's Series D Warrants (which as of the date hereof were exercisable to purchase an aggregate of 9,000,000 Parent Common Shares),
(f) 81,600 shares of Common Stock issuable to the U.S. Treasury under the Joint Plan of Reorganization of Federated Department Stores, Inc., Allied Stores Corporation and certain of their Subsidiaries, (g) the share purchase rights issued pursuant to the Rights Agreement, dated as of December 19, 1994, between Parent and the Bank of New York, as rights agent (which as of the date hereof were not exercisable), and (h) under the Parent Stock Plans or awards granted pursuant thereto.

          4.4  No Conflict; Required Filings and Consents.  (a)  The
               ------------------------------------------
execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Parent or Merger sub, (ii) subject to making the filings and obtaining the approvals identified in Section 4.4(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) subject to making the filings, obtaining the approvals and effecting any other matters identified in
Schedule 4.4(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by either of them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for
(A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, (B) the pre-merger notification requirements of the HSR Act, (C) the filing of a certificate of merger pursuant to the DGCL, (D) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (E) applicable requirements, if any, of the Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          4.5  Compliance.  Neither Parent nor any of its Subsidiaries is
               ----------
in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would have, individually or in the aggregate, a Parent Material Adverse Effect.

          4.6  SEC Documents.  (a)  Parent has filed all forms, reports and
               -------------
documents required to be filed by it with the SEC since January 28, 1995 (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports, and any such reports, forms and other documents filed by Parent with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence will not apply to any misstatement or omission in any Parent Report filed prior to the date of this Agreement which was superseded by a subsequent Parent Report filed prior to the date of this Agreement. No Subsidiary of Parent is required to file any report, form or other document with the SEC other than Prime Receivables Corporation.

          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

          (c) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Parent as of January 28, 1995 or April 29, 1995,
(ii) liabilities or obligations arising in the ordinary course of business since April 29, 1995, and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          4.7  Litigation.  Except as described in the Parent Reports,
               ----------
there are no actions, suits or proceedings pending against Parent or its Subsidiaries or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries, at law or in equity, or before or by any Government Entity that, individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect.

          4.8  Absence of Certain Changes.  Except as described in the
               --------------------------
Parent Reports, since April 29, 1995, there has not been (a) any Parent Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend of other distribution with respect to its capital stock, or
(c) any material change in its accounting principles, practices or methods.

          4.9  Taxes.  Each of Parent and its Subsidiaries has filed all
               -----
tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file or be complete and accurate, as applicable, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent and each of its Subsidiaries has paid (or Parent has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Reports reflect adequate reserves for all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Parent Material Adverse Effect. No requests for waivers of the time to assess any taxes against Parent or any Parent Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Parent Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          4.10 Employee Benefit Plans.  Except as described in the Parent
               ----------------------
Reports or as would not have a Parent Material Adverse Effect, (a) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of Parent or any of its Subsidiaries that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (b) neither Parent nor any of its Subsidiaries has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of the executive officers of Parent are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust, loan or funding arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

          4.11 No Brokers.  Neither Parent nor Merger Sub has entered into
               ----------
any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          4.12 Merger Sub.  Merger Sub was formed solely for the purpose of
               ----------
engaging in the transactions contemplated hereby. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

          4.13 Issuance of Parent Common Shares.  The Parent Common Shares
               --------------------------------
required to be issued pursuant to Article 2 will, when issued in accordance with Article 2, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.


                               5.  Covenants

          5.1  Alternative Proposals.  Prior to the Effective Time, the
               ---------------------
Company agrees (a) that neither it nor any of its Subsidiaries will, nor will it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including without limitation any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving any purchase of all or any significant portion of the assets of the

Company and its Subsidiaries or any equity interest in the Company or any of its Subsidiaries other than the transactions contemplated hereby and by the Stock Agreement and transactions permitted under Section 5.2(h) (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and
(b) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.1 will prohibit the Board of Directors of the Company from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.1 will
(x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company will not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (z) affect any other obligation of the Company under this Agreement.

          5.2  Interim Operations.  Prior to the Effective Time, except as
               ------------------
contemplated by any other provision of this Agreement, unless Parent has previously consented in writing thereto, the Company:

          (a) Will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice;

          (b) Will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c) Will not amend its certificate of incorporation or by-laws or comparable governing instruments (other than by-law amendments which are not material to the Company or to the consummation of the transactions contemplated by this Agreement and as contemplated by Section 1.5);

          (d) Will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of the Company contained in Article 3 would be untrue or incorrect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of the Company obtaining knowledge thereof) notify Parent thereof;

          (e) Will promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (f) Will not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock or grant, confer or award any bonuses or other forms of cash incentive to any officer, director or key employee except consistent with past practice or grant or confer any awards (other than pursuant to any of the foregoing granted prior to the date hereof and disclosed in the Company Reports filed prior to the date hereof or in a Schedule hereto), (iii) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases for employees consistent with past practice, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer, director or employee or amend any such agreement in any material respect other than severance arrangements which are consistent with past practice with respect to employees terminated by the Company, or (iv) adopt any new employee benefit plan or program (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan or program in any material respect (nothing in this subsection (f) will prevent the payment or other performance of any award or grant made prior to the date hereof and disclosed in the Company Reports or pursuant to this Agreement);

          (g) Will not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (h) Will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or to acquire any business or assets, except (i) in the ordinary course of business, in each case for an amount not exceeding $5,000,000 and (ii) that the Company may sell its store in Westminster, Colorado to an unaffiliated third party for such cash consideration as the Board of Directors of the Company determines in good faith to be fair to the Company;

          (i) Will not incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned Subsidiary of the Company, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business;

          (j) Will not, except pursuant to and in accordance with the capital budget previously disclosed to Parent, authorize, commit to or make capital expenditures;

          (k) Will not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the normal course of business and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and

          (1) Will not make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries.

          5.3  Meeting of Stockholders.  The Company will take all action
               -----------------------
necessary in accordance with applicable law and its certificate of incorporation and by-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption of this Agreement. The Board of Directors of the Company will recommend such adoption and the Company will each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined below); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company, as the case may be, in the exercise of its good faith judgment based upon the advice of outside counsel (notice of which will be promptly given to Parent and Merger Sub) as to its fiduciary duties to its stockholders imposed by law.

          5.4  Filings, Other Action.  Subject to the terms and conditions
               ---------------------
herein provided, the parties will: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act; (b) use all reasonable efforts to cooperate with one another in
(i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and
(c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of parties will take all such necessary action. In the case of any consents, approvals, permits or authorizations of any Governmental Entity required for consummation of the Merger and the other transactions contemplated hereby under the HSR Act or any federal or state antitrust or similar law ("Antitrust Authorizations"), the reasonable efforts of Parent will be deemed to include divesting or otherwise holding separate, or taking such other action (or otherwise agreeing to do any thereof) with respect to, the Surviving Corporation's assets and properties necessary to obtain such Antitrust Authorizations, except to the extent that Parent reasonably determines in good faith that such actions would, in the aggregate, require Parent to compromise fundamentally its business interests in consummating the transactions contemplated by this Agreement.

          5.5  Inspection of Records.  From the date hereof to the
               ---------------------
Effective Time, each of the parties will (a) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the parties and their respective Subsidiaries, as the case may be, (b) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and
(c) instruct the employees, counsel and financial advisors of the parties, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries.

          5.6  Publicity.  The initial press release relating to this
               ---------
Agreement will be a joint press release and thereafter the Company and Parent will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

          5.7  Registration Statement.  Parent and the Company will
               ----------------------
cooperate and promptly prepare and Parent will file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, which will contain a proxy statement/prospectus and a form of proxy in connection with the vote of the Company's stockholders with respect to the Merger and the offer to such stockholders of the securities to be issued pursuant to the Merger (the "Proxy Statement/Prospectus").
The respective parties will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent will use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent will, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Form S-4 to the Company and advise the Company of any verbal comments with respect to the Form S-4 received from the SEC. Parent will use its reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of the Company, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing will not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information concerning the Company furnished to Parent by the Company specifically for use in the Form S-4. The Company agrees that the written information concerning the Company provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of written information concerning the Company provided by the Company for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party, such approval not to be unreasonably withheld or delayed. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the denial or suspension of the qualification of Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for any amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

          5.8  Listing Application.  Parent will promptly prepare and
               -------------------
submit to the NYSE a supplemental listing application covering Parent Common Shares issuable in the Merger, and will use reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Shares, subject to official notice of issuance.

          5.9  Further Action.  Each party hereto will, subject to the
               --------------
fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

          5.10 Affiliate Letters.  At least 15 days prior to the Closing
               -----------------
Date, the Company will deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit C. Parent will be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop-transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Letters.

          5.11 Expenses.  Whether or not the Merger is consummated, all
               --------
costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC, and (c) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, will be shared equally by the Company and Parent.

          5.12 Insurance; Indemnity.  (a)  From and after the Effective
               --------------------
Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent that the Company would be required under its certificate of incorporation, by-laws and applicable law, each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation to provide indemnification except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Company may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Surviving Corporation will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Surviving Corporation will not settle any Action without the Indemnified Party's written consent (which consent will not be unreasonably withheld). The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by the Surviving Corporation,
(ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Corporation in the conduct of the defense of an Action, or (iii) the Surviving Corporation shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent and the Surviving Corporation will not be obligated pursuant to this Section 5.12(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

          (b) Parent will cause the Surviving Corporation to keep in effect provisions in its certificate of incorporation and by-laws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions will not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

          (c) For a period of five years after the Effective Time, Parent will cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that Parent will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of two times the current annual premium paid by the Company for its existing overage (the "Cap") (which current annual premium the Company represents and warrants to be approximately $835,000); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.

          (d) The provisions of this Section 5.12 will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

          5.13 Employee Benefits.  Notwithstanding anything to the contrary
               -----------------
contained herein, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Subject to the immediately preceding sentence, Parent will provide, or will cause the Surviving Corporation to provide, for the benefit of employees of the Surviving Corporation who were employees of the Company immediately prior to the Effective Time, recognizing all prior service for eligibility and vesting purposes of the officers, directors or employees with the Company and any of its Subsidiaries as service thereunder, "employee benefit plans" within the meaning of Section 3(3) of ERISA (a) until January 1, 1996, that are, in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company on the date hereof, and
(b) thereafter until the expiration of one year after the Effective Time, at the election of Parent, that are either (i) in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company on the date hereof or (ii) in the aggregate, substantially comparable to the "employee benefit plans" provided to similarly situated employees of Parent or its Subsidiaries who were not employees of the Company immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing (A) nothing herein will be deemed to require Parent to modify the benefit formulas under any pension plan of the Company in a manner that increases the aggregate expenses thereof as of the date hereof in order to comply with the requirements of ERISA, the Code or the "Tax Reform Act of 1986," (B) employee stock ownership, stock option and similar equity-based plans, programs and arrangements of the Company or any of its Subsidiaries are not encompassed within the meaning of the term "employee benefit plans" hereunder,
(C) nothing herein will obligate Parent or the Surviving Corporation to continue any particular employee benefit plan for any period after the Effective Time, and (D) without limiting the generality or effect of
Section 8.3, no employee of the Company or any Subsidiary of the Company will have any claim or right by reason of this Section 5.13. Parent will cause the Surviving Corporation to honor (subject to any withholdings under applicable law) all employment, consulting and severance agreements or arrangements to which the Company or any of its Subsidiaries is presently a party, all of which are disclosed in the Company Reports or in
Schedule 5.13.

          5.14 Conveyance Taxes.  The Company and Parent will cooperate in
               ----------------
the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time and each party will pay any such tax or fee which becomes payable by it on or before the Effective Time.

          5.15 Consents.  The Company will use all reasonable efforts to
               --------
obtain each of the consents identified in Schedule 3.6(a).

          5.16 No Extraordinary Dividends by Parent.  Prior to the
               ------------------------------------
Effective Time, Parent will not declare, set aside or pay any extraordinary dividend or make any other extraordinary distribution or payment with respect to shares of its capital stock.

          5.17 Delivery of Parent Company Shares under the Company POR.
               -------------------------------------------------------
Subject to the satisfaction of Section 6.3(g), after the Effective Time, Parent will contribute or otherwise make available to the Surviving Corporation Parent Common Shares to enable it to issue, distribute or release such Parent Common Shares in accordance with the Company POR.



                               6.  Conditions

          6.1  Conditions to Each Party's Obligation To Effect the Merger.
               ----------------------------------------------------------
The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of the Company.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

          (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing or, to the knowledge of Parent or the Company, be threatened in writing, and all necessary approvals under state securities laws relating to the issuance or trading of Parent Common Shares to be issued to the Company stockholders in connection with the Merger shall have been received.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation following the Effective Time.

          (f) Parent Common Shares to be issued to the Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          (g) General Electric Capital Corporation, the Company and Parent shall have executed the 10th Amendment to the Credit Agreement dated October 8, 1992 between GECC and the Company containing the terms and conditions substantially identical to those set forth in the term sheet, dated August 14, 1995, initialled by each of the parties.

          6.2  Conditions to Obligation of Company To Effect the Merger.
               --------------------------------------------------------
The obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Each of Parent and Merger Sub shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, (i) all of the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement (other than those contained in Sections 4.5(b), 4.6(c), 4.8(a) and 4.10(b)) shall be true and correct in all material respects as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and the Company shall have received a certificate of the Chairman, the President or a Vice President of Parent, dated the Closing Date, certifying to such effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of Parent excluding changes resulting from, arising out of or related to (i) Parent's operations, (ii) Parent's results of operations,
(iii) the department store or retail business generally or (iv) general economic or financial conditions.

          (c) Parent shall have executed a Registration Rights Agreement substantially in the form of Exhibit D.

          6.3  Conditions to Obligation of Parent and Merger Sub to Effect
               -----------------------------------------------------------
the Merger.  The obligation of Parent and Merger Sub to effect the Merger
----------
will be subject to the
fulfillment at or prior to the Closing Date (or such other date as may be specified below) of the following additional conditions:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, (i) the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of the Company contained in this Agreement (other than those contained in Sections 3.7(b), 3.8(c), 3.9(a), 3.10(a) and 3.12(b)) shall be true and correct in all material respects as of the Closing Date, except
(A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date will remain true and correct in all material respects as of such date, and Parent and Merger Sub shall have received a certificate of the Chairman, the President or a Vice President of the Company, dated the Closing Date, certifying to such effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of the Company excluding changes resulting from, arising out of or related to (i) the Company's operations, (ii) the Company's results of operations, (iii) the department store or retail business generally or
(iv) general economic or financial conditions.

          (c)  [Intentionally Left Blank]

          (d) The Company or the Board of Directors of the Company or the other persons or entities described in Schedule 6.3(d), as the case may be, shall have taken the actions set forth in Schedule 6.3(d).

          (e) Parent shall have obtained the consent or waiver set forth in Schedule 4.4(a) by the fourteenth business day following the date hereof and the consent or waiver set forth in Schedule 6.4 to the Purchase Agreement, dated as of the date hereof (the "Prudential Agreement"), among The Prudential Insurance Company of America ("Prudential"), Federated Noteholding Corporation II ("FNC") and Parent, provided that this condition will be deemed to be waived (without any action by the parties) in the event Parent does not terminate this Agreement within five business days after the date referred to above.

          (f) All conditions to the obligations of FNC to consummate the transactions contemplated by the Prudential Agreement shall have been duly satisfied or waived in accordance with the provisions thereof.

          (g) Within 30 calendar days after of the date hereof, the Company shall have delivered to Parent either (i) an order of the Bankruptcy Court having jurisdiction over the Company POR or (ii) a written opinion of nationally recognized outside counsel, in either case in form and substance reasonably satisfactory to Parent, to the effect that the obligation of the Company to distribute any additional Company Common Shares pursuant to the Company POR on or after the Effective Time may be satisfied by the distribution for each such Company Common Share of Parent Common Shares at the Conversion Rate.

          (h) After the Effective Time, no person will have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement to acquire any equity securities of the Company of any of its Subsidiaries.


                              7.  Termination

          7.1  Termination by Mutual Consent.  This Agreement may be
               -----------------------------
terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

          7.2  Termination by Either Parent or Company.  This Agreement may
               ---------------------------------------
be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by February 29, 1996 (the "Outside Date"), (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this agreement and such order, decree, ruling or other action becomes final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) has used all reasonable efforts to remove such injunction, order or decree, or
(c) any condition to such party's obligations to consummate the transactions contemplated hereby is incapable of being satisfied by the Outside Date; and provided, in the case of a termination pursuant to clause
(a) or (b) above, that the terminating party has not breached in any manner that proximately contributes to the failure to consummate the Merger by the Outside Date.

          7.3  Termination by Company.  This Agreement may be terminated
               ----------------------
and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption by the stockholders of the Company referred to in Section 6.1(a), by action of the Board of Directors of the Company, if
(a) there has been a material breach by Parent or Merger Sub of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or is reasonably likely to have a Parent Material Adverse Effect, (b) there has been a material breach of any of the covenants set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 60 calendar days after written notice of such breach is given by the Company to Parent, or (c) the condition set forth in Section 6.1(g) shall not have been satisfied on or prior to August 17, 1995.

          7.4  Termination by Parent and Merger Sub.  This Agreement may be
               ------------------------------------
terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Boards of Directors of Parent, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders,
(b) there has been a material breach by the Company of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or is reasonably likely to have a Company Material Adverse Effect,
(c) there has been a material breach of any of the covenants set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within five days after written notice of such breach is given by Parent to the Company, (d) there has been a material breach by Stockholder of the Stock Agreement, (e) an involuntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law is commenced against the Company or any of its Subsidiaries, a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers of the Company or any of its Subsidiaries or over a material portion of their respective assets shall have been entered or the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries shall have occurred and any such event described in this clause (e) shall have continued neither stayed nor dismissed for 60 days or (f) the Company or any of its Subsidiaries has an order for relief entered with respect to it or commences a voluntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case, to the conversion of an involuntary case to a voluntary case or to the appointment of or taking possession by a receiver, trustee or other custodian of any part of the Company's property, or makes any assignment for the benefit of creditors.

          7.5  Effect of Termination and Abandonment.  In the event of
               -------------------------------------
termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto will terminate, except the obligations of the parties pursuant to this Section 7.5 and
Section 5.11 and except for the provisions of Sections 8.3, 8.4, 8.6, 8.8, 8.9, 8.12, 8.13 and 8.14. Moreover, in the event of termination of this Agreement pursuant to Section 7.2, 7.3 or 7.4, nothing herein will prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity.


                           8.  General Provisions

          8.1  Nonsurvival of Representations, Warranties and Agreements.
               ---------------------------------------------------------
All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will be deemed to the extent expressly provided herein to be conditions to the Merger and will not survive the Merger, provided, however, that the agreements contained in
Article 2, Sections 5.12, 5.13 and 5.17 and this Article 8 will survive the Merger and Sections 5.11 and 7.5 will survive termination.

          8.2  Notices.  Any notice required to be given hereunder will be
               -------
sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

 If to Parent or Merger Sub:               If to the Company:

 Federated Department Stores, Inc.         Broadway Stores, Inc.
 7 W. Seventh Street                       3880 North Mission Road
 Cincinnati, Ohio  45202                   Los Angeles, California  90031
 Attention:  Dennis J. Broderick           Attention:  John C. Haeckel
             General Counsel                           Exec. V.P. and
 Fax No.:  513-579-7354                                Chief Financial Officer
                                           Fax No.:  213-227-3588

 With copies to:                           With copies to:

 Jones, Day, Reavis & Pogue                Cleary, Gottlieb, Steen & Hamiltion
 599 Lexington Avenue                      One Liberty Plaza
 New York, New York  10022                 New York, New York  10006
 Attention:  Robert A. Profusek, Esq.      Attention:  William A. Groll, Esq.
 Fax No.:  212-755-7306                    Fax No.:  212-225-3999



or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

          8.3  Assignment; Binding Effect.  Neither this Agreement nor any
               --------------------------
of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 5.12, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          8.4  Entire Agreement.  This Agreement, the Exhibits, the
               ----------------
Schedules and any documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, dated July 25, 1995, between Parent and the Company, which will survive the execution and delivery of this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

          8.5  Amendment.  This Agreement may be amended by the parties
               ---------
hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company but after any such stockholder approval, no amendment will be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.6  Governing Law.  This Agreement will be governed by and
               -------------
construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

          8.7  Counterparts.  This Agreement may be executed by the parties
               ------------
hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          8.8  Headings.  Headings of the Articles and Sections of this
               --------
Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

          8.9  Interpretation.  In this Agreement, unless the context
               --------------
otherwise requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa.

          8.10 Waivers.  Except as provided in this Agreement, no action
               -------
taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such actio of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          8.11 Incorporation of Schedules.  The Schedules attached hereto
               --------------------------
and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          8.12 Severability.  Any term or provision of this Agreement which
               ------------
is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

          8.13 Enforcement of Agreement.  The parties hereto agree that
               ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.14 Prudential Loan.  The Company hereby acknowledges that,
               ---------------
simultaneously with the execution and delivery hereof, Parent and FNC are entering into the Prudential Agreement with Prudential to acquire all of Prudential's interest in loans previously made by Prudential to the Company (the "PRU Loan") and the Company hereby consents to, and waives any contractual prohibition against, such acquisition, provided that, prior to such acquisition, (a) the Effective Time has occurred or (b) Company Common

Shares shall have been purchased by Parent upon exercise of the Option and the condition set forth in Section 6.1(d) shall have been satisfied.

          8.15 Effect of Exercise of Option.  In the event that Parent
               ----------------------------
purchases Company Common Shares upon exercise of the Option:

          (a) If requested by Parent, the Company will, promptly following the purchase of Company Common Shares upon exercise of the Option and from time to time thereafter, take all action necessary to cause at least a majority of the number of directors, rounded up to the next whole number, of the Company to be persons designated by Parent (whether, at the request of Parent, by increasing the size of the number of directors of the Company or by seeking the resignation of directors and causing Parent's designees to be elected to fill the vacancies so created). At such time, the Company also will take all action permitted by law to cause persons designated by Parent to constitute at least the same percentage as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) the board of directors of each Subsidiary of the Company, and (iii) each committee, if any, of each such board of directors. The Company's obligation to cause designees of Parent to be so elected or appointed as directors of the Company will be subject to Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder. Parent will supply to the Company in writing and will be solely responsible for any information with respect to it and its designees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1, and the Company will use all reasonable efforts to file as promptly as practicable with the SEC and transmit to all holders of record of securities of the Company who would be entitled to vote at a meeting for election of directors such information as is required under Section 14(f) and Rule 14(f)-1. Notwithstanding the foregoing, until the Effective Time, the Company will use all reasonable efforts to assure that the Company's Board of Directors has at least three directors who are directors on the date hereof (the "Continuing Directors"); provided further, that, in such event, if the number of Continuing Directors is reduced below three for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there is only one remaining) will be entitled to designate three persons to fill such vacancies who will be deemed to be Continuing Directors for purposes of this Agreement or, if no Continuing Director then remains, the other directors will designate three persons to fill such vacancies who are not shareholders, affiliates or associates of Parent or Purchaser and such persons will be deemed to be Continuing Directors for purposes of this Agreement. The Company will use all reasonable efforts to cause the person(s) so designated by the Continuing Directors to be elected to the Board of Directors of the Company.

          (b) Parent will use all reasonable efforts in accordance with applicable law and the Company's certificate of incorporation and by-laws to convene a meeting of the Company's stockholders as promptly as practicable to consider and vote upon the Merger, including, without limitation, timely mailing of the Proxy Statement/Prospectus.

          (c) Parent will, with respect to all Company Common Shares acquired by it upon exercise of the Option and any other Company Common Shares that it owns of record or beneficially on the record date for voting at the meeting of stockholders called to consider and vote upon the Merger, vote or cause to be voted such Company Common

Shares (or execute or cause to be executed written consents with respect thereto) (i) in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby, (ii) against any Alternative Proposal, and (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by this Agreement and considered and voted upon at such meeting of the Company's stockholders.

          (d) Notwithstanding any other provision contained herein to the contrary, from and after the date of the closing of the exercise of the Option, the obligations of Parent and Merger Sub to effect the Merger will be subject only to the fulfillment at or prior to the Closing Date of the conditions set forth in Section 6.1(a), (c) and (d) and all other conditions to the obligations of the Parent and Merger Sub to effect the Merger on the terms and conditions of this Agreement as in effect immediately prior to the exercise of the Option will be deemed satisfied or waived.

          (e) Notwithstanding any other provision contained herein to the contrary, from and after the date of the closing of the exercise of the Option, Parent and Merger Sub will not be entitled to terminate this Agreement or abandon the Merger unless a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this agreement and such order, decree, ruling or other action becomes final and non-appealable.

          (f) Any action by the Company to waive or amend any provision of this Agreement will require the approval of a majority of the Continuing Directors.

          8.16 Absence of Certain Knowledge.  Parent hereby acknowledges
               ----------------------------
that nothing has come to the attention of the executive officers of Parent during the course of the due diligence conducted by Parent in connection with this Agreement which gives such executive officers actual knowledge that any of the representations or warranties of the Company set forth herein were not true or correct in any material respect as of the date hereof; provided, however, that nothing in this Section 8.16 will constitute a waiver of any right which Parent may have with respect to this Agreement or the representations and warranties made herein by the Company, whether at law or in equity, in contract or in tort.

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                              BROADWAY STORES, INC.


                              By: /s/ David L. Dworkin
                                 -------------------------------------------
                                  David L. Dworkin
                                  President and Chief Executive Officer


                              FEDERATED DEPARTMENT STORES, INC.


                              By: /s/ Ronald W. Tysoe
                                 -------------------------------------------
                                  Ronald W. Tysoe
                                  Vice Chairman


                              NOMO COMPANY, INC.


                              By: /s/ Dennis J. Broderick
                                 -------------------------------------------
                                  Dennis J. Broderick
                                  Vice President

                                                                      APPENDIX B

                                                   Investment Banking Group

                                                   World Financial Center
                                                   North Tower
                                                   New York, New York 10281-1324
                                                   212 449 1000


Merrill Lynch

                                        August 14, 1995

Board of Directors
Broadway Stores, Inc.
3880 North Mission Road
Los Angeles, CA  90031

Gentlemen:

          Broadway Stores, Inc. (the "Company"), Federated Department Stores, Inc. (the "Acquiror") and Nomo Company, Inc., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company will be merged with the Acquisition Sub in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.01 per share (the "Shares"), not owned directly or indirectly by the Acquiror or the Company, will be converted into the right to receive 0.27 shares (the "Exchange Ratio") of the common stock of the Acquiror, par value $0.01 per share (the "Acquiror Shares"), and each share of the Company's Series A Exchangeable Preferred Stock, par value $0.01 per share, will be converted into one one-thousandth of a share of Series A Exchangeable Preferred Stock, par value $0.01 per share, of the surviving corporation in the Merger, having the powers, preferences and relative, participating, optional or other special rights set forth in the Merger Agreement. In addition, the Acquiror proposes to enter into a Stock Agreement with Zell/Chilmark Fund, L.P. (the "Stock Agreement"), Federated Noteholding Corporation II proposes to enter into a Purchase Agreement with The Prudential Insurance Company of North America and the Acquiror (the "Prudential Agreement"), and General Electric Capital Corporation proposes to enter into an Agreement with the Company and the Acquiror (the "GECC Agreement"), each in the form, or containing the terms in the term sheets, previously delivered to us.

          You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Shares, other than the Acquiror and its affiliates.

          In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended January 28, 1995 and the Company's Form 10-Q and the related unaudited financial information for the quarterly period ending April 29, 1995;

          (2) Reviewed the Acquiror's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended January 28, 1995 and the Acquiror's Form 10-Q and the related unaudited financial information for the quarterly period ending April 29, 1995;

          (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company for the fiscal years ending January 28, 1996 and January 28, 1997;

          (4) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Acquiror furnished to us by the Acquiror;

          (5) Reviewed certain information, including financial forecasts, relating to the combined business, earnings, cash flow, assets and prospects of the combined operations of the Acquiror and the Company furnished to us by the Acquiror;

          (6) Conducted discussions with members of senior management of the Company and the Acquiror concerning their aforementioned financial forecasts;

          (7) Conducted discussions with certain members of the Company's management and its representatives concerning the Company's views as to: the anticipated adverse effects on the Company's business, assets, liabilities, operations and prospects which the Company believes would occur if the Company were not to enter into the Merger as a result of, among other things, the Company's current liquidity shortfall, the Company's anticipated inability to remedy this liquidity shortfall and the substantial risk of the Company becoming insolvent and seeking the protection of the Bankruptcy Court; the anticipated substantial adverse effects on the holders of the Shares and the Company's present and potential employees, business partners and lenders that would result from such insolvency or concerns about the potential for it; and the benefits which would arise from entering into the Merger, including the substantial lessening of such liquidity or solvency concerns;

          (8) Reviewed the historical market prices and trading activity for the Shares and the Acquiror Shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

          (9) Compared the results of operations of the Company and the Acquiror with those of certain companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

          (10) Compared the proposed financial terms of the transaction contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

          (11) Considered the pro forma effect of the Merger on the Acquiror's projected capitalization, coverage ratios and earnings per share;

          (12) Assumed that the maximum amount of certain claims against R.H. Macy & Co. and its subsidiaries pursuant to their Plan of Reorganization is approximately $336.7 million and that a maximum of 825,000 Shares will be issuable by the Company for general unsecured claims pursuant to the Plan of Reorganization of the Company;

          (13) Reviewed a draft of the Merger Agreement dated August 14, 1995;

          (14) Reviewed a draft of the Stock Agreement dated August 14, 1995;

          (15) Reviewed a draft of the Prudential Agreement dated August 14,
               1995;

          (16) Reviewed the term sheet for the proposed GECC Agreement; and

          (17) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

          In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company or the Acquiror. With respect to the financial forecasts furnished by the Company and the Acquiror, we have assumed with your consent that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company, the Acquiror or their combined operations, as the case may be. Our opinion is necessarily based upon market, economic and other conditions as they exist on the date hereof.

          In connection with the preparation of this opinion, while we have had conversations with a limited number of potential purchasers, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all of the Company.

          We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. We have also, in the past, provided financial advisory and financing services to the Company and the Acquiror, including acting as underwriter in connection with a prior equity offering by the Company, and have received fees for the rendering of such services and are currently providing financial advisory services to the Acquiror in an unrelated matter for which we expect to receive fees. In addition, in the ordinary course of our business, we may actively trade the Shares as well as the Acquiror Shares and other securities of the Company or the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

          We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

          On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair from a financial point of view to the holders of the Shares, other than the Acquiror and its affiliates.


                                        Very truly yours,


                                        MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED



                                        By   /s/ Jack Levy
                                             ------------------------------
                                             Managing Director
                                             Investment Banking Group

                                                                      APPENDIX C



                                                 -----------------------------
                                                   Salomon Brothers
                                                   ----------------------------

August 14, 1995



Board of Directors
Broadway Stores, Inc.
3880 North Mission Road
Los Angeles, CA  90031

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Broadway Stores, Inc., a Delaware corporation (the "Company"), of the consideration to be received by such stockholders in connection with the proposed merger (the "Merger") of the Company with a wholly owned subsidiary of Federated Department Stores, Inc., a Delaware corporation ("Federated"), pursuant to the Agreement and Plan of Merger dated as of August 14, 1995 (the "Merger Agreement"), by and among Federated, such subsidiary of Federated and the Company. Pursuant to the Merger Agreement, each issued and outstanding share of common stock of the Company, par value $.01 per share ("Common Stock"), not owned directly or indirectly by Federated or the Company, will be converted into 0.27 of a share of common stock, par value $.01 per share, of Federated (the "Exchange Ratio").

     In connection with rendering our opinion, we have: (i) reviewed certain publicly available information concerning the Company and Federated, including the Annual Report on Form 10-K of each of the Company and Federated for each of the years in the three-year period ended January 28, 1995, and the Quarterly Report on Form 10-Q of each of the Company and Federated for the quarter ended April 29, 1995; (ii) reviewed financial projections of each of the Company and Federated furnished to us by their respective management and conducted discussions with such management regarding such projections; (iii) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable in certain respects to the Company and Federated and the trading markets for such other companies' securities;
(iv) reviewed certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry; and (v) reviewed the credit agreement with General Electric Capital Corporation, the settlement agreement with The Prudential Insurance Company of America and drafts of the amendments or agreements relating to each of the foregoing anticipated to be entered into in connection with the Merger. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria which we deemed relevant. We have discussed with certain members of the Company's management and its representatives the Company's views as to: the anticipated adverse effects on the Company's business, assets, liabilities, operations and prospects which the Company believes would occur if the Company were not to enter into the Merger as a result of, among other things, the Company's current liquidity shortfall, the Company's anticipated inability to remedy this liquidity shortfall and the substantial risk of the Company becoming insolvent and seeking the protection of the Bankruptcy Court; the anticipated substantial adverse effects on the Company's shareholders and present and potential employees, business partners and lenders that would result from such insolvency or concerns about the potential for it; the benefits which would arise from entering into the Merger, including the substantial lessening of such liquidity or solvency concerns; and the financial and other information described above and other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company or Federated. With respect to the Company's and Federated's financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Federated's management and we express no opinion with respect to such forecasts or the assumptions on which they are based.

     Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any holder of Common Stock as to how such holder should vote with respect to the Merger. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the common stock of Federated following consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

     As you are aware, we will receive fees from the Company for our services in connection with rendering this opinion, a significant portion of which are contingent upon consummation of the Merger. Additionally, we have previously rendered certain investment banking and financial advisory services to the Company, including acting as underwriter in connection with two prior public offerings effected by the Company. We also previously rendered services to Federated, including acting as Federated's financial advisor in connection with its previous bankruptcy proceedings. In addition, in the ordinary course of our business, we may actively trade the equity and equity-linked securities of the Company and the equity and debt securities of Federated for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Common Stock (other than Federated and its affiliates).

                                        Very truly yours,

                                        /s/ Salomon Brothers Inc

                                        SALOMON BROTHERS INC

                                                                      APPENDIX D


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              BROADWAY STORES, INC.


     FIRST.  The name of the corporation (the "Corporation") is Broadway Stores,
     -----
Inc.

     SECOND.  The address of the Corporation's registered office in the State of
     ------
Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD.  The purpose of the Corporation is to engage in any lawful act or
     -----
activity for which corporations may be organized under the Delaware General Corporation Law ("DGCL").

     FOURTH. (a)  Authorized Capital Stock.  The Company is authorized to issue
     ------       ------------------------
two classes of capital stock, designated Common Stock and Series A Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 37,800 shares, consisting of 37,044 shares of Common Stock, par value $0.01 per share, and 756 shares of Series A Preferred Stock, par value $0.01 per share.

     (b)  Preferred Stock.
          ---------------

          Section 1.     Dividends and Distributions.  Holders of shares of
                         ---------------------------
Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, annual dividends payable in arrears in cash on September 15 of each year (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in an amount equal to $50.00 per share per annum (and no more). Dividends not declared on any such Dividend Payment Date shall not cumulate and the Corporation shall have no obligation with respect thereto.

          Section 2.     Voting Rights.  The holders of Series A Preferred Stock
                         -------------
shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In
                                       D-1
the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case, the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) Except as set forth in Section 7 hereof, holders of Series A Preferred Stock shall have no special, separate, class or series voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          Section 3.     Reacquired Shares.  Any shares of Series A Preferred
                         -----------------
Stock purchased or otherwise acquired by the Corporation in any manner whatsoever (including pursuant to exchange by the holder pursuant to Section 6 hereof) shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series A Preferred Stock.

          Section 4.     Liquidation, Dissolution or Winding Up.
                         --------------------------------------

          (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $250.00 per share (the "Series A Liquidation Preference").

          (B) After payment of the full amount to which they are entitled as provided by the foregoing provisions of this Section 4, the holders of Series A Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.

          Section 5.     Optional Redemption.
                         -------------------

          (A) The Corporation, at any time after the Expiration Date of the warrants (the "Warrants") of Federated Department Stores, Inc. (as such date is defined in that certain Warrant Agreement (the "Warrant Agreement"), dated as of _______ __,

199__, among the Corporation, Federated Department Stores, Inc. ("Warrant Issuer") and the warrant agent named therein (the "Warrant Agent")), and from time to time thereafter, may at its option redeem all, or any number less than all, of the outstanding shares of Series A Preferred Stock. Any redemption of shares of Series A Preferred Stock shall be effected at a price equal to $250.00 per share, subject to the provision for adjustment hereinafter set forth. In the event that the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case, the amount to which holders of shares of Series A Preferred Stock were otherwise entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Notice of any proposed redemption of shares of Series A Preferred Stock shall be given by the Corporation by mailing a copy of such notice no less than thirty (30) days nor more than sixty (60) days prior to the date fixed for such redemption to holders of record of the shares of Series A Preferred Stock to be redeemed at their respective addresses appearing on the books of the Corporation. Said notice shall specify the shares called for redemption, the redemption price and the place at which and the date on which the shares called for redemption will, upon presentation and surrender of the certificates evidencing such shares, be redeemed and the redemption price therefor paid. No failure to deliver or mail such notice, and no defect in the manner of delivery or mailing such notice or in the notice itself shall, affect the validity of any redemption. In the case of the redemption of less than all the outstanding shares of Series A Preferred Stock, such redemption shall be of whole shares selected by lot among all then Outstanding Series A Preferred Stock in such manner as may be prescribed by the Board of Directors. From and after the date fixed in any such notice as the date of redemption of shares of Series A Preferred Stock, unless default shall be made by the Corporation in providing monies at the time and place specified for the payment of the redemption price pursuant to said notice, all dividends on the Series A Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price and except pursuant to Section 6(C), shall cease and terminate.

          Section 6.     Exchange.
                         --------

          (A) Any holder of record of shares of Series A Preferred Stock may exchange any or all shares of Series A Preferred Stock, at any time prior to the close of business on the Exchange Termination Date (as defined below), into a number of Warrants equal to 1,000 times the number of shares of Series A Preferred Stock, as such Warrants are adjusted or modified from time to time. Any adjustment or modification to the terms of the Warrants pursuant to the terms of the Warrant Agreement shall apply to the Warrants issued and issuable in exchange for Series A Preferred Stock, without regard to whether such adjustments or modifications take place before or after the date of such exchange.

          (B) If the Warrant Issuer elects, pursuant to Section 9(j) of the Warrant Agreement, to adjust the number of Warrants issuable thereunder in substitution for any adjustment in the number of shares of the Warrant Issuer purchasable upon the exercise of a Warrant, then (i) each share of Series A Preferred Stock shall be adjusted to equal such number of shares as is proportional to the number of Warrants issuable immediately after the adjustment thereto made under Section 9(j), and (ii) any Warrant deliverable upon any exchange pursuant to this Section 6 shall entitle the holder thereof to the same rights as any Warrant immediately following any adjustment made under Section 9(j).

          (C) In order to exchange shares of Series A Preferred Stock for Warrants, the holder thereof shall (i) surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Corporation on any business day prior to the Exchange Termination Date at the principal office for the transfer agent for the Series A Preferred Stock designated by the Board of Directors, accompanied by a written notice to the Corporation at such office stating the number of shares of Series A Preferred Stock such holder elects to exchange and, if the Corporation so requests, setting forth the name and address of the person in whose name certificates for Warrants (and, if all shares of Series A Preferred Stock represented by a certificate are not to be so exchanged, new certificates for the shares of Series A Preferred Stock not exchanged) are to be registered, and (ii) furnish appropriate endorsements and transfer documents, if requested by the Corporation. For the purposes of this paragraph (C), each date on which a holder satisfies all the above requirements shall be referred to as an "Exchange Date" with respect to the shares of Series A Preferred Stock so exchanged. As soon as practicable after the Exchange Date, but in no event later than 5 business days following the Exchange Date, the Corporation shall deliver or cause to be delivered to such holder (or any transferee thereof) at such office a certificate for the number of Warrants issuable upon the exchange in accordance with the provisions of this Section 6 (and, if all shares of Series A Preferred Stock represented by a certificate are not so exchanged, the Corporation shall deliver or cause to be delivered a new certificate for the shares of Series A Preferred Stock not exchanged). The person in whose name the certificate is registered shall be treated as a holder of record with respect to the Warrants issued upon such exchange as of the close of business on the Exchange Date and the shares of Series A Preferred Stock so exchanged shall be deemed to have been exchanged immediately prior to the close of business on the Exchange Date.

          (D) No payment or adjustment shall be made for accrued interest on, or dividends or other distributions with respect to, the shares of Series A Preferred Stock exchanged at the time of the exchange, provided that if shares of Series A Preferred Stock are exchanged subsequent to any record date for the payment of dividends on the Series A Preferred Stock and on or prior to the payment date for such dividend, the dividend falling due on such date, if any, shall be paid to the holder of such shares of Series A Preferred Stock on such record date.

          (E) The "Exchange Termination Date" with respect to a given share of Series A Preferred Stock means (a) in the case of redemption of such share, the date fixed for redemption as specified in the notice of redemption with respect to such shares as provided in paragraph B of Section 5 or (b) the Expiration Date (as such term is defined in the Warrant Agreement).

          Section 7.     Amendment.  The Certificate of Incorporation of the
                         ---------
Corporation shall not be further amended in any manner which would materially alter or change the powers or preferences of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

     (c)  Common Stock.  Except as may otherwise be provided in a Preferred
          ------------
Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

     FIFTH.  In furtherance of, and not in limitation of, the powers conferred
     -----
by statute, the Board of Directors of the Corporation (the "Board") is expressly authorized and empowered to adopt, amend, or repeal the By-Laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional By-Laws and may amend or repeal any By-Law whether adopted by them or otherwise. The Corporation may in its By-Laws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

     SIXTH.  To the full extent permitted by the DGCL or any other applicable
     -----
law currently or hereafter in effect, no Director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Corporation. Any repeal or modification of this Article Sixth will not adversely affect any right or protection of a Director of the Corporation existing immediately prior to such repeal or modification.

     SEVENTH.  Each person who is or was or had agreed to become a Director or
     -------
officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity (including the heirs, executors, administrators, or estate of such person) will be indemnified by the Corporation to the full extent permitted by the DGCL or any other applicable law as currently or hereafter in effect. The right of indemnification provided in this Article Seventh will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article Seventh. Without limiting the generality or the effect of the foregoing, the Corporation may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article Seventh. Any amendment, or repeal of, or adoption of any provision inconsistent with, this Article Seventh will not adversely affect any right or protection existing hereunder immediately prior to such amendment, repeal, or adoption.

                                                                 APPENDIX E











          -----------------------------------------------------------------

          -----------------------------------------------------------------










                             AMENDED AND RESTATED BY-LAWS

                                          OF

                                BROADWAY STORES, INC.













          -----------------------------------------------------------------

          -----------------------------------------------------------------

                          AMENDED AND RESTATED BY-LAWS

                                       OF

                              BROADWAY STORES, INC.


                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

STOCKHOLDERS' MEETINGS

     1.  Time and Place of Meetings . . . . . . . . . . . . . . . . . . . .  E-4
     2.  Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . . .  E-4
     3.  Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . .  E-4
     4.  Notice of Meetings . . . . . . . . . . . . . . . . . . . . . . . .  E-4
     5.  Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-4
     6.  Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-5

DIRECTORS

     7.  Function . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-5
     8.  Number and Term of Office  . . . . . . . . . . . . . . . . . . . .  E-5
     9.  Vacancies and New Directorships  . . . . . . . . . . . . . . . . .  E-5
    10.  Regular Meetings . . . . . . . . . . . . . . . . . . . . . . . . .  E-6
    11.  Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . .  E-6
    12.  Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-6
    13.  Written Action . . . . . . . . . . . . . . . . . . . . . . . . . .  E-6
    14.  Participation in Meetings by
           Conference . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-6
    15.  Committees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-6
    16.  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-7
    17.  Rules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-7

NOTICES

    18.  Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-7
    19.  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-7

OFFICERS

    20.  Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-7
    21.  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-8
    22.  Succession . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-8
    23.  Authority and Duties . . . . . . . . . . . . . . . . . . . . . . .  E-8
    24.  Execution of Documents and Action with
           Respect to Securities of Other Corporations  . . . . . . . . . .  E-8

STOCK

    25.  Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-8
    26.  Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  E-8

INDEMNIFICATION

    27.  Damages and Expenses . . . . . . . . . . . . . . . . . . . . . . .  E-9
    28.  Insurance, Contracts, and Funding  . . . . . . . . . . . . . . . . E-15

GENERAL

    29.  Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . E-15
    30.  Seal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . E-15
    31.  Reliance upon Books, Reports, and Records  . . . . . . . . . . . . E-15
    32.  Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . E-15
    33.  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . E-15
    34.  Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . E-15

                             STOCKHOLDERS' MEETINGS
                             ----------------------



    1.   Time and Place of Meetings.  All meetings of the stockholders for the
         --------------------------
election of Directors or for any other purpose will be held at such time and place, within or without the State of Delaware, as may be designated by the Board or, in the absence of a designation by the Board, the Chairman, the President, or the Secretary and stated in the notice of meeting.

    2.   Annual Meeting.  An annual meeting of the stockholders will be held at
         --------------
such date and time as may be designated from time to time by the Board, at which meeting the stockholders will elect by a plurality vote the Directors to succeed those whose terms expire and will transact such other business as may properly be brought before the meeting.

    3.   Special Meetings.  Special meetings of the stockholders, for any
         ----------------
purpose or purposes, unless otherwise prescribed by law or by the Certificate of Incorporation, may be called by the Chairman or the President and will be called by the President or the Secretary at the request in writing of stockholders owning a majority in interest of the entire capital stock of the Company issued and outstanding and entitled to vote. Any such request must be sent to the President and the Secretary and must state the purpose or purposes of the proposed meeting.

    4.   Notice of Meetings.  Written notice of every meeting of the
         ------------------
stockholders, stating the place, date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided herein or by law. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date, and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is
                                --------  -------
for more than 30 calendar days, or if after the adjournment a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

    5.   Quorum.  The holders of a majority of the stock issued and outstanding
         ------
and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business thereat. If, however, such quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

    6.   Voting.  Except as otherwise provided by law or by the Certificate of
         ------
Incorporation, each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by written proxy. Every proxy must be duly executed and filed with the Secretary. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary. The vote upon any question brought before a meeting of the stockholders may be by voice vote, unless otherwise required by these By-Laws or unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting otherwise determine. When a quorum is present at any meeting, the vote of the holders of a majority of the stock which has voting power present in person or represented by proxy and which has actually voted will decide any question properly brought before such meeting, unless the question is one upon which by express provision of law, the Certificate of Incorporation, or these By-Laws, a different vote is required, in which case such express provision will govern and control the decision of such question.


                                    DIRECTORS
                                    ---------

    7.   Function.  The business and affairs of the Company will be managed
         --------
under the direction of the Board.

    8.   Number and Term of Office.  The Board will consist of one or more
         -------------------------
members. The number of Directors will be fixed by resolution of the Board or by the stockholders at the annual meeting or a special meeting. The Directors will be elected at the annual meeting of the stockholders, except as provided in By-Law 9, and each Director elected will hold office until his or her successor is elected and qualified, except as required by law. Any decrease in the authorized number of Directors will not be effective until the expiration of the term of the Directors then in office, unless, at the time of such decrease, there are vacancies on the Board which are being eliminated by such decrease.

    9.   Vacancies and New Directorships.  Vacancies and newly created
         -------------------------------
directorships resulting from any increase in the authorized number of Directors which occur between annual meetings of the stockholders may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and the Directors so elected will hold office until the next annual meeting of the stockholders and until their successors are elected and qualified, except as required by law.

    10.  Regular Meetings.  Regular meetings of the Board may be held
         ----------------
immediately after the annual meeting of the stockholders and at such other time and place as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

    11.  Special Meetings.  Special meetings of the Board may be called by the
         ----------------
Chairman or the President on one day's notice to each Director by whom such notice is not waived, given either personally or by mail, telephone, telegram, telex, facsimile, or similar medium of communication.

    12.  Quorum.  At all meetings of the Board, a majority of the total number
         ------
of Directors then in office will constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present.

    13.  Written Action.  Any action required or permitted to be taken at any
         --------------
meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes or proceedings of the Board or committee.

    14.  Participation in Meetings by Telephone Conference.  Members of the
         -------------------------------------------------
Board, or any committee designated by the Board, may participate in a meeting of the Board, or any such committee, by means of telephone conference or similar means by which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

    15.  Committees.  The Board, by resolution passed by a majority of the
         ----------
Board, may designate one or more committees, each committee to consist of one or more Directors and each to have such lawfully delegable powers and duties as the Board may confer. Each such committee will serve at the pleasure of the Board. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except as otherwise provided by law, any such committee, to the extent provided in the resolution of the Board, will have and may exercise all the powers and authority of the Board in the direction of the management of the business and affairs of the Company. Any committee or committees so designated by the Board will have such name or names as may be determined from time to time by resolution adopted by the Board. Unless otherwise prescribed by the Board, a majority of the members of the committee will constitute a quorum for the transaction of business, and the act of a majority of the members present at a meeting at which there is a quorum will be the act of such committee. Each committee will prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a written record of all actions taken by it.

    16.  Compensation.  The Board may establish such compensation for, and
         ------------
reimbursement of the expenses of, Directors for attendance at meetings of the Board or committees, or for other services by Directors to the Company, as the Board may determine.

    17.  Rules.  The Board may adopt rules and regulations for the conduct of
         -----
its meetings and the management of the affairs of the Company.


                                     NOTICES
                                     -------

    18.  Generally.  Whenever by law or under the provisions of the Certificate
         ---------
of Incorporation or these By-Laws, notice is required to be given to any Director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail, addressed to such Director or stockholder, at his address as it appears on the records of the Company, with postage thereon prepaid, and such notice is deemed to be given at the time when the same is deposited in the United States mail. Notice to Directors may also be given by telephone, telegram, telex, facsimile, or similar medium of communication or as may otherwise be permitted by these By-Laws.

    19.  Waivers.  Whenever any notice is required to be given by law or under
         -------
the provisions of the Certificate of Incorporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.


                                    OFFICERS
                                    --------

    20.  Generally.  The officers of the Company will be elected by the Board
         ---------
and will consist of a President, a Secretary, and a Treasurer. The Board may also choose any or all of the following: a Chairman, one or more Vice Chairmen, one or more Vice Presidents, and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, by specific action the Board may authorize the Chairman to appoint any person to any office other than Chairman, President, Secretary, or Treasurer. Any number of offices may be held by the same person.

    21.  Compensation.  The compensation of all officers and agents of the
         ------------
Company who are also Directors of the Company will be fixed by the Board or by a committee of the Board. The Board may fix, or delegate the power to fix, the compensation of other officers and agents of the Company to an officer of the Company.

    22.  Succession.  The officers of the Company will hold office until their
         ----------
successors are elected and qualified. Any officer may be removed at any time by the affirmative vote of a majority of the Directors. Any vacancy occurring in any office of the Company may be filled by the Board.

    23.  Authority and Duties.  Each of the officers of the Company will have
         --------------------
such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

    24.  Execution of Documents and Action with Respect to Securities of Other
         ---------------------------------------------------------------------
Corporations.  The President will have, and is hereby given, full power and
------------
authority, except as otherwise required by law or directed by the Board, (a) to execute, on behalf of the Company, all duly authorized contracts, agreements, deeds, conveyances, or other obligations of the Company, applications, consents, proxies, and other powers of attorney, and other documents and instruments and
(b) to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of stockholders (or with respect to any action of such stockholders) of any other corporation in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities of such other corporation. In addition, the President may delegate to other officers, employees, and agents of the Company the power and authority to take any action which the President is authorized to take under this By-Law 24, with such limitations as the President may specify; such authority so delegated by the President may not be re-delegated by the person to whom such execution authority has been delegated.


                                      STOCK
                                      -----

    25.  Certificates.  Certificates representing shares of stock of the Company
         ------------
will be in such form as is determined by the Board, subject to applicable legal requirements. Each such certificate will be numbered and its issuance recorded in the books of the Company, and such certificate will exhibit the holder's name and the number of shares and will be signed by, or in the name of, the Company by the Chairman or the President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Any or all of the signatures and the seal of the Company, if any, upon such certificates may be facsimiles, engraved, or printed.

    26.  Transfers.  Upon surrender to the Company of a certificate for shares
         ---------
duly endorsed or accompanied by proper
evidence of succession, assignment, or authority to transfer, it will be the duty of the Company to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.



                                 INDEMNIFICATION
                                 ---------------

    27.  Damages and Expenses.  (a) Without limiting the generality or effect of
         --------------------
Article Seventh of the Certificate of Incorporation, the Company will to the fullest extent permitted by applicable law as then in effect indemnify any person (an "Indemnitee") who is or was involved in any manner (including without limitation as a party or a witness) or is threatened to be made so involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including without limitation any action, suit, or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that such person is or was or had agreed to be a Director, officer, employee, or agent of the Company, or is or was serving at the request of the Board or an officer of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether or not for profit (including the heirs, executors, administrators, or estate of such person), or anything done or not done by such person in any such capacity, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. Such indemnification will be a contract right and will include the right to receive payment in advance of any expenses incurred by an Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

    (b) The right of indemnification provided in this By-Law 27 will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and will be applicable to Proceedings commenced or continuing after the adoption of this By-Law 27, whether arising from acts or omissions occurring before or after such adoption.

    (c) In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions, and remedies will apply with respect to advancement of expenses and the right to indemnification under this By-Law 27:

           (i) All reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding will be advanced to the Indemnitee by the Company within 30 calendar days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements will reasonably evidence the expenses incurred by the Indemnitee and, if and to the extent required by law at the time of such advance, will include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay such amounts advanced as to which it may ultimately be determined that the Indemnitee is not entitled. If such an undertaking is required by law at the time of an advance, no security will be required for such undertaking and such undertaking will be accepted without reference to the recipient's financial ability to make repayment.

           (ii) To obtain indemnification under this By-Law 27, the Indemnitee will submit to the Secretary a written request, including such documentation supporting the claim as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification will be made not less than 60 calendar days after receipt by the Company of the written request for indemnification together with the Supporting Documentation. The Secretary will promptly upon receipt of such a request for indemnification advise the Board in writing that the Indemnitee has requested indemnification. The Indemnitee's entitlement to indemnification under this By-Law 27 will be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board, or, in the case of an Indemnitee that is not a present or former officer of the Company, by any committee of the Board or committee of officers or agents of the Company designated for such purpose by a majority of the Board of Directors; (B) by a written opinion of Independent Counsel if (1) a Change of Control has occurred and the Indemnitee so requests or (2) in the case of an Indemnitee that is a present or former officer of the Company, a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (C) by the stockholders (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board, presents the issue of entitlement to indemnification to the stockholders for their determination); or (D) as provided in subparagraph (iii) below. In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to clause (B) above, a majority of the Disinterested Directors will select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change of Control has
                       --------  -------
    occurred, the Indemnitee will select such Independent Counsel, but only an Independent Counsel to which the Board does not reasonably object.

           (iii) Except as otherwise expressly provided in this By-Law 27, the Indemnitee will be presumed to be entitled to indemnification under this By-Law 27 upon submission of a request for indemnification together with the Supporting Documentation in accordance with subparagraph (c)(ii) above, and thereafter the Company will have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under subparagraph (c)(ii) to determine entitlement to indemnification has not been appointed or has not made a determination within 60 calendar days after receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee will be deemed to be entitled to indemnification and the Indemnitee will be entitled to such indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in paragraph (a) of this By-Law 27, or of any claim, issue, or matter therein, by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, will
                                     ---- ----------
    not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

           (iv) (A) In the event that a determination is made pursuant to subparagraph (c)(ii) that the Indemnitee is not entitled to indemnification under this By-Law 27, (1) the Indemnitee will be entitled to seek an adjudication of his entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, (2) any such judicial proceeding or arbitration will be de novo and the Indemnitee will not be prejudiced by reason of such
            -- ----
    adverse determination, and (3) in any such judicial proceeding or arbitration the Company will have the burden of proving that the Indemnitee is not entitled to indemnification under this By-Law 27.

           (B) If a determination is made or deemed to have been made, pursuant to subparagraph (c)(ii) or (iii) of this By-Law 27 that the Indemnitee is entitled to indemnification, the Company will be obligated to pay the amounts constituting such indemnification within five business days after such determination has been made or deemed to have been made and will be conclusively bound by such determination unless (1) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (2) such indemnification is prohibited by law. In the event that advancement of expenses is not timely made pursuant to subparagraph (c)(i) of this

    By-Law 27 or payment of indemnification is not made within five business days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to subparagraph (c)(ii) or (iii) of this By-Law 27, the Indemnitee will be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of any event described in subclause (1) or (2) of this clause (B) (a "Disqualifying Event"); provided, however, that in any such action the Company will have
             --------  -------
    the burden of proving the occurrence of such Disqualifying Event.

           (C) The Company will be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to the provisions of this subparagraph (c)(iv) that the procedures and presumptions of this By-Law 27 are not valid, binding, and enforceable and will stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this By-Law 27.

           (D) In the event that the Indemnitee, pursuant to the provisions of this subparagraph (c)(iv), seeks a judicial adjudication of, or an award in arbitration to, enforce his rights under, or to recover damages for breach of, this By-Law 27, the Indemnitee will be entitled to recover from the Company, and will be indemnified by the Company against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it is determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration will be prorated accordingly.

           (v)  For purposes of this paragraph (c):

              (A) "Change in Control" means the occurrence of any of the following events:

              (1) The Company or Federated Department Stores, Inc. ("Federated"), is merged, consolidated, or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction are held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors ("Voting

              Stock") of the Company or Federated, as the case may be, immediately prior to such transaction;

              (2) The Company or Federated sells or otherwise transfers all or substantially all of its assets to another corporation or other legal entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of such other corporation or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company or Federated, as the case may be, immediately prior to such sale or transfer;

              (3) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report or item therein), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the Voting Stock of the Company or Federated;

              (4) The Company or Federated files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) that a change in control of the Company or Federated has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

              (5) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors or the directors of Federated cease for any reason to constitute at least a majority thereof; provided, however, that for purposes
                                           --------   -------
              of this clause (5) each Director or director of Federated who is first elected, or first nominated for election by the Company's or Federated's stockholders, as the case may be, by a vote of at least two-thirds of the Directors or the directors of Federated, as the case may be (or a committee of the Directors or the directors of Federated), then still in office who were Directors or directors of Federated, as the case may be, at the beginning of any such period will be deemed to have been a Director or a director of Federated, as the case may be, at the beginning of such period.

         Notwithstanding the foregoing provisions of clauses (3) or (4) of the paragraph (c)(v)(A), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" will not be deemed to have occurred for purposes of such clauses (3) or (4) solely because
         (x) the Company or Federated, (y) an entity in which the Company or Federated, directly or indirectly, beneficially owns 50% or more of the voting securities (a "Subsidiary"), or (z) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock of the Company or Federated, as the case may be, whether in excess of 30% or otherwise, or because the Company or Federated reports that a change in control of the Company or Federated has occurred or will occur in the future by reason of such beneficial ownership.

         (B) "Disinterested Director" means a Director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

         (C) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent (1) the Company or the Indemnitee in any matter material to either such party or (2) any other party to the Proceeding giving rise to a claim for indemnification under this By-Law 27. Notwithstanding the foregoing, the term "Independent Counsel" will not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would be precluded from representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this By-Law 27.

    (d) If any provision or provisions of this By-Law 27 are held to be invalid, illegal, or unenforceable for any reason whatsoever: (i) the validity, legality, and enforceability of the remaining provisions of this By-Law 27 (including without limitation all portions of any paragraph of this By-Law 27 containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) will not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this By-Law 27 (including without limitation all portions of any paragraph of this By-Law 27 containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) will be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

    28.  Insurance, Contracts, and Funding.  The Company may purchase and
         ---------------------------------
maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines, and amounts paid in settlement or incurred by any Indemnitee in connection with any Proceeding referred to in By-Law 27 or otherwise, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any person entitled to indemnification under By-Law 27 or otherwise, and may create a trust fund, grant a security interest, or use other means (including without limitation a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in By-Law 27.


                                     GENERAL
                                     -------

    29.  Fiscal Year.  The fiscal year of the Company will be fixed from time to
         -----------
time by the Board.

    30.  Seal.  The Board may adopt a corporate seal and use the same by causing
         ----
it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

    31.  Reliance upon Books, Reports, and Records.  Each Director, each member
         -----------------------------------------
of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company's officers or employees, or committees of the Board, or by any other person or entity as to matters the Director, committee member, or officer believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

    32.  Time Periods.  In applying any provision of these By-Laws that requires
         ------------
that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days will be used, the day of the doing of the act will be excluded and the day of the event will be included.

    33.  Amendments.  These By-Laws may be amended or repealed, or new By-Laws
         ----------
may be adopted, by the stockholders or by the Board.

    34.  Certain Defined Terms.  Terms used herein with initial capital letters
         ---------------------
that are defined in the Certificate of Incorporation are used herein as so defined.
                                      E-15

                                                                      APPENDIX F

Sec. 262. Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise compiled with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) or (g) of Sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sec.Sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof:

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares.
     Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

          Item 20.  Indemnification of Directors and Officers

               Federated's Certificate of Incorporation (the "Certificate") provides, as do the charters of many other publicly held companies, that the personal liability of directors of Federated to Federated is eliminated to the maximum extent permitted by Delaware law. The Certificate and Federated By-Laws provide for the indemnification of the directors, officers, employees, and agents of Federated and its subsidiaries to the full extent that may be permitted by Delaware law from time to time and, in the case of the By-Laws, for various procedures relating thereto. Certain provisions of the Certificate protect Federated's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Certificate absolves directors of liability for negligence in the performance of their duties, including gross negligence.
          However, Federated's directors remain liable for breaches of their duty of loyalty to Federated and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate also does not absolve directors of liability under section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

               Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including
          attorneys'   fees),  judgments,  fines,   and  amounts   paid  in
          settlement  in  connection  with  specified  actions,  suits,  or
          proceedings,   whether   civil,  criminal,   administrative,   or
          investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Federated and, with respect to any criminal action or proceeding, had no reasonable cause to believe
          their  conduct was  unlawful.    A similar  standard  of care  is
          applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to Federated.

               The Certificate provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that he or she is or was a director or officer of Federated (or was serving at the request of Federated as a director, officer, employee, or agent for another entity), will be indemnified and held harmless by Federated to the full extent authorized by Delaware law against all expense, liability, or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the right to be paid by Federated for the expenses incurred in defending the proceedings specified above in advance of their final disposition.

               Federated is a party to indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (i) the indemnification by Federated of the indemnitees thereunder to the extent described above, (ii) the advancement of attorneys' fees and other expenses, and (iii) the establishment, upon approval by the Board, of trusts or other funding mechanisms to fund Federated's indemnification obligations thereunder.


          Item 21.  Exhibits

           2.1-- Agreement  and Plan  of  Merger,  dated  as  of  August  14,
                 1995 (included as Appendix A to the Proxy Statement/ Prospectus forming a part of this Registration Statement)

                 The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request

            4.1--Rights Agreement,  dated as  of December  19, 1994,  between
                 Federated and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.3 to Federated Annual Report on Form 10-K (file No. 1-13536) for the fiscal year ended January 28, 1995)

            4.2--Form of Warrant Agreement*

            5.1--Opinion of Jones, Day, Reavis & Pogue*

           23.1--Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

           23.2--Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

           23.3--Consent of Salomon Brothers Inc

           23.4--Consent of KPMG Peat Marwick LLP

           23.5--Consent of Price Waterhouse LLP

           24.1--Powers of Attorney
           ______________
           * To be filed by amendment.


          Item 22.  Undertakings

            (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                  (i) to  include  any   prospectus  required   by  Section
                  10(a)(3) of the Securities Act;

                  (ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration
               Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii)to include any  material information with respect to
               the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of Federated's annual report pursuant to Section 13(a) or
          Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

            (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

               (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or
          (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first
          class  mail  or  other  equally  prompt  means.    This  includes
          information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

            (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                      SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on August 24, 1995.

                                           FEDERATED DEPARTMENT STORES, INC.

                                           By /s/ Dennis J. Broderick
                                              -----------------------------
                                               Dennis J. Broderick
                                               Senior Vice President,
                                                 General Counsel and Secretary

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 24, 1995.

                                   Signature                                                   Title
                                   ---------                                                   -----
                                       *                                Chairman of the Board and Chief Executive Officer
                ------------------------------------------------        (principal executive officer) and Director
                               Allen I. Questrom

                                       *                                Vice Chairman and Chief Financial Officer
                ------------------------------------------------        (principal financial officer) and Director
                                Ronald W. Tysoe

                                       *                                Senior Vice President and Controller
                ------------------------------------------------        (principal accounting officer)
                                 John E. Brown

                                       *                                Director
                ------------------------------------------------
                               Robert A. Charpie

                                       *                                Director
                ------------------------------------------------
                                Lyle Everingham

                                       *                                Director
                ------------------------------------------------
                                Meyer Feldberg

                                       *                                Director
                ------------------------------------------------
                                George V. Grune

                                       *                                Director
                ------------------------------------------------
                             Gertrude G. Michelson

                                       *                                Director
                ------------------------------------------------
                                Joseph Neubauer

                                       *                                Director
                ------------------------------------------------
                               Laurence A. Tisch

                                       *                                Director
                ------------------------------------------------
                               Paul W. Van Orden

                                       *                                Director
                ------------------------------------------------
                            Karl M. von der Heyden

                                       *                                Director
                ------------------------------------------------
                             Marna C. Whittington

                                       *                                Director
                ------------------------------------------------
                              James M. Zimmerman

               The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named persons.


                                                 /s/ Dennis J. Broderick
                                                 -----------------------------
                                                   Dennis J. Broderick
                                                     Attorney-in-Fact

                                                                  INDEX TO EXHIBITS
                     2.1        --  Agreement and Plan of Merger, dated as of August 14, 1995 (included as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement)

                                    The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request

                     4.1        --  Rights Agreement, dated as of December  19, 1994, between Federated and The Bank  of
                                    New York,  as Rights Agent (incorporated  by reference to  Exhibit 4.3  to Federated
                                    Annual Report on  Form 10-K (file No. 1-13536) for the fiscal year ended January 28,
                                    1995)

                     4.2        --  Form of Warrant Agreement*

                     5.1        --  Opinion of Jones, Day, Reavis & Pogue*

                    23.1        --  Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)

                    23.2        --  Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

                    23.3        --  Consent of Salomon Brothers Inc

                    23.4        --  Consent of KPMG Peat Marwick LLP

                    23.5        --  Consent of Price Waterhouse LLP

                    24.1        --  Powers of Attorney
                 ______________
                 * To be filed by amendment.